Execution Version

CREDIT AGREEMENT

Dated as of June 16, 2016

among
Pizza Hut HOLDINGS, LLC,
KFC Holding Co.,
and
Taco Bell of America, LLC,
as the Borrowers,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
Goldman Sachs Bank USA,
WELLS FARGO SECURITIES, LLC,
Citigroup Global Markets Inc.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC.,
FIFTH THIRD BANK
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,
THE BANK OF NOVA SCOTIA,
Coöperatieve Rabobank U.A., NEW YORK BRANCH
and
Industrial and commercial bank of china limited, new york branch as Co-Documentation Agents and Co-Managers

Table of Contents

Page
Article 1
Definitions and Accounting Terms

Article 2
The Commitments and Credit Extensions

Article 3
Taxes, Increased Costs Protection and Illegality

i

Article 4
Conditions Precedent to Credit Extensions

Section 4.01. Conditions to Closing Date	103
Section 4.02. Conditions to All Credit Extensions	105

Article 5
Representations and Warranties

Article 6
Affirmative Covenants

Article 7
Negative Covenants

Article 8
Events of Default and Remedies

Article 9
Administrative Agent and Other Agents

Article 10
Miscellaneous

SCHEDULES

1.01A - Guarantors
1.01B - Excluded Subsidiaries
1.01C - Unrestricted Subsidiaries
1.01D - China Entities
1.01E - Immaterial Subsidiaries
2.01 - Commitments
2.03 - Existing Letters of Credit
4.01(a) - Certain Security Interests and Guarantees
5.06 - Litigation
5.11 - Subsidiaries and Other Equity Investments
6.12 - Post-Closing Covenants
7.01(b) - Existing Liens
7.02 - Existing Investments
7.03 - (c)Surviving Indebtedness
7.07 - Transactions with Affiliates
10.02 - Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A - Committed Loan Notice
B - Swing Line Loan Notice
C-1 - Term Note
C-2 - Revolving Credit Note
D - Compliance Certificate
E - Assignment and Assumption
F - Guaranty
G - Reserved
H - Discounted Prepayment Option Notice
I - Lender Participation Notice
J - Discounted Voluntary Prepayment Notice
K - United States Tax Compliance Certificate

v

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of June 16, 2016, among Pizza Hut HOLDINGS, LLC, KFC Holding Co. and Taco Bell of America, LLC as co-borrowers (each, a “Borrower” and collectively, the “Borrowers”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent, and Collateral Agent and each L/C Issuer and lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
1.    The Borrowers have requested that the Lenders extend credit directly to or on behalf of the Borrowers in the form of (i) Term A Loans (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below) in an initial aggregate principal amount of $500,000,000, (ii) Term B Loans in an initial aggregate principal amount equal to $2,000,000,000 and (iii) a Revolving Credit Facility in an initial aggregate principal amount of $1,000,000,000. The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.
2.    The proceeds of the Term Loans together with the proceeds of borrowings under the Revolving Credit Loans and proceeds from the issuance of the Senior Notes will be used by the Borrowers (i) to repay amounts outstanding under that certain Credit Agreement dated as of March 22, 2012 among Yum! Brands, Inc. (“Parent”), the subsidiaries of Parent party thereto, the lenders party thereto and JPMCB, as administrative agent, (ii) to make the Specified Distribution to Parent and (iii) to pay fees and expenses in connection with the foregoing (collectively, the “Transactions”). The proceeds of Revolving Credit Loans made after the Closing Date and Letters of Credit will be used for working capital and other general corporate purposes of the Borrowers and their Subsidiaries. Swing Line Loans will be used for general corporate purposes of the Borrowers and their Subsidiaries.
3.    The Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1

Definitions and Accounting Terms

Section 1.01.Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“1998 Indenture” means the Indenture, dated as of May 1, 1998, between the Parent (then known as Tricon Global Restaurants, Inc.) and The First National Bank of Chicago, as Trustee, as amended and supplemented and in effect from time to time.
“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).
“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).
“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.
“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Additional Lender” has the meaning specified in Section 2.14(d).
“Administrative Agent” means, subject to Section 9.13, JPMCB (and any of its Affiliates selected by JPMCB to act as administrative agent for any of the facilities provided hereunder), in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding the foregoing, no Lender listed on Schedule 2.01 (nor any of their respective Affiliates a majority of the voting Equity Interests of which are owned directly or indirectly by a parent company of any such Lender) shall be deemed to be an Affiliate of the Borrowers or any Restricted Subsidiary.
“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 10.17.
“Alternative Currency Letter of Credit” means a Letter of Credit denominated in a Revolving Alternative Currency.
“Alternative Currency Sublimit” means $350,000,000.

“Annual Financial Statements” means (i) the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of the last day of each of the three most recent fiscal years ended at least 90 days prior to the Closing Date and (ii) the related audited consolidated statements of income and cash flows of Parent and its consolidated subsidiaries for each of the three most recent fiscal years ended at least 90 days prior to the Closing Date.
“Anti-Corruption Laws” has the meaning specified in Section 5.18(a).
“Anticipated Cure Deadline” has the meaning specified in Section 8.05(a).
“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).
“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans of the applicable currency, Base Rate Loans, L/C Advances, Swing Line Loans or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.
“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that (i) in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” with respect to the Revolving Credit Facility shall be determined by disregarding any Defaulting Lender’s Revolving Credit Commitment and (ii) if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages of the Lenders shall be determined based upon the Revolving Credit Commitments most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.
“Applicable Rate” means a percentage per annum equal to:
(a)    (i) for Eurocurrency Rate Loans that are Term B Loans, 2.75%, and (ii) for Base Rate Loans that are Term B Loans, 1.75%, and
(b)    (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans that are Term A Loans or Revolving Credit Loans, 2.25%, (B) for Base Rate Loans that are Term A Loans or Revolving Credit Loans, 1.25%, and (C) for letter of credit fees, 2.25% per annum, and (ii) thereafter, in connection with Revolving Credit Loans, Term A Loans and letter of credit fees, the percentages per annum set forth in the table below, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Total Leverage Ratio	Eurocurrency Rate Loans and Letter of Credit Fees	Base Rate Loans
Greater than or equal to 4.25:1.00	2.50%	1.50%
Less than 4.25:1.00 but greater than or equal to 2.75:1.00	2.25%	1.25%
Less than 2.75:1.00	2.00%	1.00%

Any change in the Applicable Rate pursuant to clause (b) above resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(a).
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason (or a Compliance Certificate is not delivered within the time period set forth in Section 6.02) and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period pursuant to Section 2.08 and Section 2.09 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.08 or Section 2.09, as applicable, within ten (10) Business Days following the determination described above.
Notwithstanding the foregoing, the Applicable Rate in respect of any Class of Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments and any Incremental Term Loans, Extended Term Loans or Revolving Credit Loans made pursuant to any Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”
“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Assignees” has the meaning specified in Section 10.07(b).
“Assignment and Assumption” means (a) an Assignment and Assumption substantially in the form of Exhibit E and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.17, such form of assignment (if any) as may have been requested by the Administrative Agent in accordance with Section 2.17(a)(viii) or, in each case, any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Availability Period” means, with respect to the Revolving Credit Facility, the period from the Closing Date to but excluding the earlier of the Maturity Date for the Revolving Credit Facility and the date of termination of the Revolving Credit Commitments in accordance with the provisions of this Agreement.
“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of:
(a)    $350,000,000; plus
(b)    50% of Consolidated Net Income for the period from the first day of the fiscal quarter of the Companies during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Companies prior to the Available Amount Reference Time (or, in the case Consolidated Net Income is a deficit, minus 100% of such deficit); plus
(c)    the amount of any capital contributions or Net Cash Proceeds from any Permitted Equity Issuance (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any Cure Amount, an Excluded Contribution or any capital contributions or equity or debt issuances to the extent made or utilized in connection with other transactions permitted pursuant to Section 7.02, Section 7.06 or Section 7.08) received by or made to any direct or indirect parent of the Companies and contributed by such parent to a Company during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus
(d)    the aggregate amount of Retained Declined Proceeds during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus
(e)    to the extent not (i) already included in the calculation of Consolidated Net Income of the Companies or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (g) below or any other provision of Section 7.02, the aggregate amount of all cash dividends and other cash distributions received by any Group Member from any JV Entity or Unrestricted Subsidiaries to the extent the Investment therein was made pursuant to Section 7.02(n) during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time (excluding any dividend or distribution from any Taco Bell Unrestricted Entity); plus
(f)    to the extent not (i) already included in the calculation of Consolidated Net Income of the Companies, (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (g) below or any other provision of Section 7.02, or (iii) used to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all Net Cash Proceeds received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in any JV Entity or Unrestricted Subsidiary to the extent the Investment therein was made pursuant to Section 7.02(n) during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time (excluding any sale of any Taco Bell Unrestricted Entity); minus

(g)    the aggregate amount of (i) any Investments made pursuant to Section 7.02(n) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment, including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale, transfer, lease or other disposition of any such Investment), (ii) any Restricted Payment made pursuant to Section 7.06(k) and (iii) any payments made pursuant to ýSection 7.08(a)(iii)(B), in each case, during the period commencing on the Closing Date through and including the Available Amount Reference Time (and, for purposes of this clause (g), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.
“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes (other than via an Undisclosed Administration) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.
“Base Rate” means:
(1)    a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a)    the Prime Rate on such day;
(b)    ½ of 1.00% per annum above the New York Fed Bank Rate in effect on such day; and
(c)    the Eurocurrency Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the Eurocurrency Screen Rate (or if the Eurocurrency Screen Rate is not available for such one month Interest Period, the

Interpolated Rate) at approximately 11:00 a.m. London time on such day (without any rounding).
Any change in the Base Rate due to a change in the Prime Rate, the New York Fed Bank Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the New York Fed Bank Rate or the Eurocurrency Rate, respectively.
“Base Indenture” means that certain Indenture, dated as of May 11, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and between Taco Bell Funding, LLC, as issuer, and Citibank, N.A., as trustee and securities intermediary.
“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.
“Bilateral L/C Provider” means any Lender, any Agent or any Affiliate of the foregoing on the Closing Date or at the time such Lender, Agent or Affiliate provides any letter of credit facility to any Group Member or to the Parent.
“Bilateral L/C Obligations” means, as at any date of determination, the sum of (a) the Dollar Equivalent of the maximum amount then available to be drawn under all outstanding letters of credit (other than Letters of Credit) provided by a Bilateral L/C Provider at the request of any Group Member or the Parent plus (b) the Dollar Equivalent of the aggregate unreimbursed amounts owing to any Bilateral L/C Provider by any Group Member or the Parent at such time in respect of drawings under letters of credit (other than Letters of Credit) issued by such Bilateral L/C Provider at the request of any Group Member or the Parent, in each case to the extent that Indebtedness in respect thereof is permitted under Section 7.03(aa).
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Notice” has the meaning specified in clause (iv) of the definition of Mortgage Requirement.
“Borrowers” has the meaning specified in the introductory paragraph to this Agreement and a reference to a “Borrower” means any of Pizza Hut Holdings, LLC, KFC Holding Co. or Taco Bell of America, LLC.
“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means $10,000,000.
“Borrowing Multiple” means $1,000,000.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) when used in connection with any Loan denominated in any Revolving Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such

Revolving Alternative Currency, in London and (c) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day that is not a TARGET Day.
“Buy/Sell Arrangement” has the meaning set forth in Section 7.05(i).
“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by any Group Member during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the combined balance sheet of the Companies and (b) Capitalized Lease Obligations incurred by any Group Member during such period.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided that (a) all obligations of any Group Member that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such obligation to be recharacterized as a Capitalized Lease, and (b) any new lease that requires less than $1,000,000 in annual rent payments shall be conclusively presumed to be an operating lease and not a Capitalized Lease.
“Cash Collateral” has the meaning specified in Section 2.03(f).
“Cash Collateralize” has the meaning specified in Section 2.03(f).
“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Group Member:
(1)    (a) Dollars, Canadian dollars, Euro or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Companies and the Restricted Subsidiaries in the ordinary course of business;
(2)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian governments or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(3)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) or (b) having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(4)    repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of 24 months or less from the date of acquisition;
(6)    marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Lead Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;
(7)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States, or any political subdivision or taxing authority thereof having an Investment Grade Rating with maturities of 24 months or less from the date of acquisition;
(8)    readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating with maturities of 24 months or less from the date of acquisition;
(9)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;
(10)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(11)    Cash Equivalents of the types described in clauses (1) through (10) above denominated in Dollars or, solely to the extent held in the ordinary course of business and not for speculative purposes, any Revolving Alternative Currency; and
(12)    investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (1) through (11) above.
“Cash Management Bank” means any Lender, any Agent or any Affiliate of the foregoing on the Closing Date or at the time it provides any treasury, depository, credit or debit card,

purchasing card, and/or cash management services or automated clearing house transfers of funds to any Group Member or conducting any automated clearing house transfers of funds.
“Cash Management Obligations” means obligations owed by any Group Member to any Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit or debit card, purchasing card, foreign exchange or cash management services or any automated clearing house transfers of funds.
“Casualty Event” means any event that gives rise to the receipt by any Group Member of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements and fixtures thereon).
“CFC” means a foreign subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the earlier to occur of:
(a)    any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of Parent;
(b)    at any time, any Borrower ceases to be directly or indirectly wholly-owned by Parent (except pursuant to a transaction permitted under Section 7.04); or
(c)    the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Senior Notes Indenture or in respect of any other Indebtedness of any Group Member having an aggregate principal amount in excess of the Threshold Amount.
provided, that notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of Parent becoming a direct or indirect wholly owned subsidiary of (i) a holding company if the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Parent’s voting stock immediately prior to that transaction (and such holders of Parent’s voting stock immediately prior to such transaction would not have otherwise caused a Change of Control) or (ii) another company (whether Parent is directly owned by such company or indirectly through other Subsidiaries of such company), provided that no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) is the “beneficial owner” (as defined in Rules 13d-3 and

13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 40% of the total voting power of the voting stock of such company.
“ChinaCo Spin” means (a) the distribution of the Equity Interests of Yum! China by the Companies and their Restricted Subsidiaries to Parent which in turn will affect a “spin-off” by distributing such Equity Interests to the holders of the Parent’s common stock, at which point Yum! China will become a separate, independent publicly traded company or (b) any other disposition of Equity Interests of Yum! China.
“China Entity” means Yum! China and each Subsidiary, whether direct or indirect, of the Companies and any other entity contemplated by the Parent to be subject to the ChinaCo Spin, as set forth on Schedule 1.01D, and any other Subsidiary, whether direct or indirect, of the Companies or any other entity that is included in the China Spin-Off that does not own any material operating assets relating to other businesses outside of China and the inclusion of which, as conclusively determined by the Borrowers in good faith, would not have a material adverse effect on the Lenders.
“Class” (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term A Commitments, Term B Commitments, Extended Revolving Credit Commitments that are designated as an additional Class of Commitments or commitments in respect of any Incremental Term Loans that are designated as an additional Class of Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term A Loans, Term B Loans, Extended Term Loans that are designated as an additional Class of Term Loans, Incremental Term Loans that are designated as an additional Class of Term Loans or Swing Line Loans and any Loans made pursuant to any other Class of Commitments.
“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Co-Managers” means the Persons identified as such on the cover page to this Agreement, in their respective capacities as Co-Managers under this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged as collateral under any Collateral Document, and shall include the Mortgaged Properties.
“Collateral Agent” means JPMCB, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iv), or thereafter pursuant to Section 6.10 or Section 6.12, duly executed by each Loan Party that is a party thereto and the Mortgage Requirement shall have been satisfied with respect to each Mortgaged Property;
(b)    all Obligations shall have been unconditionally guaranteed (the “Guarantees”), jointly and severally, by (i) Parent, (ii) the Borrowers (other than with respect to any Obligation incurred by such Borrower), (iii) the Specified Guarantors and (iv) each Restricted Subsidiary of the Companies that is a Material Subsidiary (other than any Excluded Subsidiary) including as of the Closing Date those that are listed on Schedule 1.01A hereto (the entities described in clauses (i), (ii), (iii) and (iv) collectively, the “Guarantors”);
(c)    the Obligations and the Guarantees shall have been secured pursuant to the Security Agreement by a first priority security interest in all Equity Interests (other than Excluded Equity) held directly by any Company or by any Subsidiary Guarantor in any Wholly Owned Subsidiary, in each case subject to any Lien that is permitted under Section 7.01;
(d)     except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest, to the extent such security interest may be perfected by delivering certificated securities and instruments, filing personal property financing statements or other similar documentation, or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office in, substantially all tangible and intangible assets of each Company and each other Guarantor (other than the Parent) (other than Excluded Property and without duplication of property described in clause (c) above but including, without limitation, accounts receivable, inventory, equipment, investment property, intellectual property, intercompany receivables, other general intangibles, owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; and
(e)    none of the Collateral shall be subject to any Liens other than Permitted Liens.
The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Administrative Agent and the Lead Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
The Administrative Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Lead Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
(A)    Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Lead Borrower;
(B)    the Collateral and Guarantee Requirement shall not apply to any Excluded Property;
(C)    no actions in any jurisdiction other than the U.S. or that are necessary to comply with the Laws of any jurisdiction other than the U.S. shall be required in order to create any security interests in assets located, titled, registered or filed outside of the U.S.

or to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction other than the U.S.); and
(D)    no stock certificates of Immaterial Subsidiaries shall be required to be delivered to the Collateral Agent.
“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01(a)(iv), Section 6.10 or Section 6.12, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment, a Revolving Credit Commitment or an Extended Revolving Credit Commitment.
“Commitment Fee” has the meaning provided in Section 2.09(a).
“Commitment Fee Rate” means a per annum rate equal to, (a) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, 0.375% and (ii) thereafter, the percentages per annum set forth in the table below, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).

Total Leverage Ratio	Commitment Fee Rate
Greater than or equal to 4.25:1.00	0.45%
Less than 4.25:1.00 but greater than or equal to 2.75:1.00	0.375%
Less than 2.75:1.00	0.30%

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Companies” means each of the Borrowers and the Specified Guarantors.
“Compensation Period” has the meaning specified in Section 2.12(c)(ii).
“Competitor” has the meaning ascribed thereto in the definition of “Disqualified Lender”.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated Adjusted Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDAR of the Group for such Test Period minus Capital Expenditures to (b) Fixed Charges of the Group for such period.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries on a consolidated basis for such period:
(a)    increased (without duplication) by the following:
(i)    provision for taxes based on income or profits or capital, including, without limitation state franchise, excise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus without duplication, the amount of any distributions actually made to any parent entity in respect of such period pursuant to Section 7.06(g); plus
(ii)    Fixed Charges (without giving effect to clauses (d) and (e) of such definition) of such Person and its Restricted Subsidiaries for such period (including (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income); plus
(iii)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(iv)    any (x) Transaction Expenses and (y) expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the offering of the Senior Notes, any Permitted Receivables Financing, this Agreement and any other credit facilities and (B) any amendment or other modification of the Senior Notes, this Agreement and any other credit facilities, or any other indebtedness permitted to be incurred under this Agreement or any equity offering, in each case, to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus
(v)    the amount of any restructuring charge, reserve, integration costs or costs related to the closure and/or consolidation of facilities and existing lines of business that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date; plus
(vi)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period, including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus
(vii)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus
(viii)    rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus
(ix)    any costs or expense incurred by any Group Member pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of a Company or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of a Company; plus
(x)    net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-8-45; plus
(xi)    realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Companies; plus
(xii)    the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Permitted Receivables Financing; plus
(xiii)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent noncash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus
(xiv)     net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; and
(b)    decreased (without duplication) by the following:
(i)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or (cash) reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period (so long as such cash did not increase Consolidated EBITDA in such prior period); plus
(ii)    realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Companies; plus

(iii)    any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus
(iv)    any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-8-45; and
(c)    increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.
There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Companies or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Companies or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer of Lead Borrower and delivered to the Lenders and the Administrative Agent. For purposes of determining Consolidated EBITDA for any period, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Group Member during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date, Consolidated EBITDA shall be $356,000,000, $370,000,000, $387,000,000 and $376,000,000 for the fiscal quarters ended March 19, 2016, December 26, 2015, September 5, 2015 and June 13, 2015, respectively.
“Consolidated EBITDAR” means, with respect to any Person for any period, the sum of (a) Consolidated EBITDA of such Person for such period, plus (b) Rental Expense of such Person for such period.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries on a consolidated basis (or, in the case of the Companies, the Companies and their Restricted Subsidiaries on a combined basis) for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments, (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness and excluding (t) penalties and interest relating to taxes, (u) any additional cash interest owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries (or, in the case of the Companies, the Companies and their Restricted Subsidiaries on a combined basis) for such period, whether paid or accrued; less
(3)    interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries on a consolidated basis (or, in the case of the Companies, the Companies and their Restricted Subsidiaries on a combined basis) on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that a Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed as a dividend or other distribution or return on investment, subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below; provided that any net income (loss) from a Taco Bell Unrestricted Entity shall be excluded at all times;
(2)    solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than any Subsidiary Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to a Company or a Subsidiary Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to this Agreement, the Senior Notes or the Senior Notes Indenture, (c) restrictions permitted under Section 7.10(g)), and (d) restrictions pursuant to any law, rule or regulation relating to the expropriation of funds or any tax imposed by any country on the repatriation of income, dividends or other funds, except that a Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to such Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause);
(3)    any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) or disposed operations of any Group Member which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of Parent);
(4)    any extraordinary, unusual or non-recurring gain, loss, charge or expense (including relating to the Transaction Expenses and any multi-year strategic initiatives) or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;
(5)    the cumulative effect of a change in accounting principles;
(6)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;
(7)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(8)    any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;
(9)    any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;
(10)    any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Companies and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(11)    any goodwill or other intangible asset impairment charge or write-off; and
(12)    to the extent not otherwise reducing Consolidated Net Income, the amount of any distributions actually made to Parent during such period pursuant to Section 7.06(g)(i) or Section 7.06(g)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Lead Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption. For the avoidance of doubt, Consolidated Net Income is calculated on a combined basis for the Companies and their Restricted Subsidiaries, and therefore management fees paid by the Taco Bell Unrestricted Entity to one of the Companies, and franchise fees paid by one of the Companies to such Taco Bell Unrestricted Entity, will be accounted for as third-party payments that will increase (decrease) Consolidated Net Income.
“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Companies and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens other than any nonconsensual Lien that is permitted under the Loan Documents, Liens of the Collateral Agent and Liens that are subordinated to or pari passu with the Liens of the Collateral Agent pursuant to a Customary Intercreditor Agreement) of the Companies and their Restricted Subsidiaries as of such date, which aggregate amount of cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date, up to $750,000,000; provided that Consolidated Total Debt shall not include (A) Indebtedness owed to a Company or a Restricted Subsidiary, (B) Indebtedness with respect to Cash Management Obligations, (C) Letters of Credit (or other letters of credit, including Bilateral L/C Obligations), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder, (D) obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes and (E) Indebtedness in respect of any Permitted Receivables Financing.
“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a combined balance sheet of the Companies at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a combined balance sheet of the Companies on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt or other long-term liabilities, (b) all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans and L/C Obligations to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalized Lease Obligations, (f) deferred revenue arising from cash receipts that are earmarked for specific projects, (g) the current portion of deferred acquisition costs and (h) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).
“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”
“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”
“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Cure Amount” has the meaning specified in Section 8.05(a).
“Cure Right” has the meaning specified in Section 8.05(a).
“Customary Intercreditor Agreement” means (a) to the extent executed in connection with any incurrence of  Indebtedness secured by Liens on the Collateral that are intended to rank equal in priority to the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Lead Borrower, which agreement shall provide, inter alia, that the Liens on the Collateral securing such other Indebtedness to the extent validly perfected and not subject to other Liens ranking senior to the Liens securing such Indebtedness but junior to the Liens securing the Obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Lead Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans may not be converted to, or continued as, Eurocurrency Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans required to be funded by it or (iii) pay over to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other

Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Lead Borrower or the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender, acting in good faith, to provide to the Administrative Agent, any L/C Issuer and such Lender written confirmation from such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, L/C Issuer’s, Swing Line Lender’s or Lender’s receipt of such written confirmation in form and substance satisfactory to it and the Administrative Agent, or (d) after the date of this Agreement, has become (A) the subject of a Bankruptcy Event or (B) a Bail-In Action.
“Designated Account” has the meaning specified in Section 2.02(a).
“Discount Range” has the meaning specified in Section 2.05(d)(ii).
“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).
“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).
“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).
“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that (i) “Disposition” and “Dispose” shall not be deemed to include any issuance by any Company of any of its Equity Interests to another Person and (ii) no transaction or series of related transactions shall be considered a “Disposition” for purpose of Section 2.05(b)(ii) or Section 7.05 unless the fair market value (as determined in good faith by the Borrowers) of the property disposed of shall exceed $35,000,000 in any single transaction or related series of transactions.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued.
“Disqualified Lender” means (a) competitors of Parent or any of its Subsidiaries that are in the same or a similar line of business and, in each case, identified in writing by the Lead Borrower to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, or such other address provided by the Administrative Agent from time to time (each such entity, a “Competitor”) and (b) Affiliates of Competitors to the extent such Affiliates are reasonably identifiable (on the basis of the similarity of such Affiliate’s name to the name of an entity so identified in writing) or designated in writing to the Administrative Agent from time to time and to the extent such Affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business with appropriate information barriers in place; provided, that no such updates to the list of Disqualified Lenders (i) shall be deemed effective until the date that is three (3) Business Days after written notice thereof is received by the Administrative Agent and (ii) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest or any party for which the “trade date” with respect to an assignment or participation interest has occurred in respect of the Loans in compliance with the provisions of this Agreement, from continuing to hold or vote such previously acquired assignments and participations or from closing an assignment or participation interest sale for which the “trade date” has previously occurred on the terms set forth herein for Lenders that are not Disqualified Lenders.
“Documentation Agents” means the Persons identified as such on the cover page to this Agreement, in their respective capacities as Documentation Agents under this Agreement.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent or any L/C Issuer, as applicable, pursuant to Section 1.08 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.
“Domestic Foreign Holding Company” means a Domestic Subsidiary substantially all of whose assets consist (directly or indirectly through entities that are disregarded for United States federal income tax purposes) of the Equity Interests and/or Indebtedness of one or more CFCs.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“ECF Percentage” has the meaning specified in Section 2.05(b)(i).
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” means, with respect to any term loan facility or other term loans, as of any date of determination, the sum of (i) the higher of (A) the Eurocurrency Rate on such date for a deposit in Dollars with a maturity of one month and (B) the Eurocurrency rate “floor,” if any, with respect thereto as of such date, (ii) the Applicable Rate (or other applicable margin) as of such date for Eurocurrency Rate Loans (or other loans that accrue interest by reference to a similar reference rate) and (iii) the amount of original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount), but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such term loan facility or other term loans; provided that the amounts set forth in clauses (i) and (ii) above for any term loans that are not incurred under this Agreement shall be based on the stated interest rate basis for such term loans.
“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of the environment, natural resources or to the generation, transport, storage, disposal, use, handling, treatment, Release or threat of Release of any hazardous materials or substances or, to the extent relating to exposure to hazardous materials or substances, human health.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its respective Subsidiaries directly or indirectly resulting from or related to (a) any Environmental Law, (b) the generation, use, disposal, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any person who was, as to the time of such past event or period of time, an “ERISA Affiliate” within the meaning of the preceding sentence.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or in reorganization within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt “prohibited transaction” with respect to any Pension Plan (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and “€” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the European Monetary Union legislation.
“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:
(1)     with respect to any Eurocurrency Borrowing in Dollars, British Pound Sterling or Euro and for any Interest Period, the Eurocurrency Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Eurocurrency Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Rate shall be the Interpolated Rate; and
(2)    with respect to any other currency that becomes a Revolving Alternative Currency following the Closing Date, such reference rate for loans or deposits in such currency for such Interest Period as the Administrative Agent, the Lead Borrower and the Revolving Credit Lenders shall agree.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing in Dollars, British Pound Sterling or Euro and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the applicable currency) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) provided that if the Eurocurrency Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a)the sum, without duplication, of:

(i)Consolidated Net Income for such period;

(ii)an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income and all cash credits to the extent deducted in arriving at such Consolidated Net Income;

(iii)decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Companies and the Restricted Subsidiaries completed during such period or the application of purchase accounting);

(iv)an amount equal to the aggregate net non-cash loss on Dispositions by the Companies and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v)cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in Consolidated Net Income; over

(b)the sum, without duplication, of:

(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent included in arriving at such Consolidated Net Income;

(ii)without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures or acquisitions made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness of the Companies or the Restricted Subsidiaries;

(iii)the aggregate amount of all principal payments of Indebtedness of the Companies and the Restricted Subsidiaries (including (A) the principal component of Capitalized Lease Obligations and (B) the amount of repayments of Term Loans pursuant to Section 2.07(a) and any mandatory prepayment of Term Loans pursuant to Section 2.05(b) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments under the Revolving Credit Facility and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of an incurrence or issuance of other Indebtedness of the Companies or the Restricted Subsidiaries;

(iv)an amount equal to the aggregate net non-cash gain on Dispositions by the Companies and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Companies and the Restricted Subsidiaries completed during such period or the application of purchase accounting);

(vi)cash payments by the Companies and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Companies and the Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (b)(iii) above);

(vii)without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a), (d) and (n)) except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness of any of the Companies or the Restricted Subsidiaries;

(viii)the amount of Restricted Payments paid during such period pursuant to Section 7.06 (other than Section 7.06(a) (solely in respect of amounts paid to the Companies or a Restricted Subsidiary), (b) and (k)) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of Indebtedness of the Companies or the Restricted Subsidiaries;

(ix)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Companies and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of Indebtedness of the Companies or the Restricted Subsidiaries;

(x)the aggregate amount of expenditures actually made by the Companies and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and were not financed with the proceeds of an incurrence or issuance of Indebtedness of the Companies or the Restricted Subsidiaries;

(xi)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Companies or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract

Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period except to the extent intended to be financed with the proceeds of an incurrence or issuance of other Indebtedness of the Companies or the Restricted Subsidiaries; provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xii)the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xiii)cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent or any L/C Issuer, as applicable, and the Lead Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent or any L/C Issuer, as applicable, in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent or any L/C Issuer, as applicable, shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Contribution” means Net Cash Proceeds received by a Company as capital contributions to the Equity Interests (other than through the issuance of Disqualified Equity Interests or any Cure Amount) of such Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by a Company or any Subsidiary of such Company for the benefit of their employees to the extent funded by such Company or any Restricted Subsidiary) of Equity Interests (other than Disqualified Equity Interests or any Cure Amount) of a Company, in each case, to the extent designated as an Excluded Contribution pursuant to an certificate from a Responsible Officer of the applicable Company concurrently with such contribution or issuance.
“Excluded Equity” means Equity Interests (i) subject to Section 2.01 of the Security Agreement, of any Domestic Subsidiary and Excluded Foreign Subsidiary Equity (as defined in the Security Agreement), (ii) of any Unrestricted Subsidiary, (iii) of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness permitted pursuant to Section 7.03(v) if such Equity Interests are pledged and/or mortgaged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests, (iv) of any Foreign Subsidiary or Domestic Foreign Holding Company in excess of 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary or Domestic Foreign Holding Company, (v) of any Subsidiary with respect to which the Administrative Agent and Lead Borrower have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Secured Parties therefrom, (vi) of any captive insurance companies, not-for-profit Subsidiaries, special purpose entities (including any entity used to effect a Permitted Receivables Financing), (vii) of any Subsidiary outside the United States the pledge of which is prohibited by applicable Laws or which would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers and (viii) of any direct Subsidiary of the Parent.
“Excluded Property” means (i), subject to Section 6.12, any fee-owned real property and any leasehold interests in real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC and commercial tort claims, (iii) assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws, (iv) margin stock, (v) any lease, license or other agreements, or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (vi) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Federal law, (vii) Excluded Equity and (viii) subject to Sections 2.01 and 3.01 of the Security Agreement, any loans or debt securities for which the Parent or any Subsidiary is the obligor.
“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01B hereto, (b) any Subsidiary that is prohibited by applicable Law or by any contractual obligation existing on the Closing Date (or, if later, the date such Subsidiary first becomes a Subsidiary) but, solely to the extent such obligation is not entered into in contemplation thereof, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (b) if such prohibition or contractual obligation, as applicable, no longer exists), (c) [reserved], (d) any Foreign Subsidiary, Domestic Foreign Holding Company or Subsidiary of a Foreign Subsidiary, (e) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition that, at the time of such Permitted Acquisition, has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (e) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to be an obligor with respect to such secured Indebtedness or such prohibition no longer exists, as applicable), (f) any Immaterial Subsidiary or Unrestricted Subsidiary, (g) captive insurance companies, (h) not-for-profit

Subsidiaries, (i) special purpose entities (including any entity used to effect any Permitted Receivables Financing), (j) any non-Wholly-Owned Subsidiary and (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Lead Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and solely to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.
“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by net income, franchise Taxes and branch profits Taxes imposed by any jurisdiction as a result of a present or former connection of such Agent, Lender, L/C Issuer or other recipient, as the case may be, with such jurisdiction (including as a result of being resident or being deemed to be resident, being organized, maintaining an Applicable Lending Office or carrying on business or being deemed to carry on business in such jurisdiction) (other than any connection arising solely from the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any withholding Tax resulting from a failure of a Lender to comply with Section 3.01(f) or Section 3.01(h), (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code and (e) in the case of a Lender or L/C Issuer, (other than an assignee pursuant to a request by the Borrower under Section 3.03), U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender or L/C Issuer with respect to an applicable interest in a Loan, L/C Borrowing or Commitment pursuant to a law in effect on the date on which (i) such Lender or L/C Issuer acquires such interest in the Loan, L/C Borrowing or Commitment or (ii) such Lender or L/C Issuer changes its lending office, except in the case of each of the preceding clauses (i) and (ii) to the extent that such Lender or L/C Issuer (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts for such Taxes pursuant to Section 3.01.
“Existing Letters of Credit” has the meaning specified in Section 2.03(a)(i).
“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).
“Extended Term Loans” has the meaning specified in Section 2.15(a).
“Extension” has the meaning specified in Section 2.15(a).
“Extension Offer” has the meaning specified in Section 2.15(a).
“Facility” means a Class of Term Loans or a Revolving Credit Facility, as the context may require.

“FATCA” means current Sections 1471 through 1474 of the Code (and any amended or successor version that is substantively comparable that is not materially more onerous to comply with) or any current or future Treasury regulations with respect thereto or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).
“Fee Letter” means each Fee Letter dated on or around May 20, 2016, among the Borrowers and one or more Lead Arrangers, as amended, supplemented or otherwise modified from time to time.
“Financial Covenants” means the covenants set forth in Section 7.09.
“First Lien Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt (other than any portion of Consolidated Total Debt that is unsecured or is secured solely by a Lien that is junior to the Liens securing the Obligations) as of the last day of such Test Period to (b) Consolidated EBITDA of the Companies for such Test Period.
“Fixed Amounts” has the meaning specified in Section 1.09(b).
“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Group for such Test Period to (b) Fixed Charges (disregarding clauses (d) and (e) of such definition) of the Group for such period.
“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a)	Consolidated Interest Expense of such Person for such period; plus

(b)all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Restricted Subsidiary of such Person made during such period; plus

(c)all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests of such Person or any Restricted Subsidiary of such Person made during such period; plus

(d)Rental Expense; plus

(e)scheduled payments of principal of Indebtedness of such Person or its Restricted Subsidiaries.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood

Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto and related legislation, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Restricted Subsidiary with respect to employees outside the United States.
“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $1,000,000 by any of the Companies or their Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Companies or their Subsidiaries, or the imposition on Companies or their Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $1,000,000.
“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Companies which is not a Domestic Subsidiary.
“Franchisee” means any Person, other than Parent or any Group Member, that directly or indirectly owns or operates or is approved by Parent or any Group Member to, directly or indirectly, own or operate a restaurant that is branded as Taco Bell, KFC, Pizza Hut or any other brand operated by Parent or any Group Member.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Fee” has the meaning specified in Section 2.03(h).
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means all Indebtedness of the Companies and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, except that with respect to the definition of Capitalized Lease Obligations “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date;

provided that (A) if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Closing Date, the Lead Borrower may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of the Lead Borrower or the Required Lenders to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Lead Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) the Lead Borrower may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by the Lead Borrower, including pursuant to Sections 6.01(a) and (b), in IFRS.
“Goldman Sachs” means Goldman Sachs Bank USA.
“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.07(h).
“Group” means the Companies and the Restricted Subsidiaries, collectively.
“Group Member” means any of the Companies or any of their Restricted Subsidiaries individually.
“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee

Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Lead Borrower, in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement (as defined in the Guaranty), and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes; provided that if such Restricted Subsidiary is not organized in the U.S., the jurisdiction or organization of such Restricted Subsidiary shall be reasonably satisfactory to the Collateral Agent if acting as Collateral Agent or entering into Loan Documents with Subsidiaries in such jurisdiction is prohibited by applicable Law or would expose the Collateral Agent, in its capacity as such, to material additional liabilities.
“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10.
“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other, pollutants, contaminants, hazardous substances or wastes of any nature, regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.
“Hedge Bank” means any Person that is a Lender, an Agent or an Affiliate of the foregoing on the Closing Date, or at the time it enters into a Swap Contract with a Loan Party or any Restricted Subsidiary.
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“IFRS” means International Financial Reporting Standards as adopted in the European Union.
“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of any Company that has been designated by the Lead Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries at the last day of the most recent Test Period equal or exceed 2.50% of the consolidated total assets of the Companies and the Restricted Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries equal or exceed 2.50% of the consolidated gross revenues of the Companies and the Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP, (b) the Lead Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Restricted Subsidiaries so designated by the Lead

Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Lead Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided, further, that the Lead Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition. The Immaterial Subsidiaries as of the Closing Date are set forth on Schedule 1.01E.
“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurocurrency Rate.”
“Incremental Facilities” has the meaning specified in Section 2.14(a).
“Incremental Facility Amendment” has the meaning specified in Section 2.14(d).
“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).
“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).
“Incremental Revolving Lender” has the meaning specified in Section 2.14(d).
“Incremental Term Loans” has the meaning specified in Section 2.14(a).
“Incurrence Based Amounts” has the meaning specified in Section 1.09(b).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness;

(g)all obligations of such Person in respect of Disqualified Equity Interests; and

(h)all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined in good faith by the Borrowers) of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice.
“Indemnified Liabilities” has the meaning specified in Section 10.05.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.05.
“Information” has the meaning specified in Section 10.08.
“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each Lender of such Eurocurrency Rate Loan, twelve months thereafter as selected by the Lead Borrower in the applicable Committed Loan Notice; provided that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period for which the Eurocurrency Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch, Inc.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices  1998” published by the Institute of International Banking Law & Practice, Inc.  (or such later version thereof as may be in effect at the time of issuance).
“IP Rights” has the meaning specified in Section 5.14.
“JPMCB” has the meaning specified in the introductory paragraph to this Agreement.
“Judgment Currency” has the meaning specified in Section 10.17.
“Junior Debt” means Indebtedness incurred by a Loan Party that is (i) secured by Liens ranking junior to the Liens securing Indebtedness under the Loan Documents or (ii) Subordinated Debt.
“Junior Debt Documents” means any agreement, indenture or instrument pursuant to which any Junior Debt is issued, in each case as amended to the extent permitted under the Loan Documents.
“JV Entity” means any joint venture of any of the Companies or any Restricted Subsidiary that is not a Subsidiary.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any

Extended Revolving Credit Commitment or Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all international, foreign, federal, state, provincial and local laws (including common laws), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing. The amount of any L/C Borrowing made by an L/C Issuer in a Revolving Alternative Currency and not reimbursed by the Borrowers shall be determined as set forth in Section 2.03(c).
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Issuer” means (i) JPMCB or any of its Affiliates selected by JPMCB, (ii) Goldman Sachs or any of its Affiliates selected by Goldman Sachs, (iii) Citibank, N.A. or any of its Affiliates selected by Citibank, N.A., (iv) Wells Fargo Bank, National Association or any of its Affiliates selected by Wells Fargo Bank, National Association or (v) any other Lender (or any of its Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(j); in the case of each of clause (i) through (iv) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Issuer Sublimit” means (i) with respect to JPMCB, $75,000,000, (ii) with respect to Goldman Sachs, $75,000,000, (iii) with respect to Citibank, N.A., $75,000,000, (iv) with respect to Wells Fargo Bank, National Association, $75,000,000 and (v) with respect to any L/C Issuer described in clause (v) of the definition thereof, such amount as may be agreed between such L/C Issuer and the Borrowers.
“L/C Obligation” means, as at any date of determination, the aggregate Dollar Equivalent maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For all purposes under this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, the “Outstanding Amount” of such Letter of Credit shall be deemed to be the amount so remaining available to be drawn. The L/C Obligation of any Revolving Credit Lender at any time shall be its Applicable Percentage of the aggregate L/C Obligations at such time.
“LCA Election” has the meaning specified in Section 1.09(a).
“LCA Test Date” has the meaning specified in Section 1.09(a).
“Lead Arrangers” means JPMorgan Chase Bank, N.A., Goldman Sachs, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC in their capacities as Joint Lead Arrangers and Joint Bookrunners under this Agreement.

“Lead Borrower” means KFC Holding Co.
“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”
“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Notwithstanding anything to the contrary herein, Goldman Sachs shall only be required to issue standby letters of credit hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.
“Letter of Credit Expiration Date” means, for Letters of Credit under the Revolving Credit Facility, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $300,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition” means any acquisition, including by way of merger, by one or more of the Companies and/or the Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.
“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Incremental Term Loans, any Extended Term Loans, loans made pursuant to any Incremental Revolving Credit Commitment or loans made pursuant to Extended Revolving Credit Commitments).
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents, and (v) each Letter of Credit Application, in each case as amended.
“Loan Parties” means, collectively, (i) each of the Companies and (ii) each of the Subsidiary Guarantors.
“Local Time” means (a) local time in New York City, with respect to the times for (i) the determination of “Dollar Equivalent” and (ii) the receipt and sending of notices by and to and the disbursement by or payment to the Administrative Agent, any L/C Issuer or Lender with respect to Loans and Letters of Credit denominated in Dollars; (b) local time in London, England, with respect to the time for the receipt and sending of notices by and to the Administrative Agent, any L/C Issuer or any Lender with respect to Loans and Letters of Credit denominated in Euro and British Pound Sterling; (c) local time in London, England, with respect to the disbursement by or payment to the Administrative Agent or any Lender with respect to Loans and Letters of Credit denominated in Euro and British Pound Sterling; (d) local time in such other jurisdiction as the Administrative Agent may specify with respect to the disbursement by or payment to the Administrative Agent or any Lender with respect to Loans and Letters of Credit denominated in any other Revolving Alternative Currency; and (f) in all other circumstances, New York, New York time.
“LTM EBITDA” means, with respect to the Companies and the Restricted Subsidiaries, Consolidated EBITDA for the most recently ended Test Period on a Pro Forma Basis.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Companies and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.
“Material Real Property” means, as of any date, any real property owned in fee simple by a Loan Party on such date located in the United States (including the land, improvements and fixtures thereon) with a book value in excess of $10,000,000.
“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Companies that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).
“Maturity Date” means (a) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date (and, with respect to any Extended Revolving Credit Commitments, the maturity date applicable to such Extended Revolving Credit Commitments in accordance with the terms hereof), (b) with respect to the Term B Facility, the seventh anniversary of the Closing Date, (c) with respect to the Term A Facility, the fifth anniversary of the Closing date, and (d) with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.
“Maximum Tender Condition” has the meaning specified in Section 2.17(b).
“Minimum Extension Condition” has the meaning specified in Section 2.15(b).
“Minimum Tender Condition” has the meaning specified in Section 2.17(b).
“Minimum Tranche Amount” has the meaning specified in Section 2.15(b).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation, security deeds, immovable hypothecs, and mortgages creating and evidencing a Lien on a Mortgaged Property made by the applicable Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, including the Mortgages executed and delivered pursuant to Sections 6.10 or 6.12.
“Mortgage Policies” has the meaning specified in clause (ii) of the definition of Mortgage Requirement.
“Mortgaged Property” means each Material Real Property (including all right, title and interest of the applicable Loan party in and to all easements, hereditaments and appurtenances relating thereto, all improvements, fixtures and equipment thereon and all general intangibles and contract rights and other property rights incidental to ownership of such Material Real Property), if any, which shall be subject to a Mortgage delivered pursuant to Sections 6.10 or 6.12.
“Mortgage Requirement” means, at any time, the requirement that the Collateral Agent shall have received the following:
(i)    counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.12, duly executed and delivered by the record owner of such property,
(ii)     a title insurance policy from the Title Company for such Mortgaged Property (or marked-up title insurance commitment having the effect of a title insurance policy) (the “Mortgage Policies”) paid for by the Borrowers and in an amount reasonably acceptable to the Collateral Agent insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein, free of any other Liens except Permitted Liens, together with such endorsements, affirmative insurance, coinsurance and reinsurance as the Collateral Agent may reasonably request and to the extent available in each applicable jurisdiction at commercially reasonable rates,
(iii)     a Survey with respect to each Mortgaged Property, provided, however, that a Survey shall not be required to the extent that (A) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (B) the Title Company removes the standard survey exception and provides reasonable and customary survey-related endorsements and other coverages in the applicable Mortgage Policy,
(iv)     no later than 3 Business Days prior to the delivery of each Mortgage: (A) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property and (B) to the extent that any portion of the improvements on such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (1) a notice (a “Borrower Notice”) about special flood hazard area status and flood disaster assistance, which has been duly countersigned by the applicable Loan Party relating thereto and (2) to the extent a Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of, or a certificate as to coverage under, and a declaration page confirming that, the flood insurance policies required by Section 6.06 hereof have been issued or such other evidence of insurance reasonably satisfactory to the Collateral Agent, each of which (x) shall be endorsed or otherwise amended to name the Collateral Agent as mortgagee and loss payee, (y) shall (1) identify the addresses of each property located in a special flood hazard area, (2) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (3) provide that the insurer will endeavor to give the Collateral Agent 45 days written notice of cancellation or non-renewal and (4) shall be otherwise in form and substance reasonably satisfactory to the Collateral Agent as of the date of delivery of such Mortgage,
(v)     such legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property, and
(vi)    to the extent reasonably practicable within 30 days of receipt by the applicable Loan Party of a request from the Collateral Agent made within 30 days after the delivery of a Mortgage specifying that any documentation delivered to the Collateral Agent pursuant to clause (iv) above in connection with such Mortgage is not reasonably satisfactory to any Lender holding a Revolving Credit Commitment, Term A Loan or Incremental Term Loan which is a “term a loan” (which request the Collateral Agent shall make upon the request of any such Lender), updates to such documentation in form and substance reasonably satisfactory to such Lender as specified in such request.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any asset by any Company or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of any Company or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by such Company or Restricted Subsidiary, as applicable, in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to a Company and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Permitted Tax Distributions), and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Companies or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and Environmental Liabilities or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Companies or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; and
(b)    (i) with respect to the incurrence or issuance of any Indebtedness by any Company or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by such Company or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of any Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of any such Company.
“New York Fed” means the Federal Reserve Bank of New York.
“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day as determined by the Administrative Agent; and provided further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Non-Consenting Lender” has the meaning specified in Section 3.06(d).
“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.
“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Note” means a Term Note or a Revolving Credit Note as the context may require.
“Obligations” means all (w) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (x) obligations of any Loan Party or any other Subsidiary arising under any Secured Hedge Agreement (other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor), (y) Cash Management Obligations and (z) Bilateral L/C Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.
“Offered Loans” has the meaning specified in Section 2.05(d)(iii).

“Offering Memorandum” means the Offering Memorandum dated June 2, 2016, relating to the Senior Notes.
“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp, court or documentary Taxes and any other property, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax resulting from an Assignment and Assumption or transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document (an “Assignment Tax”) but only if (a) such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (other than any connection arising solely from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) and (b) such Assignment Tax does not arise as a result of an assignment (or designation of a new Applicable Lending Office) pursuant to a request by Borrower under Section 3.06.
“Outstanding Amount” means (a) with respect to any Loan on any date, the Dollar Equivalent of the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the Dollar Equivalent of the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).
“Parent” has the meaning specified in the introductory paragraph to this Agreement.
“Participant” has the meaning specified in Section 10.07(e).
“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.
“Permitted Acquisition” has the meaning specified in Section 7.02(j).
“Permitted Alternative Incremental Facilities Debt” has the meaning specified in Section 7.03(t).
“Permitted Credit Facilities Acquisition Debt” has the meaning specified in Section 7.03(v).
“Permitted Debt Exchange” has the meaning specified in Section 2.17(a).
“Permitted Debt Exchange Notes” has the meaning specified in Section 2.17(a).
“Permitted Debt Exchange Offer” has the meaning specified in Section 2.17(a).
“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests.
“Permitted Liens” means any Liens permitted by Section 7.01.
“Permitted Receivables Financing” means one or more non-recourse (except for Standard Securitization Undertakings) receivables purchase facilities made available to a Company or any Restricted Subsidiary on then-market terms (as reasonably determined by the Borrowers) in an aggregate principal amount for all such facilities not exceeding $200,000,000 at any time outstanding pursuant to which a Company or any of the Restricted Subsidiaries sells its Securitization Assets to either (a) a Person that is not a Company or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Company or a Restricted Subsidiary.
“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is secured by a Lien on the Collateral, the Lien securing such Indebtedness as modified, refinanced, refunded, renewed or extended shall not be senior in priority to the Lien on the Collateral securing the Indebtedness being modified, refinanced, refunded, renewed or extended unless otherwise permitted under this Agreement and (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(c), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended or a Loan Party.
“Permitted Refranchising Transaction” means Dispositions of restaurants and related assets to Franchisees (or Persons who become Franchisees as a result of such transaction), including through the sale of Equity Interests of Persons owning such assets (limited in the case of Taco Bell restaurants to Dispositions not to exceed $300,000,000 during the term of this Agreement).
“Permitted Sale Leaseback” means any Sale Leaseback consummated by any Group Member after the Closing Date; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) the applicable Group Member and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $50,000,000, the board of managers or directors, as applicable, of the applicable Group Member (which such determination may take into account any retained interest or other Investment of the applicable Group Member in connection with, and any other material economic terms of, such Sale Leaseback); provided that, if after giving Pro Forma Effect to any such Disposition, the aggregate proceeds of all such Dispositions since the Closing Date exceeds the greater of (a) $250,000,000 and (b) 17.5% of LTM EBITDA, such Group Member shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents (as determined in accordance with Section 7.05(m)).
“Permitted Tax Distribution” means if and for so long as the Companies are members of a group filing a consolidated or combined tax return with any parent entity and/or are disregarded entities for U.S. federal income tax purposes that are directly owned by any member of such group, any dividends or other distributions to fund any income Taxes for which such parent entity is liable up to an amount not to exceed the amount of any such Taxes that the Companies which are not treated as disregarded entities or partnerships for U.S. federal income tax purposes and their Subsidiaries (excluding any China Entity except to the extent of any amounts received by the Companies and their Restricted Subsidiaries from any China Entity in respect of such Taxes) would have been required to pay on a separate company basis or on a consolidated basis if the Companies and such Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Companies and such Subsidiaries (and, in each case, for the avoidance of doubt, taking into account taxes attributable to income of a disregarded entity or partnership for U.S. federal income tax purposes, to the extent taxable to a member of such group) and, without duplication, the amount of any income taxes for which such parent entity is liable as a result of the ownership of any Company that is treated as a disregarded entity or partnership for U.S. federal income tax purposes (including, for this purpose, liability for Taxes in respect of Subsidiaries of such Company as a result of such Subsidiaries being members of a consolidated, combined, affiliated or unitary or similar group including the Parent or any other parent entity); provided that such dividends or distributions shall not exceed the actual Tax liability of the parent entity’s consolidated, combined, unitary or affiliated group (or, if a parent entity is not the parent of an actual group, the Taxes that would have been paid by the parent entity, the Companies that are subsidiaries of such parent entity, and their Restricted Subsidiaries as a stand-alone group).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Companies, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the combined financial statements of the Group, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period.
“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary or any division, product line, or facility used for operations of any Group Member, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by any Group Member in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Lead Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on any Group Member and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).
“Public Lender” has the meaning specified in Section 6.02.
“Qualified Equity Interests” means any Equity Interests of any Company, in each case that are not Disqualified Equity Interests.
“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).
“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).
“Refinancing” means the repayment in full of obligations under, and termination of all commitments under, the Credit Agreement dated as of March 22, 2012 among Parent, the subsidiaries of Parent party thereto, the lenders party thereto and JPMCB, as administrative agent.
“Refinancing Revolving Credit Commitments” means Incremental Revolving Credit Commitments that are designated by a Responsible Officer of the Lead Borrower as “Refinancing Revolving Credit Commitments” in a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent on or prior to the date of incurrence.
“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Lead Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent on or prior to the date of incurrence.
“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into, upon, or through the Environment or into, under, from or through any building, structure or facility.
“Rental Expense” means, for any Person for any period, the minimum rental expense of such Person and its Restricted Subsidiaries deducted in determining Consolidated Net Income of such Person for such period.
“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
“Repricing Transaction” means, with respect to the Term B Loans, (a) any prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of term loans, the primary purpose of which is to reduce the Effective Yield applicable to the Term B Loans so prepaid, repaid or converted and (b) any amendment (including pursuant to a replacement term loan as contemplated by Section 10.01) to the Term B Loans, the primary purpose of which is to reduce the Effective Yield applicable to the Term B Loans (in any case, other than in connection with a Change of Control or in connection with any acquisition or similar investment to the extent that such transaction (x) would not be permitted under this Agreement without an amendment hereto or (y) would be permitted by the terms of this Agreement, but the terms of the Loan Documents would not provide the Companies and the Restricted Subsidiaries with adequate flexibility for the continuation or expansion of their combined operations following such consummation, as determined by the Lead Borrower acting in good faith).
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate Outstanding Amount of each Lender’s Revolving Credit Exposure being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders.
“Required Pro Rata Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings with respect to Term A Loans and any Incremental Term Loans which are “term a loans”, (b) aggregate unused Term A Commitments and commitments in respect of Incremental Term Loans which are “term a loans”, (c) aggregate Revolving Credit Exposure and (d) aggregate unused Revolving Credit Commitments; provided that the unused Term A Commitment, unused Revolving Credit Commitment and unused commitment in respect of Incremental Term Loans of, and the portion of the Total Outstandings with respect to Term A Loans, Incremental Term Loans and Revolving Credit Exposure held or deemed held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required Pro Rata Lenders.
“Required Revolving Credit Lenders” means, as of any date of determination, at least two Lenders having more than 50% in the aggregate of the Revolving Credit Commitments plus after the termination of the Revolving Credit Commitments, the Revolving Credit Exposure of all Lenders; provided that the Revolving Credit Commitment and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for all purposes of making a determination of Required Revolving Credit Lenders.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer or director of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Casualty Event” has the meaning specified in Section 2.05(b)(vi).
“Restricted Disposition” has the meaning specified in Section 2.05(b)(vi).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any Company or Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of a Company or Restricted Subsidiary.
“Restricted Subsidiary” means any Subsidiary of any Company other than an Unrestricted Subsidiary.
“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).
“Revolving Alternative Currency” means Euro, British Pound Sterling and any other currencies as shall be agreed from time to time among the Administrative Agent, each Revolving Credit Lender, each applicable L/C Issuer and the Lead Borrower.
“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.
“Revolving Credit Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swing Line Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) increased from time to time pursuant to Section 2.14. The initial amount of each Lender’s Revolving Credit Commitment on the Closing Date is set forth on Schedule 2.01 of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Credit Commitments on the Closing Date is $1,000,000,000.
“Revolving Credit Exposure” means, at any time for any Lender, the sum of (a) the Outstanding Amount of the Revolving Credit Loans of such Lender outstanding at such time, (b) the L/C Obligation of such Lender at such time and (c) the Swing Line Exposure of such Lender at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and the extension of credit made thereunder.
“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.
“Revolving Credit Loan” means a Loan made pursuant to Section 2.01(c).
“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender under the Revolving Credit Facility.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which any of the Companies or Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Sanctions Laws and Regulations” means (a) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the USA PATRIOT Act, Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law, regulation or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, or any similar law, regulation, or executive order enacted in the United States after the date of this Agreement and (b) any sanctions imposed or administered by the United Nations Security Council, the European Union or Her Majesty’s Treasury or, to the extent applicable to any Company or any Restricted Subsidiary, by any European Union Member State.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party (or any Person that merges into a Loan Party) or any Restricted Subsidiary and any Hedge Bank.
“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt (other than any portion of Consolidated Total Debt that is unsecured) as of the last day of such Test Period to (b) Consolidated EBITDA of the Companies for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Documentation Agents, the Co-Managers, the Lenders, the Hedge Banks, the Bilateral L/C Providers, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).
“Securities Act” means the Securities Act of 1933.
“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets relating to a Permitted Receivables Financing.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Permitted Receivables Financing.
“Securitization Non-Disturbance Agreement” means an Acknowledgement and Waiver Agreement, dated as of the date hereof (as amended, restated supplemented and otherwise modified from time to time), in form reasonably satisfactory to the Administrative Agent and the Borrowers, by the Collateral Agent and acknowledged, agreed and consented to by Citibank, N.A in its capacity as trustee under the Base Indenture.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Permitted Receivables Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Permitted Receivables Financings and other activities reasonably related thereto.
“Security Agreement” means the Security Agreement executed by the Loan Parties party thereto on the Closing Date in a form reasonably satisfactory to the Administrative Agent as supplemented by any Security Agreement Supplement executed and delivered pursuant to Section 6.10.
“Security Agreement Supplement” means a supplement to the Security Agreement as contemplated by the Security Agreement.
“Senior Notes” means up to $2,100,000,000 aggregate principal amount of 5.00% senior notes due 2024 and 5.25% senior notes due 2026 issued by the Borrowers pursuant to the Senior Notes Indenture.
“Senior Notes Indenture” means the Indenture dated June 16, 2016, among the Borrowers, the guarantors party thereto and The Bank of New York Mellon, as the trustee.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.07(h).
“Specified Distribution” means Restricted Payments permitted under Section 7.06(n) and/or Investments permitted under Section 7.02(aa), in lieu thereof.
“Specified Equity” means the Equity Interests held directly by any Company or any Subsidiary Guarantor in any Wholly Owned Subsidiary constituting a Domestic Subsidiary not otherwise constituting Excluded Equity (without giving effect to clause (i) of such definition).
“Specified Guarantors” means each of Yum Restaurant Services Group, LLC, Restaurant Concepts LLC and Taco Bell Corp.
“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Incremental Revolving Credit Commitments that by the terms of this Agreement is subject to compliance with a financial ratio or test and requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any increase in the Revolving Credit Commitments (including, for this purpose, any Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment) above the amount of Revolving Credit Commitments in effect on the Closing Date, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $20,000,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by a Company or any Subsidiary of a Company which such Company has determined in good faith to be customary in a securitization financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents.
“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Companies.
“Subsidiary Guarantors” means, collectively, the Subsidiaries of the Companies that are Guarantors.
“Successor Borrower” has the meaning specified in Section 7.04(d).
“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.
“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association / National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey, (v) sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements of the type required by paragraph (f) of the definition of Collateral and Guarantee Requirement and (vi) otherwise reasonably acceptable to the Administrative Agent.
“Surviving Indebtedness” means Indebtedness of the Parent or any of its Subsidiaries outstanding immediately after giving effect to the Refinancing set forth on Schedule 7.03(c).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Lead Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Lead Borrower, if no Hedge Bank is party to such Swap Contract).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Exposure” means, at any time for any Lender its Applicable Percentage of the aggregate principal amount of all Swing Line Loans outstanding at such time, adjusted to give effect to any reallocation under Section 2.16 of the Swing Line Exposures of Defaulting Lenders in effect at such time.
“Swing Line Lender” means (i) JPMCB or any of its Affiliates selected by JPMCB, (ii) Goldman Sachs Bank USA or any of its Affiliates selected by Goldman Sachs Bank USA, (iii) Citibank, N.A. or any of its Affiliates selected by Citibank, N.A. and (iv) Wells Fargo Bank, National Association or any of its Affiliates selected by Wells Fargo Bank, National Association, each in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
“Swing Line Loans” means a Loan made pursuant to Section 2.04(a).
“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“Taco Bell Unrestricted Entities” means, collectively, Taco Bell Funding, LLC and its subsidiaries.
“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authorities, and additions to tax, penalties and interest with respect thereto.
“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to a Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term A Commitments is $500,000,000.
“Term A Lender” means, at any time, any Lender that has a Term A Commitment or a Term A Loan outstanding.
“Term A Loan” means a Loan made pursuant to Section 2.01(a).
“Term B Commitment” means, as to each Term B Lender, its obligation to make a Term B Loan to a Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term B Commitments is $2,000,000,000.
“Term B Lender” means, at any time, any Lender that has a Term B Commitment or a Term B Loan outstanding.
“Term B Loan” means a Loan made pursuant to Section 2.01(a).
“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.
“Term Commitments” means a Term A Commitment, a Term B Commitment, or a commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.
“Term Lenders” means the Term A Lenders, the Term B Lenders, the Lenders with Incremental Term Loans and the Lenders with Extended Term Loans.
“Term Loans” means the Term A Loans, the Term B Loans, the Incremental Term Loans and the Extended Term Loans.
“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from any Class of Term Loans made by such Term Lender.
“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Companies ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b).
“Threshold Amount” means $100,000,000.
“Title Company” means any nationally recognized title insurance company as shall be retained by Lead Borrower to issue the Mortgage Policies which is reasonably acceptable to the Administrative Agent.
“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Companies for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Transaction” means, collectively, (a) the funding of the Term Loans and, if applicable, any Revolving Credit Borrowing on the Closing Date, (b) the funding of the Senior Notes on or prior to the Closing Date, (c) the Refinancing, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of Transaction Expenses.
“Transaction Expenses” means any fees or expenses incurred or paid by Parent or any Group Member in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UCP” means, with respect to any Letter of Credit, the “Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600  (or such later version thereof as may be in effect at the time of issuance).
“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Parent and its subsidiaries, covering any of the first three fiscal quarters that have ended after the most recent fiscal year covered by the Annual Financial Statements and at least forty-five (45) days before the Closing Date.
“Undisclosed Administration” means in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“United States Tax Compliance Certificate” has the meaning specified in Section 3.01.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Subsidiary” means (i) each of the Companies’ Subsidiaries listed on Schedule 1.01C, (ii) any Subsidiary of any Company designated by the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary; provided that no Company (or any direct or indirect parent entity of a Company) shall be an Unrestricted Subsidiary.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled to vote in the election of directors.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Borrower, any Guarantor and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yum! China” means “YUM! China Holding, Inc.” or any other entity that is the ultimate parent company of all of the other China Entities which will become a separate, independent publicly traded company upon completion of the ChinaCo Spin transaction set forth in clause (a) of the definition thereof.
Section 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)The term “including” is by way of example and not limitation.

(iv)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03.    Accounting Terms.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Annual Financial Statements described in the definition thereof, except as otherwise specifically prescribed herein.

(b)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio, the First Lien Senior Secured Leverage Ratio, the Fixed Charge Coverage Ratio and the Consolidated Adjusted Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c)Where reference is made to “the Companies and the Restricted Subsidiaries on a combined basis” or similar language, such combination shall not include Parent or any Subsidiaries of the Companies other than Restricted Subsidiaries.

(d)In the event that the Companies elect to prepare the financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Lead Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the First Lien Senior Secured Leverage Ratio and Secured Net Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Companies’ financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Lead Borrower to the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Lead Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

Section 1.04.    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.05.    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07.    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08.    Currency Equivalents Generally.

(a)The Administrative Agent or any L/C Issuer, as applicable, shall determine the Dollar Equivalent of any Alternative Currency Letter of Credit as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternative Currency Letter of Credit (or any other day selected by the Administrative Agent), using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.08(a).

(b)The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in any Revolving Alternative Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Committed Loan Notice with respect to such Borrowing (or any other day selected by the Administrative Agent), in each case using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.08(b).

(c)The Dollar Equivalent of any L/C Borrowing made by any L/C Issuer in any Revolving Alternative Currency and not reimbursed by the Borrowers shall be determined as set forth in Section 2.03(c). In addition, the Dollar Equivalent of the L/C Obligation shall be determined as set forth in Section 2.03(f), at the time and in the circumstances specified therein.

(d)The Administrative Agent shall notify the applicable Borrower, the applicable Lenders and the applicable L/C Issuer of each calculation of the Dollar Equivalent of each Letter of Credit denominated in any Revolving Alternative Currency and each Borrowing in any Revolving Alternative Currency.

(e)Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(f)For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Companies’ annual financial statements delivered pursuant to Section

6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

(g)For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

Section 1.09.    Certain Calculations and Tests.

(a)Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Companies could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Lead Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, any ratio contained in Section 7.09) or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated both (x) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) without giving effect to such Limited Condition Acquisition and other transactions.

(b)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with Section 7.09 hereof, any First Lien Senior Secured Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Leverage Ratio test and/or any Consolidated Adjusted Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence; provided that this clause (b) shall apply solely with respect to the incurrence of Incremental Facilities, Permitted Credit Facilities Acquisition Debt and Permitted Alternative Incremental Facilities Debt and shall not apply to any amounts incurred or transactions entered into (or consummated) in reliance on any provision of Article VII (other than Section 7.03(t) and Section 7.03(v)).

ARTICLE 2

The Commitments and Credit Extensions

Section 2.01    The Loans. Subject to the terms and conditions set forth herein:

(a)The Term A Borrowings. Each Term A Lender severally agrees to make to the Borrowers a single loan denominated in Dollars in a principal amount equal to such Term A Lender’s Term A Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)The Term B Borrowings. Each Term B Lender severally agrees to make to the Borrowers a single loan denominated in Dollars in a principal amount equal to such Term B Lender’s Term B Commitment on the Closing Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c)The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) Revolving Credit Loans from time to time during the Availability Period in Dollars or in any Revolving Alternative Currency in an aggregate principal amount that will not (after giving effect to any prepayment of any Borrowing made with proceeds of such Loans on the same Business Day) result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the aggregate Revolving Credit Exposure exceeding the aggregate Revolving Credit Commitments; provided, that the aggregate Revolving Credit Exposure denominated in Revolving Alternative Currencies shall not at any time exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, and Revolving Credit Loans denominated in any Revolving Alternative Currency shall be Eurocurrency Rate Loans, as further provided herein.

Section 2.02.    Borrowings, Conversions and Continuations of Loans.

(a)Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon any Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent substantially in the form attached hereto as Exhibit A (a) with respect to Revolving Credit Loans denominated in Dollars or Term Loans, (i) in the case of a Eurocurrency Rate Loan, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Loan, not later than 12:00 p.m., New York City time, on the Business Day of the proposed Borrowing and (b) with respect to Revolving Credit Loans denominated in any Revolving Alternative Currency, not later than 3:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by hand delivery, telecopy or electronic transmission to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of a Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Except as provided in Section 2.03(c) and, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Class, currency and principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the location and number of the Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(b) (such account, the “Designated Account”). If no currency is specified with respect to any Eurocurrency Rate Revolving Credit Borrowing, then the Borrowers shall be deemed to have selected Dollars; provided that the Borrowers may not elect to convert any Borrowing denominated in a Revolving Alternative Currency to a Base Rate Loan and may not change the currency in which any Borrowing is denominated. If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to (x) with respect to Loans denominated in Dollars, Base Rate Loans and (y) with respect to Loans denominated in any Revolving Alternative Currency, Eurocurrency Rate Loans with an Interest Period of one month. Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent by wire transfer in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (or, in the case of a Base Rate Loan Borrowing, 3:00 p.m.) Local Time on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers designated in the Committed Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the Designated Account or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by a Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrowers as provided above.

(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.04 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans, (ii) no outstanding Loans denominated in any currency other than Dollars may be continued for an Interest Period of more than one month’s duration and (iii) unless repaid, each Eurocurrency Rate Loan denominated in Dollars shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(d)The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)Anything in clauses (a) to (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect at any time for all Borrowings of Eurocurrency Rate Loans.

Section 2.03.    Letters of Credit.

(a)The Letter of Credit Commitments.

(i)Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the Availability Period for the Revolving Credit Facility, to issue Letters of Credit denominated in Dollars or any Revolving Alternative Currency for the account of the Borrowers (provided that any Letter of Credit may be for the benefit of any Group Member) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b)), and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if immediately after giving effect to such L/C Credit Extension, (v) the aggregate L/C Obligation in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Sublimit, (w) the aggregate L/C Obligation would exceed the Letter of Credit Sublimit, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, (y) the aggregate Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitment or (z) the Revolving Credit Exposure denominated in

Revolving Alternative Currencies would exceed the Alternative Currency Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the Availability Period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. It is hereby acknowledged and agreed that each of the letters of credit described on Schedule 2.03(a) (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date by the issuer of such letter of credit specified on Schedule 2.03(a).

(ii)An L/C Issuer shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B) and (C), shall not issue any Letter of Credit) if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the relevant L/C Issuer has approved such expiry date;

(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the relevant L/C Issuer has approved such expiry date (it being understood that the participations of the Revolving Credit Lenders in any undrawn Letter of Credit shall in any event terminate on the Letter of Credit Expiration Date);

(D)the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E)the Letter of Credit is to be denominated in a currency other than Dollars or any Revolving Alternative Currency;

(F)the Letter of Credit is in an initial amount less than the Dollar Equivalent of $100,000; or

(G)the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer applicable to letters of credit.

(iii)An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower hand delivered or telecopied (or transmitted by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m., Local Time, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the proposed amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. If requested by the L/C Issuer, the applicable Borrower also shall submit a letter of credit application on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably, absolutely and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)With respect to standby Letters of Credit only, if a Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrowers shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Administrative Agent (who shall promptly notify the Lead Borrower) thereof. On the Business Day immediately following the Business Day on which the Lead Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Lead Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day) (such date of payment, an “Honor Date”), the applicable Borrower(s) shall reimburse such L/C Issuer through the Administrative Agent (x) in the case of any Letter of Credit denominated in Dollars, in an amount equal to such drawing and (y) in the case of any Letter of Credit denominated in any Revolving Alternative Currency, as provided in the next sentence. In the case of a Letter of Credit denominated in any Revolving Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in such currency, unless (A) such Borrower shall have notified the relevant L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse such L/C Issuer in Dollars or (B) such Borrower shall have requested that such payment be financed with a Revolving Credit Borrowing. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in any Revolving Alternative Currency, the Administrative Agent shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. In the event that (A) any drawing denominated in a Revolving Alternative Currency is to be reimbursed in Dollars pursuant to the third sentence of this Section 2.03(c)(i) and (B) the Dollar amount paid by the applicable Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Revolving Alternative Currency equal to the amount of the drawing, the applicable Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Revolving Alternative Currency in the full amount of the drawing. If the Borrowers fail to so reimburse such L/C Issuer on the Honor Date (or if any such reimbursement payment is required to be refunded to the Borrowers for any reason), then the Administrative Agent shall promptly notify the applicable L/C Issuer and each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing in Dollars (which in the case of any such payment in any Revolving Alternative Currency shall be the Dollar Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In the event that the Borrowers do not reimburse the L/C Issuer on the Business Day following the date the Lead Borrower receives notice of the Honor Date (or, if the Borrowers shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day), the Borrowers shall be deemed to have requested a Revolving Credit Borrowing denominated in Dollars of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount (or the Dollar Equivalent of such amount, as applicable), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, such drawing shall, without duplication, accrue interest at the rate applicable to Base Rate Loans under the Revolving Credit Facility until the date of reimbursement or the date refinanced by a Revolving Credit Borrowing.

(ii)Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent in Dollars for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in Dollars in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until a Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant L/C Issuer.

(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be irrevocable, absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, a Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii)If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d)Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee or purported transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential, exemplary or punitive damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable Law) suffered by the Borrowers that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(e)Role of L/C Issuers. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, indirect, punitive, special or exemplary, damages suffered by the Borrowers caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure (as determined by a final, non-appealable judgment of a court of competent jurisdiction) to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)Cash Collateral. (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Revolving Credit Lenders or Required Lenders, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02(a)(iii) or (ii) an Event of Default set forth under Section 8.01(f) (with respect to a Borrower) or (g) occurs and is continuing, then the Borrowers shall Cash Collateralize in an amount equal to 103% of the amount of all L/C Obligations. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances in the relevant currencies in an amount equal to the L/C Obligation (determined as of the date of such Event of Default) (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest or profits, if any, on such investments shall accumulate in such account. Cash Collateral shall be maintained in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the L/C Obligation, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts specified by the Administrative Agent, an amount equal to the excess of (a) such L/C Obligation over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the L/C Obligation plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral (including any accrued interest thereon) shall be refunded to the Borrowers.

(g)Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent in Dollars for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) Applicable Rate for Letter of Credit fees and (ii) the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) in Dollars with respect to each Letter of Credit issued by it equal to 0.125% per annum of the Dollar

Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i)Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement between the Borrowers and such Revolving Credit Lender and consented to by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned). The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k)Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

Section 2.04.    Swing Line Loans.

(a)The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender agrees to make Swing Line Loans to the Borrowers from time to time on any Business Day during the Availability Period for the Revolving Credit Facility in Dollars; provided that after giving effect to any Swing Line Loan (x) the aggregate amount of Revolving Credit Exposure shall not exceed the Revolving Credit Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed its Revolving Credit Commitment and (z) the aggregate Outstanding Amount of Swing Line Loans shall not exceed the Swing Line Sublimit; provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan or shall accrue interest at such other rate as may otherwise be agreed by the Borrowers and the applicable Swing Line Lender. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the applicable Swing Line Lender not later than 1:00 p.m., New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to applicable Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the applicable Swing Line Lender of any telephonic Swing Line Loan Notice, such Swing Line Lender will, provided that all applicable conditions in Section 4.02 are satisfied, not later than 3:00 p.m., New York City time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.

(c)Refinancing of Swing Line Loans.

(i)Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. Each Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds in Dollars for the account of such Swing Line Lender at the Administrative Agent’s Office for payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to such Swing Line Lender.

(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by any Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan in Dollars and each Revolving Credit Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.

(iv)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not to purchase and fund risk participations in Swing Line Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)Repayment of Participations.

(i)At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if any applicable Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii)If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to such Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of such Swing Line Lender.

(e)Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of such Swing Line Lender.

(f)Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

Section 2.05.    Prepayments.

(a)Optional Prepayments. (i) The Borrowers may, upon notice to the Administrative Agent by the Lead Borrower, at any time or from time to time voluntarily prepay any Borrowing of any Class in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(iv)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m., New York City time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans (or, in the case of a Eurocurrency Rate Loan denominated in a Revolving Alternative Currency, not later than 1:00 p.m., Local Time, three (3) Business Days before any date of prepayment) and (B) on the date of prepayment of Base Rate Loans and (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the installments thereof as directed by the Lead Borrower (it being understood and agreed that if the Lead Borrower does not so direct at the time of such prepayment, such prepayment shall be applied pro rata among all Classes of Term Loans against the scheduled repayments of Term Loans of the relevant Class under Section 2.07 in direct order of maturity) and shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages.

(ii)The Borrowers may, upon notice to any Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the date of the prepayment and (2) any such prepayment shall be in a minimum principal amount of $1,000,000 or the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)Notwithstanding anything to the contrary contained in this Agreement, the Lead Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed; provided that the Borrowers shall be required to pay any amounts demanded pursuant to Section 3.04.

(iv)In the event that the Borrowers (x) make any prepayment of Term B Loans in connection with any Repricing Transaction or (y) effect any amendment of this Agreement resulting in a Repricing Transaction with respect to Term B Loans, in each case prior to the twelve (12) month anniversary of the Closing Date, the Borrowers shall pay a premium in an amount equal to 1.00% of (A) in the case of clause (x), the amount of the Term B Loan being prepaid or (B) in the case of clause (y), the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment, in each case to the Administrative Agent, for the ratable account of each of the Term B Lenders (including any Term B Lender subject to a mandatory assignment in connection therewith).

(b)Mandatory Prepayments.

(i)Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the first full fiscal year ending after the Closing Date), minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness or any Cure Amount; provided that (x) the ECF Percentage shall be 25% if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than 3.00:1.00 and greater than or equal to 2.75:1.00 and (y) the ECF Percentage shall be 0% if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than 2.75:1.00.

(ii)(A) Subject to Section 2.05(b)(ii)(B), if following the Closing Date (x) any Company or Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to a Loan Party, by a Restricted Subsidiary that is not a Loan Party), (e), (f), (g), (i) (except as set forth in the second proviso therein), (j), (k), (n), (q), (s) and (u)), or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by such Company or Restricted Subsidiary of Net Cash Proceeds, the Borrowers shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), pro rata among all Classes of Term Loans of 100% of all such Net Cash Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Lead Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrowers, the Borrowers may reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrowers enter into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, one hundred eighty (180) days after the twelve (12) month period that follows receipt of such Net Cash Proceeds; provided that (i) so long as a Default or Event of Default shall have occurred and be continuing, the Borrowers shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrowers entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to 100% of any such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C) On each occasion that the Borrowers must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrowers shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds in the minimum amount specified above (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrowers reasonably determine that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans, in an amount equal to 100% of such Net Cash Proceeds realized or received;

(iii)If, following the Closing Date, any Company or Restricted Subsidiary incurs or issues any (A) Refinancing Term Loans, (B) Indebtedness pursuant to Section 7.03(w) or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds. If the Borrowers obtain any Refinancing Revolving

Credit Commitments, the Borrowers shall, concurrently with the receipt thereof, terminate Revolving Credit Commitments in an equivalent amount pursuant to Section 2.06.

(iv)Each prepayment of Term Loans pursuant to this Section 2.05(b) (other than clause (iii) above) shall be applied on a pro rata basis to the Term Loans and, except to the extent a lesser prepayment is required pursuant to the applicable Incremental Facility Amendment or Extension Offer with respect to any applicable Class of Incremental Term Loans or Extended Term Loans, any Incremental Term Loans or Extended Term Loans and shall be applied to the amortization schedule set forth in Section 2.07, first to the installments thereof in direct order of maturity to the next four scheduled payments pursuant to Section 2.07(a) following the applicable prepayment event, and second, on a pro rata basis to the remaining installments. Each such prepayment of any Class of Term Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages subject to clause (v) of this Section 2.05(b).

(v)The Lead Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii) or (iii) of this Section 2.05(b) prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Lead Borrower’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment with respect to any Class of Term Loans. Each Appropriate Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) or (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Lead Borrower no later than 5:00 p.m. three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the Borrowers (“Retained Declined Proceeds”).

(vi)Notwithstanding any other provision of this Section 2.05(b), (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Restricted Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Restricted Disposition”), the Net Cash Proceeds of any Casualty Event of a Restricted Subsidiary (a “Restricted Casualty Event”), or Excess Cash Flow would be prohibited or delayed by applicable local law from being distributed or otherwise transferred to a Company, the realization or receipt of the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be taken into account in measuring the Borrowers’ obligation to repay Term Loans at the times provided in Section 2.05(b)(i), or the Borrowers shall not be required to make a prepayment at the time provided in Section 2.05(b)(ii), as the case may be, for so long, but only so long, as the applicable local law will not permit such distribution or transfer (the Companies hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all commercially reasonable actions available under the applicable local law to permit such repatriation), and once distribution or transfer of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, the amount of such Net Cash Proceeds or Excess Cash Flow permitted to be distributed or transferred (net of additional taxes payable or reserved against as a result thereof) will be promptly (and in any event not later than three (3) Business Days after such distribution or transfer is permitted) taken into account in measuring the Borrowers’ obligation to repay the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Lead Borrower has determined in good faith (as set forth in a written notice delivered to the Administrative Agent) that distribution or other transfer of any or all of the Net Cash Proceeds of any Restricted Disposition or any Restricted Casualty Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the amount of the Net Cash Proceeds or Excess Cash Flow so affected shall not be taken into account in measuring the Borrowers’ obligation to repay Term Loans pursuant to this Section 2.05(b).

(vii)If for any reason (i) the Dollar Equivalent of the aggregate Revolving Credit Exposure denominated in Revolving Alternative Currencies of all Lenders shall exceed 105% of the Alternative Currency Sublimit or (ii) the aggregate Revolving Credit Exposure of all Lenders at any time exceeds 101.75% (or if no Revolving Credit Exposure denominated in Revolving Alternative Currencies is outstanding, 100%) of the aggregate Revolving Credit Commitments then in effect (including, for the avoidance of doubt, as a result of currency fluctuations or the termination of such Revolving Credit Commitments on the Maturity Date with respect thereto), the Borrowers shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess over the Alternative Currency Sublimit or the aggregate Revolving Credit Commitments, as applicable; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(vii) unless after the prepayment in full of the Revolving Credit Loans, the aggregate Revolving Credit Exposures exceed the aggregate Revolving Credit Commitments.

(c)Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon in the currency in which such Loan is denominated, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.04.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit with the Administrative Agent in the currency in which such Loan is denominated the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid, provided that the Borrowers may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.
(d)Discounted Voluntary Prepayments.

(i)Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, the Borrowers shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d), provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of such Class on a pro rata basis and (C) the Lead Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Lead Borrower (1) stating that no Event of Default under Section 8.01(a) or under Section 8.01(f) or (g) (in each case, with respect to the Borrowers) has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(d) has been satisfied and (3) specifying the aggregate principal amount of Term Loans of any Class offered to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii)To the extent the Borrowers seek to make a Discounted Voluntary Prepayment, the Lead Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the Borrowers desire to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by the Borrowers (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $10,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrowers with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days from and including the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Lead Borrower, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrowers if the Borrowers have selected a single percentage pursuant to Section 2.05(d)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrowers can pay the Proposed Discounted Prepayment Amount in full (determined by adding the Outstanding Amount of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv)The Borrowers shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrowers shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrowers shall prepay all Qualifying Loans.

(v)Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.04), upon irrevocable notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., New York City time, three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi)To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(d)(ii) above) established by the Administrative Agent and the Lead Borrower, each acting reasonably.

(vii)Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Lead Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Lead Borrower after the date of such Lender Participation Notice.

(viii)Nothing in this Section 2.05(d) shall require the Borrowers to undertake any Discounted Voluntary Prepayment.

Section 2.06.    Termination or Reduction of Commitments.

(a)Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce any Class of Revolving Credit Commitments if, after giving effect to any concurrent repayment of the Revolving Credit Loans and Swing Line Loans of such Class, the aggregate Revolving Credit Exposure of all Lenders in respect of the Revolving Credit Facility (excluding the portion of such Class of Revolving Credit Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrowers have made arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer with respect to such Letters of Credit and such L/C Issuer has released the Revolving Credit Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Credit Commitments. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, in which case such sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing, which refinancing shall not be consummated or otherwise shall be delayed.

(b)Mandatory. The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a) or 2.01(b), as applicable. The Revolving Credit Commitments shall terminate on the Maturity Date therefor. The Extended Revolving Credit Commitments shall terminate on the maturity date applicable thereto.

(c)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.07.    Repayment of Loans.

(a)Term A Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders holding each Class of Term A Loans in Dollars (i) on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, an aggregate principal amount equal to the applicable percentage set forth below of the aggregate principal amount of the Term A Loans funded on the Closing Date and (ii) on the Maturity Date for the Term A Loans, the aggregate principal amount of all Term A Loans outstanding on such date; provided that payments required by Section 2.07(a)(i) shall be reduced as a result of the application of prepayments in accordance with Section 2.05.

Payment Dates (commencing with the first payment date occurring at least one full fiscal quarter after the Closing Date):	Quarterly Amortization Percentage:
First four payment dates	0%
Second four payment dates	1.25%
Third four payment dates	1.25%
Fourth four payment dates	1.875%
Fifth four payment dates	3.75%

(b)Term B Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders holding each Class of Term B Loans in Dollars (i) on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term B Loans funded on the Closing Date and (ii) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date; provided that payments required by Section 2.07(b)(i) shall be reduced as a result of the application of prepayments in accordance with Section 2.05. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrowers in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.

(c)Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the principal amount of each of its Revolving Credit Loans outstanding on such date in the currency in which such Revolving Credit Loan is denominated.

(d)Swing Line Loans. The Borrowers shall repay its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08.    Interest.

(a)Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the relevant Applicable Rate for Revolving Credit Loans that are Base Rate Loans (or such other rate as may otherwise be agreed by the Borrowers and the applicable Swing Line Lender).

(b)The Borrowers shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c)Interest on each Loan shall be due and payable in the currency in which such Loan is denominated in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09.    Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a)Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender under the Revolving Credit Facility a commitment fee in Dollars (the “Commitment Fee”) at the applicable Commitment Fee Rate on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds the Revolving Credit Exposure (less the Swing Line Exposure) of such Lender. The Commitment Fee for the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility.

(b)Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

Section 2.10    Computation of Interest and Fees.

(a)All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate and shall be made on the basis of a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All computations of interest for Revolving Credit Loans denominated in British Pound Sterling shall be made on the basis of a year of three hundred sixty-five (365) days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)[Reserved].

(c)The parties acknowledge and agree that all calculations of interest under the Loan Documents are to be made on the basis of the nominal interest rate described herein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

Section 211.    Evidence of Indebtedness.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in ýSection 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall be conclusive in the absence of demonstrable error.

Section 2.12.    Payments Generally.

(a)All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m., Local Time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m., Local Time, shall (in the sole discretion of the Administrative Agent) be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars.

(b)If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)Unless the Lead Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)if the Borrowers failed to make such payment, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative

Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder; and

(ii)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.
(d)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13.    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or its participations in L/C Obligations or Swing Line Loans, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14.    Incremental Credit Extensions.

(a)At any time and from time to time, subject to the terms and conditions set forth herein, the Borrowers may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the amount of any Class of Term  Loans or add one or more additional tranches of any Class of term loans (any such Term  Loans or additional tranche of term loans, the “Incremental Term Loans”) and/or one or more increases in the Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”). Notwithstanding anything to contrary herein, the aggregate Dollar Equivalent amount of all Incremental Facilities (other than Refinancing Term Loans and Refinancing Revolving Credit Commitments) (determined at the time of incurrence), together with the aggregate principal amount of all Permitted Credit Facilities Acquisition Debt and Permitted Alternative Incremental Facilities Debt, shall not exceed the sum of (i) $750,000,000 plus (ii) the amount of any voluntary prepayments of the Term Loans and voluntary permanent reductions of the Revolving Credit Commitments (including Discounted Voluntary Prepayments limited to the cash amount paid) effected after the Closing Date (it being understood that (x) any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder or any reduction of Revolving Credit Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder and (y) any prepayment of Term Loans or any reduction of Revolving Credit Commitments funded with proceeds from Incremental Facilities incurred pursuant to clause (iv) below, in the case of each of (x) and (y) shall not increase the calculation of the amount under this clause (ii)) plus (iii) the cash amount paid in respect of any reduction in the outstanding principal amount of the outstanding Loans or any Incremental Facility resulting from assignments to (and purchase by) any Borrower, excluding any reduction funded with proceeds from Incremental Facilities incurred pursuant to clause (iv) below plus (iv) unlimited additional Incremental Facilities, Permitted Credit Facilities Acquisition Debt and Permitted Alternative Incremental Facilities Debt so long as, after giving Pro Forma Effect thereto (assuming that any such Incremental Revolving Credit Commitments are drawn in full) and after giving effect to any Permitted Acquisition consummated in connection therewith and all other appropriate Pro Forma Adjustments (but excluding the cash proceeds of any such Incremental Term Loans or Incremental Revolving Credit Commitments), the First Lien Senior Secured Leverage Ratio shall not exceed 3.50:1.00; provided, for the avoidance of doubt, that Incremental Facilities, Permitted Credit Facilities Acquisition Debt and Permitted Alternative Incremental Facilities Debt may be incurred pursuant to this clause (iv) prior to utilization of the amount set forth in clause (i) above. Each Incremental Facility shall be in an integral multiple of $5,000,000 and be in an aggregate principal amount that is not less than $25,000,000 in case of Incremental Term Loans or $15,000,000 in case of Incremental Revolving Credit Commitments, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above. Each Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing, all of the other Obligations under this Agreement.

(b)Any Incremental Term Loans (i) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the applicable Class of Term Loans, (ii) shall have interest rate margins and (subject to clauses (iii) and (iv)) amortization schedule as determined by the Borrowers and the lenders thereunder (provided that, (A) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all lenders providing such Incremental Term Loans that are “term loan Bs” (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith)) relating to any Incremental Term Loans that are “term loan Bs” exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all Lenders providing the Term B Loans (but excluding customary arrangement or commitment fees payable to any arranger, bookrunner or agent or their Affiliates in connection therewith)) relating to any Term B Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Rate relating to such Term B Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all lenders providing such Incremental Term Loans that are “term loan Bs” (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith)) relating to such Incremental Term Loans that are “term loan Bs” minus 0.50% and (B) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all lenders providing such Incremental Term Loans that are “term loan As” (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith)) relating to any Term Loans that are “term loan As” exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all Lenders providing the Term A Loans (but excluding customary arrangement or commitment fees payable to any arranger, bookrunner or agent or their Affiliates in connection therewith)) relating to any Term A Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Rate relating to such Term A Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all lenders providing such Incremental Term Loans that are “term loan As” (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith)) relating to such Incremental Term Loans that are “term loan As” minus 0.50%; provided that, in the case of each of (A) and (B), if the Incremental Term Loans include an interest rate floor greater than the applicable interest rate floor under such Term Loans, such differential between interest rate floors shall be equated to the Applicable Rate for purposes of determining whether an increase to the Applicable Rate under such Term Loans shall be required, but only to the extent an increase in the interest rate floor in such Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to such Term Loans shall be increased to the extent of such differential between interest rate floors), (iii) the final maturity date of any Incremental Term Loan (x) that is a “term loan A” shall be no earlier than the latest Maturity Date with respect to Term A Loans and (y) that is a “term loan B” shall be no earlier than the latest Maturity Date with respect to with respect to Term B Loans, (iv) the Weighted Average Life to Maturity of any Incremental Term Loan (x) that is a “term loan A” shall be no shorter than the Weighted Average Life to Maturity of the Term A Loans and (y) that is a “term loan B” shall be no shorter than the Weighted Average Life to Maturity of the Term B Loans and (v) shall otherwise have the same terms as the applicable Class of Term Loans or such terms as are reasonably satisfactory to the Administrative Agent.

(c)Any Incremental Revolving Credit Commitment shall (i) have the same maturity date as the Revolving Credit Commitments, (ii) require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Credit Commitments and (iii) be on the same terms and pursuant to the same documentation applicable to the Revolving Credit Commitments.

(d)Each notice from the Borrowers pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Credit Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans or Incremental Revolving Credit Commitments shall be reasonably satisfactory to the Borrowers and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, such Additional Lender, the Administrative Agent and, in the case of any Incremental Revolving Credit Commitments, each L/C Issuer and each Swing Line Lender. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that (x) all references to “the date of such Credit Extension” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date and (y) if the proceeds of such Incremental Facility are to be used, in whole or in part, to finance a Limited Condition Acquisition, (1) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be customary “specified representations” as agreed by the Borrowers and the applicable lenders providing such Incremental Facility and (2) Section 4.02(b) shall apply solely with respect to a Default pursuant to Section 8.01(f) or (g)). Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment (each, an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. Additionally, if any Revolving Credit Loans are outstanding at the time any Incremental Revolving Credit Commitments are established, the Revolving Credit Lenders immediately after effectiveness of such Incremental Revolving Credit Commitments shall purchase and assign at par such amounts of the Revolving Credit Loans outstanding at such time as the Administrative Agent may require such that each Revolving Credit Lender holds its Applicable Percentage of all Revolving Credit Loans outstanding immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

Section 2.15.    Extensions of Term Loans and Revolving Credit Commitments.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of any Class of Term Loans or any Class of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments of the applicable Class and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate Class of Term Loans from the Class of Term Loans from which they were extended, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were extended, it being understood that an Extension may be in the form of an increase in the amount of any other then outstanding Class of Term Loans or Revolving Credit Commitments otherwise satisfying the criteria set forth below), so long as the following terms are satisfied: (i) except as to interest rates, fees and final maturity (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Credit Commitments (and related outstandings); provided that at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (ii) except as to interest rates, fees, discounts, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined between the Borrowers and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to the applicable Class of Term Loans pursuant to Section 2.07(a) for periods prior to the Maturity Date for Term A Loans or Term B Loans as applicable may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments of such Class, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Class, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers and (ix) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent. No Lender shall be obligated to extend its Term Loans or Revolving Credit Commitments unless it so agrees.

(b)With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Lead Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Lead Borrower’s sole discretion and may be waived by the Lead Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered, (y) no Class of Extended Term Loans shall be in a Dollar Equivalent amount of less than $25,000,000 and (z) no Class of Extended Revolving Credit Commitments shall be in a Dollar Equivalent amount of less than $10,000,000 (each amount in clause (y) and (z) above, the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other

Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c)No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (ii) with respect to any Extension of any Class of Revolving Credit Commitments, the consent of the relevant L/C Issuer and Swing Line Lender (if such L/C Issuer or Swing Line Lender is being requested to issue letters of credit or make swing line loans with respect to the Class of Extended Revolving Credit Commitments). All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.15. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)In connection with any Extension, the Lead Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

Section 2.16.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)The Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a);

(b)the Commitment, Outstanding Amount of Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Required Revolving Credit Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any waiver, amendment or modification of a type described in clause (a) , (b) or (c) of the first proviso in Section 10.01 that would apply to the Commitments or Obligations owing to such Defaulting Lender shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Commitments or Obligations owing to such Defaulting Lender;

(c)if any Swing Line Exposure or L/C Obligation exists at the time a Lender under the Revolving Credit Facility becomes a Defaulting Lender then:

(i)all or any part of the Swing Line Exposure or L/C Obligation of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment, (y) to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and L/C Obligation does not exceed the total of all non-Defaulting Lenders’ Commitments and (z) no Default shall have occurred and be continuing at such time;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Days following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, Cash Collateralize for the benefit of the L/C Issuer only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Obligation (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Obligation is outstanding;

(iii)if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s L/C Obligation pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s L/C Obligation during the period such Defaulting Lender’s L/C Obligation is Cash Collateralized;

(iv)if the L/C Obligations of the non-Defaulting Lenders are increased pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.03(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)if all or any portion of such Defaulting Lender’s L/C Obligation is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.03(h) with respect to such portion of such Defaulting Lender’s L/C Obligation shall be payable to the L/C Issuer until and to the extent that such L/C Obligation is reallocated and/or Cash Collateralized; and

(d)so long as such Lender is a Defaulting Lender under the Revolving Credit Facility, such Swing Line Lender shall not be required to fund any Swing Line Loan and the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or cash collateral will be provided by the Borrowers in accordance with Section 2.16(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrowers, the Swing Line Lender and the L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposures and L/C Obligations of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage.
Section 2.17.    Permitted Debt Exchanges.

(a)Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Lead Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Lead Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrowers may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured notes or senior unsecured, senior subordinated, or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i)each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Term Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Lead Borrower, is unable to certify that it is (A) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (B) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (C) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii)the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii)the stated final maturity of such Permitted Debt Exchange Notes is not earlier than the latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such latest maturity date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv)such Permitted Debt Exchange Notes are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the latest Maturity Date for the Class or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Notes shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be not less than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(v)no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is or substantially concurrently becomes a Loan Party;

(vi)if such Permitted Debt Exchange Notes are secured, such Permitted Debt Exchange Notes are secured on a pari passu basis (other than with respect to control of remedies)

or junior priority basis to the Obligations and (A) such Permitted Debt Exchange Notes are not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations and (B) the beneficiaries thereof (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent;

(vii)the terms and conditions of such Permitted Debt Exchange Notes (excluding pricing and optional prepayment or redemption terms or covenants or provisions applicable only to periods after the Maturity Date of the Class or Classes of Term Loans being exchanged) reflect market terms and conditions (as reasonably determined by the Borrowers) at the time of incurrence or issuance; provided that if such Permitted Debt Exchange Notes contain any financial maintenance covenants, such covenants shall not be more restrictive taken as a whole than those contained in this Agreement (unless such covenants are also added for the benefit of the Lenders under this Agreement, in which case any requirement to so comply shall not require the consent of any Lender or Agent hereunder);

(viii)all Term Loans exchanged under each applicable Class by the Borrowers pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrowers on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Lead Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Lead Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(ix)if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Lead Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrowers shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Lead Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrowers shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(x)all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Lead Borrower and the Administrative Agent; and

(xi)any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower.

Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.
(b)With respect to all Permitted Debt Exchanges effected by the Borrowers pursuant to this Section 2.17, such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing the Lead Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.05, 2.06 and 2.13 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.17.

(c)In connection with each Permitted Debt Exchange, the Lead Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Lead Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Lead Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.

(d)The Borrowers shall be responsible for compliance with, and hereby agree to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

ARTICLE 3

Taxes, Increased Costs Protection and Illegality

Section 3.01.    Taxes.

(a)Any and all payments by the Loan Parties (the terms Loan Parties and Borrowers under this Section 3.01 being deemed to include any Subsidiary for whose account a Letter of Credit is issued) to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Law. If any applicable Withholding Agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the applicable Borrower or applicable Guarantor shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such applicable Withholding Agent shall make such deductions, (iii) such applicable Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws.

(b)In addition, the Loan Parties agree to timely pay to the relevant Governmental Authority, or at the option of the Administrative Agent to timely reimburse it for the payment, any Other Taxes.

(c)Without duplication of amounts payable under Section 3.01(a) or 3.01(b), the Loan Parties agree to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor. A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section

3.01 with respect to Taxes giving rise to such refund) to the Loan Party, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return an amount equal to such refund (plus any applicable interest, charges, additions to tax or penalties) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Lead Borrower’s request, provide the Lead Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to make available its Tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by any Borrower, use reasonable efforts (subject to legal and regulatory restrictions), to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such designation in the judgment of such Lender would eliminate or reduce the amounts payable pursuant to Section 3.01(a) or (c) and that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this paragraph (g) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (c). The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(h)Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in (i), (ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:
(i)Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii)Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the relevant Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms), or

(D)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, as applicable (or any successor forms), United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other certification documents from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)two duly completed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(iii)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or

1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (h), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
(i)The Administrative Agent shall provide the Lead Borrower with two duly completed original copies of, if it is a United States person (as defined in Section 7701(a) (30) of the Code), Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States person, (A) Internal Revenue Service Form W-8ECI with respect to payments to be received by it as a beneficial owner and (B) Internal Revenue Service Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Lead Borrower. Notwithstanding any other provisions of this clause (i), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.

(j)For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender.

(k)Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02.    Inability to Determine Rates. (a) If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan denominated in any currency, or the Required Lenders (excluding for all purposes of this Section 3.02 only, the portion of the Total Outstandings and unused Commitments that are not available for Loans in such currency) determine that the Eurocurrency Rate for any currency requested Interest Period with respect to such proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits in the currency of such Eurocurrency Rate Loan are not being offered to banks in the applicable London or other relevant interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in such currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, (i) in the case of Loans denominated in Dollars, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) in the case of a Revolving Credit Loan to be denominated in a currency other than Dollars, unless the Administrative Agent, the relevant Revolving Credit Lenders and the Borrowers otherwise agree to a substitute rate that is selected to reflect such Revolving Credit Lenders’ cost of funding such Revolving Credit Loan (in which case, such substitute rate shall be deemed to be the “Eurocurrency Rate”

for the applicable Borrowing), such Revolving Credit Loan shall be made in Dollars in the Dollar Equivalent amount of the requested Borrowing (and all Revolving Credit Loans then outstanding that are denominated in such currency shall be repaid at the end of the then current Interest Period).

(b)Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or any applicable lending office of such Lender to make, maintain, or fund Eurocurrency Rate Loans in one or more currencies, or to make Loans of any Type to Borrowers in one or more jurisdictions, hereunder, then such Lender shall promptly so notify the Lead Borrower thereof and such Lender’s obligation to make or continue any Eurocurrency Rate Loans in such currencies, to convert other Types of Loans into Eurocurrency Rate Loans in such currencies or to make Loans to Borrowers in such jurisdictions shall be suspended until the circumstances giving rise to suspension no longer exist (in which case such Lender shall again make, maintain, and fund Eurocurrency Rate Loans in such currencies and Loans to Borrowers in such jurisdictions), and each such Eurocurrency Rate Loan in an affected currency then outstanding shall (i) in the case of Loans in Dollars, be converted into Base Rate Loans on the last day of the then-current Interest Period with respect thereto and (ii) in the case of Loans in any Revolving Alternative Currency, at the option of the applicable Borrower, either (A) be paid on the last day of the then-current Interest Period with respect thereto or (B) be converted into Base Rate Loans denominated in Dollars on the last day of the then-current Interest Period with respect thereto, at the Exchange Rate in effect on such day (it being agreed that at the request of any affected Lender (with a copy to the Administrative Agent), the applicable Borrower will pay to such Lender any additional amount required to compensate such Lender for any actual losses sustained by it as a result of such conversion of the currency of any Loan).

Section 3.03.    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)If any Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including as a result of Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto) (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Excluded Taxes) or (ii) reserve requirements contemplated by Section 3.03(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)If any Lender determines that as a result of any Change in Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d)Subject to Section 3.05(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrowers, use reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such designation in the judgment of such Lender would eliminate or reduce the amounts payable pursuant to this Section 3.03 and that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to (a), (b), (c) or (d).

Section 3.04.    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b)any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrowers;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.05.    Matters Applicable to All Requests for Compensation.

(a)Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrowers setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Lead Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.03, the Lead Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.05(b) hereof, such Lender’s Eurocurrency Rate Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i)to the extent that such Lender’s Eurocurrency Rate Loans denominated in Dollars have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)all Loans denominated in Dollars that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)If any Lender gives notice to the Lead Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans denominated in Dollars pursuant to this Section 3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.06.    Replacement of Lenders under Certain Circumstances.

(a)If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Lead Borrower may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b)Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.04 as a consequence of such assignment and, in the case of an assignment of Term B Loans in connection with a Repricing Transaction, the premium, if any, that would have been payable by the Borrowers on such date if such Lender’s Term Loans subject to such assignment had been prepaid on such date shall have been paid by the Borrowers to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)In the event that (i) the Borrowers or the Administrative Agent have requested that the Lenders (A) consent to an extension of the Maturity Date of any Class of Loans as permitted by Section 2.15, (B) consent to a departure or waiver of any provisions of the Loan Documents or (C) agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.07.    Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and any assignment of rights by or replacement of a Lender or L/C Issuer.

ARTICLE 4

Conditions Precedent to Credit Extensions

Section 4.01.    Conditions to Closing Date. The obligations of the Lenders to make Loans on the Closing Date and the effectiveness of the Commitments hereunder are subject to the following conditions:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)executed counterparts of this Agreement from each of the parties listed on the signature pages hereto;

(ii)executed counterparts of the Guaranty from each of the parties listed on the signature pages hereto and thereto;

(iii)a Note executed by the Borrowers in favor of each Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date;

(iv)each Collateral Document set forth on Schedule 4.01(a) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with (except as provided in such Collateral Documents);

A.certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and (if applicable) instruments evidencing the pledged debt referred to therein endorsed in blank;

B.evidence that all other actions, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and Collateral Agent; and

C.evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent and Collateral Agent has been named as loss payee and additional insured under each United States insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(v)such certificates, copies of Organization Documents of the Loan Parties, resolutions or other action and incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi)an opinion from each of (A) Mayer Brown LLP, U.S. counsel to the Loan Parties, (B) K&L Gates LLP, special North Carolina counsel to Parent and (C) Carson Stewart, Esq., corporate counsel of Parent, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(vii)a certificate of a Responsible Officer of Parent certifying as to the matters set forth in Sections 4.01(f), 4.02(a) and (b);

(viii)a certificate attesting to the Solvency of the Group on the Closing Date after giving effect to the Transaction, from the Parent’s chief financial officer or other officer with equivalent duties;

(ix)a Committed Loan Notice or Letter of Credit Application, as applicable, relating to any Credit Extension being made on the Closing Date; and

(x)if available in the relevant jurisdiction, good standing certificates or certificates of status, as applicable and bring down telegrams or facsimiles, for each Loan Party.

(b)All fees and expenses required to be paid hereunder or pursuant to the Fee Letters, in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date shall have been paid in full in cash or will be paid on the Closing Date out of the proceeds of the Credit Extensions made to the Borrowers on the Closing Date.

(c)The Lead Arrangers shall have received (i) the Annual Financial Statements, (ii) the Quarterly Financial Statements, (iii) annual projections in a form reasonably satisfactory to the Lead Arrangers and (iv) a copy of the Offering Memorandum.

(d)Prior to or substantially simultaneously with the making of the Credit Extensions to the Borrowers on the Closing Date, (i) the Refinancing shall have been consummated and (ii) the Senior Notes shall have been issued and, in each case, the Administrative Agent shall have received satisfactory evidence thereof.

(e)The Administrative Agent and the Lead Arrangers shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least five (5) Business Days prior to the Closing Date by the Administrative Agent and the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(f)That, since December 31, 2015, there shall not have occurred any event, condition or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect on the business, assets, results of operations or financial condition of Parent and its subsidiaries or on the business to be conducted by them.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be, unless such Lender has notified the Administrative Agent of any disagreement prior to the making of the Credit Extensions on the Closing Date.
Section 4.02.    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension including on the Closing Date (other than (x) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or (y) a Credit Extension of Incremental Term Loans in connection with a Limited Condition Acquisition) is subject to the following conditions precedent:

(a)The representations and warranties of the Companies and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)The Administrative Agent and, if applicable, the relevant L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than (i) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or (ii) a Credit Extension of Incremental Term Loans in connection with a Limited Condition Acquisition) submitted by the Borrowers shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE 5

Representations and Warranties

The Borrowers represent and warrant to the Agents and the Lenders that:
Section 5.01.    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each other Restricted Subsidiary (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including the USA PATRIOT Act and anti-money laundering laws), orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Companies), (b)(i), (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Loan Documents) or (iv) violate any material Law; except (in the case of clauses (b)(ii) and (b)(iv)), to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04.    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05.    Financial Statements; No Material Adverse Effect.

(a)The Quarterly Financial Statements and the Annual Financial Statements fairly present in all material respects the consolidated financial condition of the Parent and its consolidated subsidiaries and the combined financial condition of the Group, as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Closing Date.

(b)Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06.    Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Companies, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Companies or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07.    Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good and valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all real property of such Loan Party or Subsidiary, and good title to its personal property and other assets owned by such Loan Party or Subsidiary, free and clear of all Liens except for Permitted Liens, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08.    Environmental Compliance. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)there are no pending or, to the knowledge of the Companies, threatened in writing claims, actions, suits, notices of violation, notices of potential responsibility or proceedings related to the Loan Parties or any of their respective Subsidiaries alleging potential liability under or responsibility for violation of, or otherwise relating to, any Environmental Law;

(b)(i) there is no asbestos or asbestos-containing material in a condition that requires remediation on any property currently or formerly owned, leased or operated by any Loan Party or any of its respective Subsidiaries; and (ii) there has been no Release or threatened Release of Hazardous Materials at, on, under or from any location in a manner which would reasonably be expected to give rise to liability of any Loan Party or any of its respective Subsidiaries under Environmental Laws;

(c)neither the Loan Parties nor any of their respective Subsidiaries is undertaking, or is required to undertake, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law;

(d)all Hazardous Materials transported from any property currently or, to the knowledge of the Companies or any of their respective Subsidiaries, formerly owned, leased or operated by any Loan Party or any of its respective Subsidiaries for off-site disposal have been disposed of in compliance with all Environmental Laws;

(e)none of the Loan Parties nor any other of their respective Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law or is otherwise subject to any Environmental Liability or knows of any basis for such Environmental Liability;

(f)the Loan Parties and their respective Subsidiaries and their respective businesses, operations and properties are and have been in compliance with applicable Environmental Laws; and

(g)the representations in this Section 5.08 are the sole representations and warranties of the Loan Parties and their respective Subsidiaries with respect to Environmental Laws and Environmental Liabilities.

Section 5.09.    Taxes. Each Company and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to any Company or Restricted Subsidiary that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10.    Compliance with ERISA.

(a)Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b)(i) No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11.    Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrowers nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Companies and their Subsidiaries have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on the Closing Date, all Equity Interests owned directly or indirectly by any Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) those Liens permitted under Sections 7.01(b), (o), (w) (solely with respect to modifications, replacements, renewals or extensions of Liens permitted by Sections 7.01(b) and (o)) and (ii) and (iii) any nonconsensual Lien that is permitted under Section 7.01. (a) As of March 31, 2016, Schedule 5.11 sets forth the name and jurisdiction of organization or incorporation of each Subsidiary, (b) as of March 31, 2016, Schedule 5.11 sets forth the ownership interest of the Companies and the other Loan Parties in each of their direct Subsidiaries, including the percentage of such ownership and (c) as of the Closing Date, Schedule 5.11 identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 5.12.    Margin Regulations; Investment Company Act.

(a)(i) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB and (ii) with respect to each of the Loan Parties, after applying the proceeds of all Credit Extensions, not more than 25% of the value of its assets constitutes margin stock.

(b)None of the Companies, any Person Controlling the Companies or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13.    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14.    Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Companies, without violation of the rights of any Person, except to the extent such failures or violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Companies, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15.    Solvency. On the Closing Date after giving effect to the Transaction, the Companies and the Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16.    Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 5.17.    Use of Proceeds. The proceeds of the Term A Loans, the Term B Loans and the Revolving Credit Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

Section 5.18.    Anti-Terrorism Laws; OFAC and Anti-Corruption Laws. (a) Each of the Companies and their Subsidiaries has complied and is in compliance, in all material respects, with the Sanctions Laws and Regulations and with the United States Foreign Corrupt Practices Act of 1977, as amended and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any of the Companies and their Subsidiaries (“Anti-Corruption Laws”). No Borrowing or Letter of Credit, or use of any part of the proceeds of any Loan, will violate or result in the violation of any Sanctions Laws and Regulations or any Anti-Corruption Laws applicable to any party hereto.

(b)None of (i) the Companies or any other Loan Party, (ii) the Restricted Subsidiaries that are not Loan Parties or (iii) to the knowledge of the Borrowers, any director, manager, officer, agent or employee of the Companies or any of their Restricted Subsidiaries, in each case, is (A) on the list of “Specially Designated Nationals and Blocked Persons” or other sanctions list maintained by OFAC, (B) located, organized or resident in a country or territory that is itself the target of any Sanctions Laws and Regulations or (C) 50% or more owned by one or more Persons described in clause (A) above.

(c)The Companies and their Restricted Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Companies and the Restricted Subsidiaries, and by their respective directors, officers, employees and agents in connection with any such Person’s actions on behalf of the Companies or the Restricted Subsidiaries, with Sanctions Laws and Regulations and with Anti-Corruption Laws.

ARTICLE 6

Affirmative Covenants

From and after the Closing Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each of the other Companies and the Restricted Subsidiaries to:
Section 6.01.    Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent, all financial information that would be required to be contained in an annual report on Form 10-K for the Companies (if the Companies as a group were required to file such reports), or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, the regularly scheduled maturity of the Revolving Credit Commitments) or any qualification or exception as to the scope of such audit; and

(b)as soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent, all financial information that would be required to be contained in a quarterly report on Form 10-Q for the Companies (if the Companies as a group were required to file such reports), or any successor or comparable form, file with the SEC.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to the consolidated financial information of the Group by furnishing (A) Parent’s (or any direct or indirect parent of the Companies, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC provided that the same is accompanied by (or posted on the website of Parent), (i) a discussion within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such report for the relevant period, which explains in reasonable detail and in a manner consistent with the presentation of information in the Offering Memorandum, the differences between the information relating to Parent and its Subsidiaries, on the one hand, and the information relating to the Group on a combined standalone basis, on the other hand and (ii) the following financial and operational information for the Group on a combined standalone basis: restaurant unit count (broken out by brand and by franchise vs. Company-owned); revenue; operating profit; Consolidated EBITDA (with a reconciliation to operating profit or net income); Capital Expenditures; refranchising proceeds; total debt; and cash and Cash Equivalents; provided that to the extent such information is in lieu of information required to be provided under Section 6.01(a), such Form 10-K is accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards; or (B) following an election by the Companies pursuant to the definition of “GAAP,” the applicable financial statements determined in accordance with IFRS. For the avoidance of doubt, the consolidating information described in the proviso in clause (A) of the preceding sentence need not be audited.
Section 6.02.    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower;

(b)promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Parent or any of the Companies file with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party or any of its Subsidiaries (other than in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect;

(d)together with the delivery of the financial statements pursuant to Section 6.01(a) and, except in the case of clause (i) below, each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.05(b), (iii) a list of Subsidiaries that are Immaterial Subsidiaries as of the date of delivery of such Compliance Certificate and (x) in the case of a Compliance Certificate delivered in connection with the delivery of financial statements pursuant to Section 6.01(a), a list of all Subsidiaries that are Material Subsidiaries and (y) in the case of a Compliance Certificate delivered in connection with the delivery of financial statements pursuant to Section 6.01(b), a list of all Domestic Subsidiaries that are Material Subsidiaries or, in each case, a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list and (iv) such other information required by the Compliance Certificate;

(e)promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(f)no later than ten (10) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), the Companies shall host a conference call or meeting with the Lenders; provided that any conference call or meeting in which the Administrative Agent and Lenders are permitted to participate, hosted by Parent for its investors to review its financial results within such time period shall be deemed to satisfy the requirements of this Section 6.02(f).

Documents required to be delivered pursuant to Section 6.01(a) and (b), Section 6.02(a), or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are filed electronically with the SEC through the SEC’s Electronic Data Gathering Analysis and Retrieval System (or any successor system), (ii) on which the Lead Borrower posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (iii) on which such documents are posted on the Lead Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Companies hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Companies or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Company or its Affiliates or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

The Borrowers represent and warrant that the Companies, the controlling Persons thereof and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Lead Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.01(a) and (b), along with the Loan Documents, available to Public Lenders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities.  The Borrowers will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrowers has no outstanding publicly traded securities, including 144A securities.  In no event shall the Administrative Agent post compliance certificates or budgets to Public Lenders.
Section 6.03.    Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:

(a)of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto;

(b)any litigation or governmental proceeding (including, without limitation, related to any Environmental Laws) pending against any Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect; and

(c)of the occurrence of any ERISA Event or Foreign Plan Event that could reasonably be expected to have a Material Adverse Effect.

Section 6.04.    Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Companies) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.05.    Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.06.    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Companies and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area and flood insurance is available in the community in which the property is located, then, to the extent required by applicable Laws (including any Flood Insurance Laws), the Lead Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form reasonably acceptable to the Administrative Agent. Any such insurance (excluding business interruption insurance) maintained in the United States shall name the Collateral Agent as additional insured or loss payee, as applicable.

Section 6.07.    Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA and Sanctions Laws and Regulations), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 6.08    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Companies or such Subsidiary, as the case may be.

Section 6.09    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year at the Borrowers’ expense absent the existence of an Event of Default; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Lead Borrower the opportunity to participate in any discussions with the Companies’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of the Companies or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.10    Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14 Section 6.13 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary:

(i)    within forty-five (45) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)    in the event that a Mortgage is required to be delivered as a result of such formation, acquisition, designation or occurrence pursuant to Section 6.10(i)(B), provide notice to the Administrative Agent of any Material Real Property owned by any direct or indirect wholly-Owned Subsidiary with detail sufficient for flood compliance purposes;
(B)    cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) pledges, guarantees, assignments, Security Agreement Supplements, Mortgages, and other security agreements and documents or joinders or supplements thereto, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement; provided that no Company shall be required to provide a Mortgage over (x) any real property other than Material Real Property or (y) any Material Real Property for so long as the 1998 Indenture restricts the ability of such Loan Party to provide mortgages over real property; provided further that upon receipt of such request by Administrative Agent, unless the applicable Loan Party shall not then be required to deliver a Mortgage pursuant to the foregoing proviso, the Borrowers shall promptly provide written notice of any Material Real Property to the Administrative Agent with detail sufficient for flood compliance purposes; and
(C)    cause each such Restricted Subsidiary to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the filing of financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected first priority Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
Section 6.11.    Use of Proceeds. Use the proceeds of each Credit Extension (other than in respect of any Incremental Facility) in a manner consistent with Section 5.17 and with the proceeds of any Incremental Facility for any purpose not prohibited by this Agreement.

Section 6.12.    Further Assurances and Post-Closing Covenants.

(a)Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the

Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents;

(b)Within 90 days after a request from the Administrative Agent or such longer period as the Administrative Agent may agree in its sole discretion, the Borrowers shall cause each Material Real Property to be subjected to a first priority Lien (subject to Permitted Liens) by delivery of a Mortgage as described by the Mortgage Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in the definition of “Mortgage Requirement” and shall deliver to the Administrative Agent and the Collateral Agent all documents described in the definition of “Mortgage Requirement” together with signed copies of opinions, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of local counsel for the Loan Parties in each jurisdiction where a Mortgaged Property is located, regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable mortgagor, and such other matters as may be reasonably requested by the Administrative Agent or the Collateral Agent, and each such local counsel opinion shall be in form and substance reasonably acceptable to the Administrative Agent; provided that no Loan Party shall be required to provide a Mortgage over any Material Real Property for so long as the 1998 Indenture restricts the ability of such Loan Party to provide mortgages over real property; provided further that upon receipt of such request by Administrative Agent, unless the applicable Loan Party shall not then be required to deliver a Mortgage pursuant to the foregoing proviso, the Borrowers shall promptly provide written notice of any Material Real Property to the Administrative Agent with detail sufficient for flood compliance purposes; and

(c)Within the time periods specified on Schedule 6.12 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12 hereto.

Section 6.13.    Designation of Subsidiaries.

(a)Subject to Section 6.13(b) below, the Lead Borrower may at any time designate any Restricted Subsidiary (other than a Company) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by such Borrower therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the applicable Borrower) of such Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b)The Lead Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i)no Default or Event of Default exists or would result therefrom; and

(ii)in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, any Company or any Restricted Subsidiary, and (B) no Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

Section 6.14.    Payment of Taxes. Each Company will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of any Company or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that no Company nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

Section 6.15    Nature of Business. Each Company and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by such Company and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary or ancillary thereto.

Section 6.16.    Maintenance of Ratings. The Companies shall maintain a corporate and corporate family public rating (which may be a rating of the Parent or another parent entity of the Companies), and the Companies shall maintain a facility rating for the Term B Loans, in each case, from each of S&P and Moody’s.

ARTICLE 7

Negative Covenants

From the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), the Borrowers shall not, nor shall they permit any of the other Companies or any of the other Restricted Subsidiaries to, directly or indirectly:

Section 7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Loan Document;

(b)Liens existing on the Closing Date and set forth on Schedule 7.01(b);

(c)Liens for taxes, assessments or governmental charges (i) which are not overdue for a period of more than sixty (60) days or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d)statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business (i) which secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)(i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Company or any Restricted Subsidiary;

(f)Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially adversely affect the value of such real property or materially interfere with the ordinary conduct of the business of any Company or any Restricted Subsidiary and in any exception on the Mortgage Policies issued in connection with the Mortgaged Property;

(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) so long as (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (ii) the period within which such proceedings may be initiated has not expired or (iii) no more than 60 days have passed after (A) such judgment, decree, order or award has become final or (B) such period within which such proceedings may be initiated has expired;

(i)Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender, and (iv) such Liens shall not encumber any Material Real Property or Specified Equity unless Liens thereon shall have been provided pursuant to the Loan Documents;

(j)leases, licenses, subleases or sublicenses and similar Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the ordinary conduct of business of any Company or any Restricted Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(k)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(m)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or Section 7.02(n) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)[reserved];

(o)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(f) or (v);

(p)any interest or title of a lessor or sublessor under leases or subleases entered into by any Company or any Restricted Subsidiary in the ordinary course of business which do not interfere in any material respect with the ordinary conduct of business of the Borrower or Restricted Subsidiaries;

(q)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Company or any Restricted Subsidiary in the ordinary course of business;

(r)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Company or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Company or any Restricted Subsidiary in the ordinary course of business;

(s)Liens arising from precautionary Uniform Commercial Code financing statement filings;

(t)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of any Company or any Restricted Subsidiary;

(v)Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w)the modification, replacement, renewal or extension of any Lien permitted by clauses ý(b), ý(i) and ý(o) of this ýSection 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by ýSection 7.03;

(x)ground leases in respect of real property on which facilities owned or leased by any Company or any of the Restricted Subsidiaries are located;

(y)Liens on property of a Non-Loan Party securing Indebtedness or other obligations of such Non-Loan Party;

(z)Liens solely on any cash earnest money deposits made by any Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(aa)Liens securing Indebtedness permitted pursuant to Section 7.03(t); provided that such Liens may be either a Lien on the Collateral that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien on the Collateral securing the Obligations (but may not be secured by any assets that are not Collateral) and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent;

(bb)    Liens securing Indebtedness permitted pursuant to Section 7.03(m);

(cc)    other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $300,000,000 and (y) 20.0% of LTM EBITDA as of the date of incurrence of such Indebtedness; provided that such Liens shall not encumber any Material Real Property or Specified Equity unless Liens thereon shall have been provided pursuant to the Loan Documents;

(dd)    Liens securing Indebtedness of any Loan Party permitted pursuant to Section 7.03(w) and (y); provided that such Liens may be either a Lien on the Collateral that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien on the Collateral securing the Obligations (but may not be secured by any assets that are not Collateral) and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent;

(ee)    Liens securing Indebtedness of any Loan Party permitted pursuant to Section 7.03(v); provided that, to the extent such Liens are on the Collateral, the beneficiaries thereof (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent;

(ff)    [reserved];

(gg)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;

(hh)    Liens on Securitization Assets arising in connection with a Permitted Receivables Financing;

(ii)    Liens on the Collateral securing Indebtedness permitted by Section 7.03(r); provided that, such Liens may be either a Lien on the Collateral that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien on the Collateral securing the Obligations (but may not be secured by any assets that are not Collateral) and the beneficiaries thereof (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement; and

(jj)    Liens on the Equity Interests of JV Entities securing financing arrangements for the benefit of the applicable JV Entity that are not otherwise prohibited under this Agreement.

Section 7.02    Investments. Make any Investments, except:

(a)Investments by a Company or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)loans or advances to officers, directors, managers, partners and employees of the Companies (or Parent or any other direct or indirect parent of any Company) or the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of, the Companies (or Parent or any other direct or indirect parent thereof) or the Restricted Subsidiaries (provided that the proceeds of any such loans and advances shall be contributed to a Borrower in cash as common equity) and (iii) in an aggregate principal amount outstanding not to exceed $35,000,000 for purposes not described in the foregoing clauses (i) and (ii);

(c)asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d)Investments (i) by any Loan Party in any other Loan Party, (ii) by any Non-Loan Party in any Loan Party, (iii) by any Non-Loan Party in any other Non-Loan Party and (iv) by any Loan Party in any Non-Loan Party; provided that the aggregate amount of such Investments in Non-Loan Parties (other than Domestic Subsidiaries that are Non-Loan Parties) pursuant to clause (iv) (together with the aggregate amount of any Permitted Acquisitions by any Loan Party of a Non-Loan Party (other than a Non-Loan Party that is a Domestic Subsidiary) pursuant to Section 7.02(j)) shall not exceed in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, (A) the greater of (x) $350,000,000 and (y) 25.0% of LTM EBITDA, plus (B) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f)Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, Section 7.03, Section 7.04, Section 7.05 (other than Section 7.05(e)), and Section 7.06 (other than Section 7.06(d)), respectively;

(g)[reserved];

(h)Investments in Swap Contracts permitted under Section 7.03(g);

(i)promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05; provided that such Investments shall be pledged as Collateral to the extent the assets subject to such Disposition were Collateral;

(j)the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that (i) except in the case of a Limited Condition Acquisition (in which case, compliance with this clause (i) shall be determined in accordance with Section 1.09(a)), immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to any such purchase or other acquisition, the Companies shall be in compliance with the covenant in Section 6.15 and (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.10; provided further that (x) any Permitted Acquisition by any Non-Loan Party of any Loan Party pursuant to this clause (j) shall be subordinated in right of payment to the Loans and (y) the aggregate amount of any Permitted Acquisitions by any Loan Party in any Non-Loan Party (together with the aggregate amount of any Investments by any Loan Party in any Non-Loan Party pursuant to Section 7.02(d)(iv)) shall not exceed the greater of (x) $350,000,000 and (y) 20.0% of LTM EBITDA;

(k)[reserved];

(l)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers, customers and Franchisees or in settlement of delinquent obligations of, or other disputes with, customers, suppliers and Franchisees arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n)Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount, provided that at the time of any such Investment, (i) no Default shall have occurred and be continuing or would result therefrom and (ii) the Fixed Charge Coverage Ratio of the Companies as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no less than 2.00:1.00;

(o)advances of payroll payments to employees in the ordinary course of business;

(p)loans and advances to any direct or indirect parent of the Companies in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(q)Investments held by a Company or a Restricted Subsidiary acquired after the Closing Date or of a corporation or company merged into a Company or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)Guarantee Obligations of any Company or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests (other than any Cure Amount);

(t)other Investments that are at that time outstanding in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $350,000,000 and (y) 25.0% of LTM EBITDA plus (ii) an amount equal to any dividends, payments, returns of capital or sale proceeds actually received in cash in respect of any such Investments (without duplication of amounts added to the Available Amount pursuant to clause (e) of the definition thereof); provided that if any such Investment is in Equity Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment may at the election of the Companies be deemed made pursuant to clause (d) or (j) above to the extent permitted under such clause at the time of such election and shall not be included as having been made pursuant to this clause (t);

(u)Investments in JV Entities that are at that time outstanding in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $200,000,000 and (y) 15.0% of LTM EBITDA plus (ii) an amount equal to any dividends, payments, returns of capital or sale proceeds actually received in cash in respect of any such Investments (without duplication of amounts added to the Available Amount pursuant to clause (e) of the definition thereof); provided that if any such Investment is in Equity Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment may at the election of the Companies be deemed made pursuant to clause (d) or (j) above to the extent permitted under such clause at the time of such election and shall not be included as having been made pursuant to this clause (u);

(v)(i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Permitted Receivables Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a securitization repurchase obligation in connection with a Permitted Receivables Financing;

(w)contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of a Company;

(x)Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Investments were not incurred in contemplation of such redesignation;

(y)Investments consisting of Guarantee Obligations with respect to, or the assumption of Indebtedness (to the extent permitted by Section 7.03) of, or loans made to, or the acquisition of loans made to or Equity Interests in, Franchisees, suppliers, distributors or licensees of the Companies and the Restricted Subsidiaries in an aggregate amount not to exceed $500,000,000 at any time outstanding;

(z)other Investments; provided that, at the time of such Investment, (i) no Default or Event of Default has occurred and is continuing and (ii) the Total Leverage Ratio of the Companies as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.00:1.00;

(aa)Investments existing on the Closing Date (or contemplated on the Closing Date to be made) and set forth on Schedule 7.02 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(aa) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(bb)    other Investments, when aggregated with the amount expended pursuant to Section 7.06(j) and Section 7.08(a)(iii)(A), in an outstanding amount not to exceed $500,000,000 (with the fair market value of any Investment being measured at the time made and without giving effect to subsequent changes in value); and

(cc)    (i) Investments in the Parent made in connection with the cash management of the Companies and the Restricted Subsidiaries; provided that (x) such Investments are made in the ordinary course of business consistent with past practice and (y) such Investment shall only be permitted if made on or prior to the first anniversary of the Closing Date and (ii) intercompany loans, advances, payables and receivables made among the Group in connection with the cash management of such entities in the ordinary course of business.

Section 7.03.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness of the Companies and any of their respective Subsidiaries under the Loan Documents;

(b)Indebtedness of the Borrowers in respect of the Senior Notes (and Guarantees thereof by the Guarantors) in an aggregate principal amount not to exceed $2,100,000,000 and any Permitted Refinancing thereof;

(c)(i) Surviving Indebtedness listed on Schedule 7.03(c) and (ii) any Permitted Refinancing of any of the foregoing;

(d)Guarantee Obligations of the Companies and the Restricted Subsidiaries in respect of Indebtedness of the Companies or any Restricted Subsidiary otherwise permitted hereunder (except that an Immaterial Subsidiary may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Immaterial Subsidiary could not otherwise incur under this Section 7.03); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e)Indebtedness of any Company or Restricted Subsidiary owing to any other Company or Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that (i) all such Indebtedness shall be unsecured and (ii) all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party in excess of $5,000,000, shall be contractually subordinated in all respects to the Obligations under this Agreement;

(f)(i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement) and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i); provided that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness)

under this Section 7.03(f) does not exceed the greater of (x) $250,000,000 and (y) 17.5% of LTM EBITDA;

(g)Indebtedness in respect of Swap Contracts (i) entered into to hedge or mitigate risks to which the Companies or any Subsidiary has actual or anticipated exposure (other than those in respect of shares of capital stock or other equity ownership interests of any Company or any Subsidiary), (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Company or Subsidiary and (iii) entered into to hedge commodities, currencies, general economic conditions, raw materials prices, revenue streams or business performance;

(h)Guarantee Obligations with respect to, or the assumption of, Indebtedness of Franchisees, suppliers, distributors or licensees of the Companies and the Restricted Subsidiaries, in each case to the extent permitted by Section 7.02(y);

(i)Indebtedness representing deferred compensation to employees of the Companies (or any direct or indirect parent of any Company) and the Restricted Subsidiaries incurred in the ordinary course of business;

(j)Indebtedness to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Company (or any direct or indirect parent thereof) permitted by Section 7.06 in an aggregate amount not to exceed $20,000,000 at any one time outstanding;

(k)Indebtedness incurred by the Companies or any of their respective Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l)Indebtedness consisting of obligations of the Companies or any of their respective Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m)Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, foreign exchange services and similar arrangements in each case incurred in the ordinary course;

(n)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(o)Indebtedness incurred by any Company or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Company or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(r)other Indebtedness (in the form of senior secured notes or junior lien secured, senior unsecured, senior subordinated or subordinated notes or loans) of any Company or other Loan Party so long as (A) (i) if such Indebtedness is unsecured, the Total Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is not greater than 5.00:1.00; (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, the Secured Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is not greater than 4.00:1.00; (iii) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations, the First Lien Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is not greater than 3.50:1.00; (B) any Indebtedness incurred under this clause (r), (x) that is a “term loan A” shall not mature prior to the Maturity Date of the Term A Loans or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term A Loans and (y) that is a “term loan B” shall not mature prior to the Maturity Date of the Term B Loans or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term B Loans, (C) (i) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations and (ii) if secured, such Indebtedness shall only be secured by assets constituting Collateral, (D) if secured the beneficiaries of such Indebtedness (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent, (E) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms (as reasonably determined by the Borrowers) on the date of issuance and (F) the Lead Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Lead Borrower, together with all relevant financial information reasonably requested by the Administrative Agent, certifying compliance with clauses (A) through (F);

(s)Indebtedness incurred by a Non-Loan Party, and guarantees thereof by Non-Loan Party, in an aggregate principal amount not to exceed the greater of (i) $300,000,000 at any one time outstanding and (ii) 20% of LTM EBITDA as of the date of incurrence of such Indebtedness;

(t)(i) Indebtedness (in the form of senior secured notes or junior lien secured, senior unsecured, senior subordinated or subordinated notes or loans) incurred by any Loan Party to the extent that the Loan Parties shall have been permitted to incur such Indebtedness pursuant to, and such Indebtedness shall be deemed to be incurred in reliance on, Section 2.14(a)(i); provided that (A) any Indebtedness incurred under this clause (t), (x) that is a “term loan A” shall not mature prior to the Maturity Date of the Term A Loans or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term A Loans and (y) that is a “term loan B” shall not mature prior to the Maturity Date of the Term B Loans or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term B Loans, (B) (i) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations and (ii) if secured, such Indebtedness shall only be secured by assets constituting Collateral, the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms (as reasonably determined by the Borrowers) on the date of issuance and (C) the Lead Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Lead Borrower, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A) and (B) (such Indebtedness incurred pursuant to this clause (t) being referred to as “Permitted Alternative Incremental Facilities Debt”) and (ii) any Permitted Refinancing thereof;

(u)additional Indebtedness in an aggregate principal amount not to exceed the greater of (x) $500,000,000 and (y) 30.0% of LTM EBITDA at any one time outstanding;

(v)Indebtedness of any Loan Party incurred to finance or assumed in connection with a Permitted Acquisition, provided that (A) if such Indebtedness is unsecured, after giving Pro Forma Effect to such Permitted Acquisition and such Indebtedness, the Total Leverage Ratio (calculated on a Pro Forma Basis) as of the most recent Test Period is either (x) not greater than 5.00:1.00 or (y) not greater than the Total Leverage Ratio immediately prior to the consummation of such Permitted Acquisition and the incurrence or assumption of such Indebtedness, (B) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, (i) after giving Pro Forma Effect to such Permitted Acquisition and such secured Indebtedness, the First Lien Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period is either (x) not greater than 3.50:1.00 or (y) not greater than the First Lien Senior Secured Leverage Ratio immediately prior to the consummation of such Permitted Acquisition and the incurrence or assumption of such Indebtedness and (ii) such Indebtedness shall be in the form of notes, (C) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, after giving Pro Forma Effect to such Permitted Acquisition and such secured Indebtedness, the Secured Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period is either (x) not greater than 4.00:1.00 or (y) not greater than the Secured Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition and the incurrence or assumption of such Indebtedness, (D) (i) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations and (ii) if secured, such Indebtedness shall only be secured by assets constituting Collateral, (E) if secured, the beneficiaries of such Indebtedness (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent, (F) with respect to any such Indebtedness that is incurred, (i)(x) that is a “term loan A” shall not mature prior to the Maturity Date of the Term A Loans or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term A Loans days and (y) that is a “term loan B” shall not mature prior to the Maturity Date of the Term B Loans or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term B Loans and (ii) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms (as reasonably determined by the Borrowers) on the date of issuance and (G) the Lead Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Lead Borrower, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A), (B), (C), (D), (E) and (F), as applicable (such Indebtedness incurred pursuant to this clause (ii) being referred to as “Permitted Credit Facilities Acquisition Debt”);

(w)(i) Indebtedness of Loan Parties (in the form of senior secured notes or junior lien secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by a Borrower to the extent that 100% of the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans in accordance with Section 2.05(b)(iii); provided that (A) such Indebtedness shall not mature earlier than the Maturity Date with respect to the relevant Term Loans being refinanced, (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of then-remaining Term Loans being refinanced, (C) (i) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations and (ii) if secured, such Indebtedness shall only be secured by assets constituting Collateral and any such Lien has a ranking that is either equal in priority or junior to the Lien securing the Indebtedness to be refinanced, (D) the terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions (as reasonably determined by the Borrowers) on the date of issuance and such Indebtedness shall not participate in mandatory prepayments on a greater than pro rata basis with the Term Loans, (E) if secured, the beneficiaries of such Indebtedness (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and (F) the Lead Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Lead Borrower, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A), (B), (C), (D) and (E) and (ii) any Permitted Refinancing thereof;

(x)Indebtedness with respect to any Permitted Receivables Financing;

(y)Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.17 and any Permitted Refinancing thereof;

(z)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above; and

(aa)Indebtedness in respect of Bilateral L/C Obligations of a Group Member, or of the Parent and Guaranteed by the Group Members pursuant to the Loan Documents, in an aggregate amount not to exceed $60,000,000.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Borrowers shall, in their sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03 and the Senior Notes will be deemed to have been incurred in reliance only on the exception set forth in clause (c) of this ýection 7.03.
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.
Section 7.04.    Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)any Company or Restricted Subsidiary may merge or amalgamate with (i) any Company (provided that the resulting entity shall succeed as a matter of law to all of the Obligations of the respective Company), (ii) any one or more other Restricted Subsidiaries; provided that when any Loan Party is merging or amalgamating with a Restricted Subsidiary, a Loan Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Loan Party; provided, further, that no Company shall be merged or amalgamated with any Person unless the surviving Person is a Company or a Restricted Subsidiary (other than a Foreign Subsidiary) that is or becomes a Loan Party pursuant to customary documentation;

(b)(i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) (A) any Company (other than a Borrower) or Restricted Subsidiary may liquidate, dissolve or wind up, or (B) any Company or Restricted Subsidiary may change its legal form, in each case, if the Lead Borrower determines in good faith that such action is in the best interests of the Companies and their Subsidiaries and is not materially disadvantageous to the Lenders and (iii) any Company may change its legal form if the Lead Borrower determines in good faith that such action is in the best interests of the Companies and the Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c)any Company (other than a Borrower) or Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Company or Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;

(d)each Borrower may merge or amalgamate with any other Person; provided that either (i) such Borrower shall be a continuing or surviving corporation; (ii) (A) no Default exists or would result therefrom, (B) the resulting, surviving or transferee Person (the “Successor Borrower”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, and the Successor Borrower (if not such Borrower), by supplement or joinder (in form reasonably satisfactory to the Administrative Agent) to this Agreement and each other Loan Document to which such Borrower is a party, will expressly assume all the obligations of such Borrower under this Agreement and each such other Loan Document, (C) after giving effect to such transaction the Fixed Charge Coverage Ratio of the Companies as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no less than 2.00:1.00 and there would be no materially adverse impact (taken as a whole) to the Secured Parties’ Liens on the Collateral as a result of such transaction and (D) the Borrowers shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel to the Borrowers, each stating that such consolidation, merger, amalgamation or transfer and such supplement or joinder documentation do not conflict with the terms of this Agreement and an opinion of counsel relating to the security interests of the Administrative Agent as the Administrative Agent may reasonably request and stating that any such supplement or joinder documentation has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the applicable Successor Borrower (in each case, in form reasonably satisfactory to the Administrative Agent); or (iii) (A) such Borrower is no longer a Subsidiary of Parent, (B) such Borrower, together with its Restricted Subsidiaries, does not constitute all or substantially all the property and assets of the Companies and their Restricted Subsidiaries, taken as a whole, and (C) such transaction is in compliance with Section 7.05 as if such covenant applied to such transaction;

(e)so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.10; provided, that no Company shall be merged or amalgamated with any Person pursuant to this clause (e) unless the surviving Person is a Company or a Restricted Subsidiary (other than a Foreign Subsidiary) that is a Loan Party or becomes a Loan Party pursuant to customary documentation;

(f)any Specified Guarantor or Subsidiary Guarantor may be consolidated with or merge or amalgamate with any Person; provided that (i) the other Person is a Company or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; (ii) (A) either (x) such Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person by supplement to the Indenture expressly assumes all of the obligations of such Guarantor under its Guarantee and each other Loan Document to which it is a party and (B) no Default exists or would result therefrom and there would be no materially adverse impact (taken as a whole) to the

Secured Parties’ Liens on the Collateral or the value of the Guaranties as a result of such transaction; and (iii) the transaction constitutes a Disposition (including by way of consolidation, merger or amalgamation) of such Guarantor or the Disposition of all or substantially all the assets of such Guarantor (in each case other than to a Company or a Restricted Subsidiary) otherwise permitted by this Agreement; and

(g)so long as no Default exists or would result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected.

Section 7.05.    Dispositions. Make any Disposition, except:

(a)Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Companies and the Restricted Subsidiaries;

(b)Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business);

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d)Dispositions of property to a Company or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Company or a Domestic Subsidiary, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 or (iii) such Disposition shall consist of the transfer of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary;

(e)Dispositions permitted by Section 7.02 (other than Section 7.02(f)), Section 7.04 (other than Section 7.04(g)) and Section 7.06 (other than Section 7.06(d)) and Liens permitted by Section 7.01;

(f)Dispositions in the ordinary course of business of Cash Equivalents;

(g)leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Companies and the Restricted Subsidiaries, taken as a whole;

(h)transfers of property subject to Casualty Events;

(i)Dispositions of Investments in JV Entities or non-Wholly-Owned Restricted Subsidiaries; provided that no Dispositions may be made pursuant to this Section 7.05(i) to the extent such JV Entity or non-Wholly-Owned Restricted Subsidiary was, prior to a previous Disposition of Equity Interests in such JV Entity or non-Wholly-Owned Restricted Subsidiary made pursuant to another provision of this Section 7.05, a Wholly-Owned Restricted Subsidiary, and such Dispositions pursuant to such other provision of this Section 7.05 and this Section 7.05(i) were part of a single Disposition or series of related Disposition, other than to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such JV Entity or shareholders of such non-Wholly-Owned Restricted Subsidiary set forth in the shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to such JV Entity or non-Wholly-Owned Restricted Subsidiary (any such arrangement, a “Buy/Sell Arrangement”) (provided that the Net Cash Proceeds of any Dispositions required by, or made pursuant to, any Buy/Sell Arrangement and not otherwise permitted by this Section 7.05(i) shall be subject to the requirements of Section 2.05(b)(ii));

(j)Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(k)the unwinding of any Swap Contract pursuant to its terms;

(l)Permitted Sale Leasebacks;

(m)Dispositions not otherwise permitted pursuant to this Section 7.05; provided that (i) such Disposition shall be for fair market value as reasonably determined by the Borrowers in good faith, (ii) the Companies or any of the Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents (provided, however, that for the purposes of this clause (m)(ii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Companies or any of the Restricted Subsidiaries (other than Subordinated Debt) and the valid release of the Companies or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Companies or any of the Restricted Subsidiaries from the transferee that are converted by such Company or any of the Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness (other than Subordinated Debt) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Companies and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition and (D) aggregate non-cash consideration received by the Companies and their respective Restricted Subsidiaries for all Dispositions under this clause (m) having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) (as determined in good faith by the Borrowers) not to exceed the greater of (x) $250,000,000 and (y) 17.5% of LTM EBITDA at any time outstanding (net of any non-cash consideration converted into cash and Cash Equivalents received in respect of any such non-cash consideration)), (iii) the applicable Company or Restricted Subsidiary complies with the applicable provisions of Section 2.05 and (iv) all such Dispositions made under this Section 7.05(m) do not exceed in the aggregate 35% of the total assets of the Group as of the last day of the Test Period then most recently ended;

(n)the Companies and the Restricted Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;

(o)dispositions of non-core or obsolete assets acquired in connection with Permitted Acquisitions;

(p)any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Companies, determined in good faith by the applicable Company;

(q)(i) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than a China Entity) and (ii) any sale, transfer, distribution or other disposition of Equity Interests of Yum! China or the Equity Interests, assets or properties of the China Entities; provided that any such sale, transfer or distribution or other Disposition shall only be permitted pursuant to this clause (q)(ii) if (x) such sale, transfer or distribution or other Disposition shall provide for license or franchising fee arrangements that, taken as a whole, are not more adverse to the Lenders than those described with respect to the ChinaCo Spin transaction set forth in clause (a) of the definition thereof in the Offering Memorandum in a material way, as conclusively determined by the Borrowers in good faith or (y) on a pro forma basis after giving effect to such sale, transfer or distribution or other Disposition and any license or franchising fee arrangements entered into in connection with such transaction and any related retirement of Indebtedness, the Total Leverage Ratio would not be greater than the Total Leverage Ratio as in effect immediately prior to such transaction;

(r)[reserved];

(s)Dispositions for Cash Equivalents (other than in connection with the capitalization of any special purpose entity used to effect any such Permitted Receivables Financing) of accounts receivable in connection with any Permitted Receivables Financing;

(t)any sale of assets for fair market value (as conclusively determined by the Borrowers in good faith) to any China Entity in anticipation of and in connection with the ChinaCo Spin transaction set forth in clause (a) of such definition; provided that the aggregate fair market value (as determined in good faith by the Borrowers) of the assets being disposed pursuant to this Section 7.05(t) (excluding any assets being disposed of at such time pursuant to other exceptions from this Section 7.05) does not exceed $35,000,000; and

(u)Permitted Refranchising Transactions.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Company or any Subsidiary Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Lead Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.
Section 7.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)each Restricted Subsidiary may make Restricted Payments to any Company and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Restricted Subsidiary, to any Company and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)(i) the Companies may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Excluded Contributions or any Cure Amount), provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby, (ii) the Companies may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests and (iii) the Companies may pay any dividend or distribution to the Parent to the extent such dividend or distribution is substantially concurrently contributed to the Equity Interests (other than through the issuance of Disqualified Equity Interests or an Excluded Contribution or any Cure Amount) of a Company;

(c)Restricted Payments made in order to pay any Taxes attributable to the transaction described in clause (a) of the definition of ChinaCo Spin (including any obligation to indemnify any China Entity for any Taxes attributable to such transaction pursuant to agreements to be entered into in connection with such transaction as described in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions” or to the extent such agreements as amended, modified, supplemented, extended or renewed, taken as a whole, are on a basis substantially similar to the agreements and instruments described in the Offering Memorandum or are modified in a manner, taken as a whole, that would not, taken as a whole, be more adverse to the Lenders in a material way from that described in the Offering Memorandum, as conclusively determined by the Borrowers in good faith);

(d)to the extent constituting Restricted Payments, the Companies and their Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(f)) or Section 7.04;

(e)repurchases of Equity Interests in the ordinary course of business in any Company (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)any Company may, in good faith, pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of such Company (or any direct or indirect parent of such Company) or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of any Company (or any direct or indirect parent thereof) or any Subsidiary; provided that such payments do not to exceed $35,000,000 in any calendar year, provided that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f) in any calendar year (after giving effect to such carry forward) shall not exceed $70,000,000; provided, further, that cancellation of Indebtedness owing to any Company (or any direct or indirect parent thereof) or any of their respective Subsidiaries from members of management of such Company, any of such Company’s direct or indirect parent companies or any of the Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of such Company’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)any Company and its Restricted Subsidiaries may make Restricted Payments to any direct or indirect holder of an Equity Interest in such Company:

(i)the proceeds of which will constitute a Permitted Tax Distribution or will be used to pay a Permitted Tax Distribution;

(ii)the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including (v) administrative, legal, accounting and similar expenses provided by third parties, (w) trustee, directors, managers and general partner fees, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claim, litigation or proceeding, (y) fees and expenses (including any underwriters discounts and commissions) related to any investment or acquisition transaction (whether or not successful) and (z) payments in respect of indebtedness and equity securities of any direct or indirect holder of Equity Interests in such Company to the extent the proceeds are used or will be used to pay expenses or other obligations described in this Section 7.06(g)) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of such Company and its Restricted Subsidiaries (including any reasonable and customary indemnification claims made by directors, managers or officers of any direct or indirect parent of such Company attributable to the direct or indirect ownership or operations of such Company and its Restricted Subsidiaries) and fees and expenses otherwise due and payable by such Company or any Restricted Subsidiary and permitted to be paid by such Company or such Restricted Subsidiary under this Agreement not to exceed $20,000,000 in any fiscal year;

(iii)the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain its (or any of its direct or indirect parents’) existence (including any costs or expenses associated with being a public company listed on a national securities exchange);

(iv)to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the applicable Company or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to the applicable Company or Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.10;

(v)the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(vi)the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company or partner of the applicable Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of such Company and its Restricted Subsidiaries; and

(vii)amounts to finance any indemnification obligations owed to any China Entity arising from or in connection with the ChinaCo Spin transaction set forth in clause (a) of the definition thereof pursuant to agreements to be entered into in connection with such transaction as described in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions” or to the extent such agreements as amended, modified, supplemented, extended or renewed, taken as a whole, are on a basis substantially similar to the agreements and instruments described in the Offering Memorandum or are modified in a manner that would not, taken as a whole, be more adverse to the Lenders in a material way from that described in the Offering Memorandum, as conclusively determined by the Borrowers in good faith.

(h)any Company or Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 7.06(h) shall be deemed to have utilized capacity under such other provision of this Agreement);

(i)any Company or Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j)any Company or Restricted Subsidiary may make additional Restricted Payments in an amount, when aggregated with the amount expended pursuant to Section 7.08(a)(iii)(A) and any Investments outstanding pursuant to Section 7.02(bb), not to exceed $500,000,000; provided that at the time of any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(k)any Company or Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed the Available Amount; provided that at the time of any such Restricted Payment, (i) no Default shall have occurred and be continuing or would result therefrom and (ii) the Fixed Charge Coverage Ratio of the Companies as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no less than 2.00:1.00;

(l)Restricted Payments constituting of Equity Interests of, or Indebtedness owed to a Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the principal asset of the Unrestricted Subsidiary is cash and Cash Equivalents);

(m)Restricted Payments in an aggregate amount not to exceed the amount of proceeds received from any sale of the Equity Interests of, or any dividends or distributions received from, any Taco Bell Unrestricted Entity or China Entity; provided that at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom;

(n)any Restricted Payment made in connection with, or as part of, (i) the Transactions, (ii) the securitization transaction effected by the Taco Bell Unrestricted Entities in May 2016 and (iii) the ChinaCo Spin transaction set forth in clause (a) of the definition thereof, including the dividend, distribution or loan to the Parent of the net proceeds from the issuance and sale of the Senior Notes and any borrowings hereunder as described in the Preliminary Statements to this Agreement, any dividends or other distributions of Equity Interest of Yum! China to Parent in connection with the ChinaCo Spin transaction set forth in clause (a) of the definition thereof and the payment of any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transactions (and the transactions referred to in clauses (ii) and (iii) above) (including dividends to any parent entity of the Companies to permit payment by such parent entity of such amounts);

(o)any Company or Restricted Subsidiary may make additional Restricted Payments; provided that, at the time of such Restricted Payment, (i) no Default or Event of Default has occurred and is continuing and (ii) the Total Leverage Ratio of the Companies as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.00:1.00;

(p)Restricted Payments made using the proceeds of Excluded Contributions; and

(q)the declaration and payment of dividends on Disqualified Equity of a Company or preferred stock of a Restricted Subsidiary, incurred in accordance with Section 7.03.

For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses

(a) through (q) above, the Borrowers shall, in their sole discretion, classify and reclassify such Restricted Payment (or any portion thereof) on the date of its payment or later divide, classify or reclassify such Restricted Payment as if such Restricted Payment was made on the date of such reclassification and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses.
Section 7.07.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Companies with a fair market value (as determined in good faith by the Borrowers) in excess of $20,000,000, whether or not in the ordinary course of business, other than:

(a)transactions between or among the Companies or among the Companies and any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)transactions on terms not less favorable to such Company or such Restricted Subsidiary, as determined in good faith by the Company or such Restricted Subsidiary, as the case may be, as would be obtainable by such Company or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)the Transaction and any structuring transactions between or among any Company or any Restricted Subsidiary and the Parent or any China Entity (including, but not limited to, transfers of Equity Interests and repayments of intercompany payables or loans) in anticipation of and in connection with the ChinaCo Spin transaction set forth in clause (a) of the definition thereof that collectively result in a spin off or separation of all or a portion of the China Entities substantially similar to the China spin-off transaction described in the Offering Memorandum or in a manner that would not be materially more adverse to the Lenders than such transaction described in the Offering Memorandum (as conclusively determined by the Companies in good faith) and the payment of all costs and expenses (including all legal, accounting and other professional fees related to the Transaction;

(d)the issuance of Equity Interests to any officer, director, manager, employee or consultant of such Company or any of its Subsidiaries or any direct or indirect parent of such Company in connection with the Transaction;

(e)[reserved];

(f)equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by any Company or any Restricted Subsidiary permitted under Section 7.06;

(g)loans and other transactions by and among any Company and/or one or more Subsidiaries to the extent permitted under this Article 7;

(h)employment and severance arrangements between any Company or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(i)payments by a Company and its Restricted Subsidiaries pursuant to any tax sharing agreements (or other equity agreements) in respect of Taxes and expenses describe in Section 7.06(g)(ii) through (vii) and income Taxes among the Companies or among a Company and its Restricted Subsidiaries and any parent entity on customary terms to the extent attributable to the ownership or operation of such Company and its Restricted Subsidiaries;

(j)the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of any Company and its Restricted Subsidiaries or any direct or indirect parent of such Company in the ordinary course of business to the extent attributable to the ownership or operation of such Company and its Restricted Subsidiaries;

(k)transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(l)dividends and other distributions permitted under Section 7.06 and Investments permitted under Section 7.02 and the entry by any Company or Restricted Subsidiary into any agreement to which any such dividend or distribution is made or to be made;

(m)the entry into and performance of obligations of a Company or any Restricted Subsidiary under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding any agreement or instrument to be entered into in connection with, the ChinaCo Spin as described in the Offering Memorandum or any agreements or instruments ancillary thereto, as such agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 7.07 or to the extent such agreements and instruments as so amended, modified, supplemented, extended, renewed or refinanced, taken as a whole, are on a basis substantially similar to the agreements and instruments described in the Offering Memorandum or would not be materially more adverse to the Lenders than the agreements and instruments described in the Offering Memorandum, as conclusively determined by the Borrowers in good faith; and

(n)transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transactions were not entered into in contemplation of such redesignation.

Section 7.08    Prepayments, Etc., of Indebtedness.

(a)Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Debt (it being understood that payments of regularly scheduled interest and AHYDO payments under any such Junior Debt Documents shall not be prohibited by this clause), except for (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of any Company or its direct or indirect parents, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity (A) in an aggregate amount, when aggregated with the amount of Restricted Payments made pursuant to Section 7.06(j) and any Investments outstanding pursuant to Section 7.02(bb), not to exceed $500,000,000 and (B) in an amount not to exceed the Available Amount (provided that at the time of any such prepayment, redemption, purchase, defeasance or other payment pursuant to this clause (iii)(B), (1) no Default shall have occurred and be continuing or would result therefrom and (2) the Fixed Charge Coverage Ratio of the Companies as of the last day of the most recently ended Test Period is greater than 2.00:1.00) and (iv) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity (provided that, at the time of such prepayments, redemptions, purchases, defeasances or other payments pursuant to this clause (iv), (x) no Default or Event of Default has occurred and is continuing and (y) the Total Leverage Ratio of the Companies as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.25:1.00).

(b)Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed).

Section 7.09.    Financial Covenants. Solely with respect to the Revolving Credit Facility and the Term A Facility:

(a)Total Leverage Ratio. Except with the written consent of the Required Pro Rata Lenders, permit the Total Leverage Ratio of the Companies as of the last day of any Test Period (commencing with the last day of the first full fiscal quarter of the Companies commencing after the Closing Date) to be greater than 5.00:1.00.

(b)Consolidated Adjusted Fixed Charge Coverage Ratio. Except with the written consent of the Required Pro Rata Lenders, the Consolidated Adjusted Fixed Charge Coverage Ratio of the Companies as of the last day of any Test Period (commencing with the last day of the first full fiscal quarter of the Companies commencing after the Closing Date) to be less than 1.50:1.00.

Section 7.10.    Negative Pledge and Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which prohibits or limits (i) the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests; provided that, in case of the foregoing clauses (i) and (ii), the foregoing shall not apply to:

(a)restrictions and conditions imposed by (i) law, (ii) any Loan Document or (iii) the Senior Notes Indenture and other documents relating to the Senior Notes;

(b)restrictions and conditions existing on the Closing Date and set forth on Schedule 7.10 or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)customary restrictions and conditions arising in connection with any Disposition permitted by Section 7.05, relating solely to the assets and other property subject to such Disposition;

(d)customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)[reserved];

(f)any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to any Company or any other Restricted Subsidiary;

(g)any restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Subordinated Debt, are market terms at the time of issuance or, in the case of Indebtedness of any Non-Loan Party, are imposed solely on such Non-Loan Party and its

Subsidiaries, provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Sections 6.10 and 6.12;

(h)any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;

(i)customary provisions in shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to any JV Entity or non-Wholly-Owned Restricted Subsidiary and other similar agreements applicable to JV Entities and non-Wholly-Owned Restricted Subsidiaries permitted under Section 7.02 and applicable solely to such JV Entity or non-Wholly-Owned Restricted Subsidiary and the Equity Interests issued thereby; and

(j)customary restrictions in leases, subleases, licenses or asset sale agreements and other similar contracts otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto.

Section 7.11.    Use of Proceeds.

(a)Directly or indirectly, use any part of the proceeds of the Loans, or lend, contribute or otherwise make available any part of such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions Laws and Regulations, or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions Laws and Regulations by any party hereto.

(b)Directly or indirectly, use any part of the proceeds of the Loans in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

ARTICLE 8

Events of Default and Remedies

Section 8.01.    Events of Default. Any of the following events referred to in any of clauses (a) through (j) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a)Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants. The Borrowers fail to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a) or Section 6.04 (solely with respect to the Borrowers), Section 6.11, Section 6.13 or Article 7 (other than Section 7.09) or (ii) Section 7.09; provided that an Event of Default under Section 7.09 shall not constitute an Event of Default to the extent set forth in Section 8.05; provided further that an Event of Default under Section 7.09 shall not constitute an Event of Default for purposes of any Term B Loan unless and until the Required Pro Rata Lenders have actually terminated the Revolving Credit Commitments and/or declared all outstanding obligations under the

Revolving Credit Facility and Term A Facility to be immediately due and payable in accordance with this Agreement; or

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Lead Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)Cross-Default. Any Loan Party or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs any event requiring prepayment pursuant to customary asset sale provisions), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f)Insolvency Proceedings, Etc. Any Loan Party or any Significant Subsidiary or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Significant Subsidiary or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or solely as a result of acts or omissions by the Administrative Agent or the satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to create a valid and perfected first priority lien on the Collateral covered thereby; or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document; or

(j)Change of Control. There occurs any Change of Control.

Section 8.02    Remedies Upon Event of Default.

(a)If any Event of Default occurs and is continuing (other than an Event of Default under Section 8.01(b)(ii) unless the conditions of the proviso contained therein have been satisfied), the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to any Company, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
(b)If any Event of Default under Section 8.01(b)(ii) occurs and is continuing, the Administrative Agent may and, at the request of the Required Pro Rata Lenders, shall take any or all of the following actions:

(i)declare the commitment of each Lender to make Revolving Credit Loans and Swing Line Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Revolving Credit Loans, Term A Loans and Swing Line Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document under or in respect of the Revolving Credit Facility and Term A Facility, as applicable, to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)exercise on behalf of itself, the Revolving Credit Lenders and the Term A Lenders all rights and remedies available to it, the Revolving Credit Lenders and the Term A Lenders under the Loan Documents or applicable Laws, in each case under or in respect of the Revolving Credit Facility and Term A Facility, as applicable.

Section 8.03.    Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f)or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Lead Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the Consolidated EBITDA.

Section 8.04.    Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to any Customary Intercreditor Agreement then in effect, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to each Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (a) to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Borrowings and Unreimbursed Amounts, (ii) Swap Termination Value under Secured Hedge Agreements, (iii) Cash Management Obligations and (iv) unreimbursed amounts in respect of drawings under letters of credit (other than Letters of Credit) constituting Bilateral L/C Obligations hereunder and (b) for the account of the applicable L/C Issuers and Bilateral L/C Providers, to Cash Collateralize or cash collateralize that portion of L/C Obligations and Bilateral L/C Obligations comprised of the aggregate undrawn amount of outstanding Letters of Credit and letters of credit, in each case ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers.
Notwithstanding the foregoing, (a) amounts received from any Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), to the extent permitted by applicable law, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations pursuant to clause Fourth above), (b) Cash Management Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof prior to such application described above, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank and (c) Bilateral L/C Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice prior to such application described above thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Bilateral L/C Provider. Each Cash Management Bank and Bilateral L/C Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 hereof for itself and its Affiliates as if a “Lender” party hereto.
Section 8.05.    Right to Cure.

(a)Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the Borrowers fail to comply with the requirements of one or more covenants set forth in Section 7.09 as of the last day of any Test Period, at any time from such last day and until the expiration of the tenth day after the date on which financial statements with respect to the Test Period in which any such covenant is being measured are required to be delivered pursuant to Section 6.01 (the “Anticipated Cure Deadline”), the Parent (or any other parent entity) shall have the right to make a direct or indirect equity investment in any Company in cash in the form of common Equity Interests (or other Qualified Equity Interests reasonably acceptable to the Administrative Agent) (the “Cure Right”), and upon the receipt by such Company of net cash proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), each relevant covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA and/or Consolidated EBITDAR of the Companies, as applicable, for such Test Period in an amount equal to such Cure Amount; provided that (x) such pro forma adjustment to Consolidated EBITDA and/or Consolidated EBITDAR shall be given solely for the purpose of determining the existence of a Default or an Event of Default under each relevant covenant under Section 7.09 with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document (including for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article 7) for the quarter with respect to which such Cure Right was exercised and (y) there shall be no reduction in Indebtedness in connection with any Cure Amounts for determining compliance with Section 7.09 and no Cure Amounts will reduce (or count towards) Consolidated Total Debt for purposes of any calculation thereof for the Test Period with respect to which such Cure Right was exercised (but shall, for the avoidance of doubt, reduce (or count towards) Consolidated Total Debt for purposes of calculations under Section 7.09 for future Test Periods).

(b)If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrowers shall then be in compliance with the requirements of each covenant set forth in Section 7.09 as of the last day of the relevant Test Period (including for purposes of Section 4.02), the Borrowers shall be deemed to have satisfied the requirements of Section 7.09 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised, (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrowers to be in compliance with Section 7.09, (iv) no Credit Extension shall be made under the Revolving Credit Facility during the period beginning on the date on which financial statements with respect to the relevant Test Period are required to be delivered pursuant to Section 6.01 and ending on the date the Cure Amount has actually been received by a Company and (v) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Borrowers intend to exercise the Cure Right in respect of a Test Period, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral or any other remedy set forth in Section 8.02, and an Event of Default shall not be deemed to have occurred, on the basis of a failure to comply with the requirements of one or more covenants set forth in Section 7.09, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

ARTICLE 9

Administrative Agent and Other Agents

Section 9.01.    Appointment and Authorization of Agents.

(a)Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan

Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable) L/C Issuer (if applicable) and a potential Hedge Bank, Bilateral L/C Provider or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03.    Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as

Administrative Agent (except for its own gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or in the absence of its own gross negligence or willful misconduct.

Section 9.04.    Reliance by Agents.

(a)Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article 9, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06.    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07.    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final , non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08    Agents in their Individual Capacities. JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMCB were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include JPMCB in its individual capacity.

Section 9.09    Successor Agents. The Administrative Agent may resign as the Administrative Agent and Collateral Agent upon thirty (30) days’ notice to the Lenders and the Lead Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Lead Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Lead Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, and subject to the consent of the Lead Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Lead Borrower shall not be unreasonably withheld or delayed), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Collateral Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c)), and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent and Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and Collateral Agent, the provisions of this Article 9 and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent and Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor

Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent and Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents.

Section 9.10.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.11.    Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a)that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and Bilateral L/C Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative

Agent and the applicable L/C Issuer have been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than any other Loan Party (other than the Parent) (provided that in the event of a transfer of assets from a Loan Party to another Loan Party (other than the Parent) organized in a different jurisdiction, the Collateral Agent shall release such Lien if such transferee Loan Party takes all actions reasonably necessary to grant a Lien in such transferred assets to the Collateral Agent (to the extent required by the Collateral and Guarantee Requirement)) and (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) if the property subject to such Lien becomes Excluded Property;

(b)to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(i) and (o);

(c)if any Subsidiary Guarantor ceases to be a Restricted Subsidiary, or becomes an Excluded Subsidiary, in each case as a result of a transaction or designation permitted hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer of the Lead Borrower), (x) such Subsidiary shall be automatically released from its obligations hereunder and under the Guaranty and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Property or are being transferred to a Person that is not a Loan Party) shall be automatically released.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents (including, for the avoidance of doubt, the Securitization Non-Disturbance Agreement), or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.
Section 9.12    Other Agents; Arrangers and Managers. None of the Lenders, the Agents, the Lead Arrangers, the Documentation Agents, the Co-Managers or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent”, “co-manager” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13    Appointment of Supplemental Administrative Agents.

(a)It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b)In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the applicable Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Age

Section 9.14.    [Reserved].

Section 9.15.    Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank, Bilateral L/C Provider or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations, Bilateral L/C Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank, Bilateral L/C Provider or Hedge Bank, as the case may be.

ARTICLE 10

Miscellaneous

Section 10.01.    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)change any provision of this Section 10.01, the definition of “Required Lenders,” “Required Revolving Credit Lenders,” “Required Pro Rata Lenders” or Section 8.04 without the written consent of each Lender directly and adversely affected thereby;

(e)release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral; or

(f)release all or substantially all of the Guarantees in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the Guarantees;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of a L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by any Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders; and (v) only the consent of the Required Pro Rata Lenders shall be necessary to amend or waive the terms and provisions of Sections 7.09, 8.01(b)(ii) and 8.05 (and related definitions as used in such Sections, but not as used in other Sections of this Agreement).
Notwithstanding the foregoing, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and, if applicable, the Required Revolving Credit Lenders or (ii) this Agreement may be amended (or amended and restated) to reflect the addition of any Revolving Alternative Currency with the consent of the parties set forth in the definition of such term, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, without the consent of any other party.
Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Lead Borrower without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. Furthermore, with the consent of the Administrative Agent at the request of the Lead Borrower (without the need to obtain any consent of any Lender), any Loan Document may be amended to cure ambiguities, omissions, mistakes or defects.
Neither the Administrative Agent nor the Collateral Agent shall amend or waive any provision of any Customary Intercreditor Agreement (other than to cure ambiguities, omissions, mistakes or defects or to add other parties thereto (to the extent contemplated by Section 7.01)) without the written consent of the Required Lenders.
Section 10.02    Notices and Other Communications; Facsimile Copies.

(a)General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Lead Borrower, the Administrative Agent, an L/C Issuer or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule ý10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Lead Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, any L/C Issuer and any Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article 2 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the

Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Lead Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each Borrower, the Administrative Agent, any L/C Issuer and any Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Companies or their securities for purposes of United States Federal or state securities laws.

(e)Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence, bad faith or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)Notice to other Loan Parties. The Borrowers agree that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Lead Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

Section 10.03    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04    Attorney Costs and Expenses. The Borrowers agree (a) to pay or reimburse the Administrative Agent, the Co-Managers, Documentation Agents and the Lead Arrangers for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Term Loans and Revolving Credit Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Davis Polk and Wardwell llp (and any other counsel retained with the Lead Borrower’s consent (such consent not to be unreasonably withheld or delayed)) and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Co-Managers, Documentation Agents, the Lead Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05    Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender, each Lead Arranger, each Documentation Agent and each Co-Manager and each of their respective Affiliates, directors, officers, employees, counsel, agents, advisors, and other representatives (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Lead Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by any Company, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transaction, including the financing contemplated hereby, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, in, under or from any property currently or formerly owned, leased or operated by any Loan Party or any of its respective Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its respective Subsidiaries, or (d)

any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee or one of its controlled Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of any Company or any of their respective Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent, Lead Arranger or similar role under the Loan Documents). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (without limitation of any Loan Party’s indemnification obligations hereunder). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06.    Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 10.07.    Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither the Loan Parties nor any of their respective Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph ý(b)ý(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this ýSection 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Lead Borrower, provided that, no consent of the Lead Borrower shall be required for an assignment (1) of any Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund, (2) of any Revolving Credit Loan or Revolving Credit Commitment to any other Revolving Lender, any Affiliate of a Revolving Lender or any Approved Fund or (3) of any Term Loan, Revolving Credit Loans or Revolving Credit Commitment, if an Event of Default under Section 8.01(a), (f) or (g) (in the case of Section 8.01(f) or (g), limited to the Borrowers) has occurred and is continuing, to any Assignee; provided, further, that with respect to an assignment of Term Loans, such consent shall be deemed to have been given if the Lead Borrower has not responded within 5 Business Days after notice by the Administrative Agent;

(B)the Administrative Agent; provided (1) that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund or (2) of any Revolving Credit Loan or Revolving Credit Commitment to any other Revolving Lender;

(C)each L/C Issuer at the time of such assignment, provided that no consent of such L/C Issuers shall be required for any assignment of a Term Loan; and

(D)in the case of any assignment of any of the Revolving Credit Facility, each Swing Line Lender.

ii.Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of a Term Loan) unless the Lead Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Lead Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D)the Assignee shall not be a natural person, (other than as set forth in Section 2.05(d)) a Borrower (or any of its Affiliates) or a Disqualified Lender as of the “trade date” with respect to such assignment (provided that the list of Disqualified Lenders (other than any “reasonably identifiable affiliate” (on the basis of the similarity of such affiliate’s name to the name of an entity identified in writing on the list of Disqualified Lenders) included in the definition of “Disqualified Lenders”) is made available to any Lender who specifically requests a copy thereof (it being understood that, irrespective of anything herein (including in Section 10.07) to the contrary, the Administrative Agent or any such Lender may disclose any such copy to any prospective Lender (including a Person that is a Disqualified Lender at the time of such disclosure) who specifically requests a copy thereof); and

(E)the Assignee shall not be a Defaulting Lender.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no liability with respect to monitoring or enforcing the provisions herein relating to Disqualified Lenders, and without limiting the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant is a Disqualified Lender or (y) have any liability with respect to any assignment or participation of Loans to any Disqualified Lender.
(c)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d)The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) and currencies of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(e)Any Lender may at any time, without the consent of, or notice to, the Lead Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Disqualified Lender or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), Section 10.01(b), (c), (d), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Section 3.01(g) and (h) and Sections 3.05 and 3.06), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant complies with Section 2.13 as though it were a Lender. Any Lender that sells participations shall maintain a register on which it enters the name and the address of each Participant and the principal and interest amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and the Borrowers and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrowers solely for purposes of applicable United States federal income tax law and undertakes no duty, responsibility or obligation to the Borrowers (without limitation, in no event shall such Lender be a fiduciary of the Borrowers for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such commitment, loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.

(f)A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.03 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent or except to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.03 and 3.04, subject to the requirements and limitations of such Sections (including Section 3.01(f) and (g) and Sections 3.05 and 3.06), to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.01, 3.03 or 3.04) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Lead Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i)Notwithstanding anything to the contrary contained herein, (i) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (ii) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (A) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (B) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)Notwithstanding anything to the contrary contained herein, any L/C Issuer or any Swing Line Lender may, upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as an L/C Issuer or a Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall use commercially reasonable efforts to identify, in consultation with the Lead Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or a Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of the relevant L/C Issuer or Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If any Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

Section 10.08.    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority, to any pledgee referred to in Section 10.07(g); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Lead Borrower), to any pledgee referred to in Section 10.07(i), counterparty to a Swap Contract or Permitted Receivables Financing, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement and provided, that this ýSection 10.08 shall not prohibit the Agents or any Lender from sharing the list of Disqualified Lenders with any prospective Lender that is a Disqualified Lender on such list; (f) with the written consent of the Lead Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, including league table providers, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’

directors, managers, officers, employees, trustees, investment advisors or agents, relating to Parent, any Company or any of their respective Subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09.    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Lead Borrower or any other Loan Party, any such notice being waived by the Lead Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is a Foreign Subsidiary or a Domestic Foreign Holding Company. Each Lender and L/C Issuer agrees promptly to notify the Lead Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

Section 10.10.    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.11.    Integration. This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14.    GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a)THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b)EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO

IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.
Section 10.15.    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16.    Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.17.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18.    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the

Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.19.    USA PATRIOT Act. Each Lender hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name and address of the Borrowers and the Guarantors and other information that will allow such Lender to identify the Borrowers and the Guarantors in accordance with the USA PATRIOT Act.

Section 10.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.21.    Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.22.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender or Lead Arranger has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender, each Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.23.    Joint and Several Liability. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of the Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit in its book and records. Notwithstanding the foregoing, all Loans shall be funded to and received by the Borrowers, and the Borrowers shall account for such Loans or other extensions of credit in its books and records consistent with such funding.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KFC HOLDING CO., as Lead Borrower
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Vice President, Treasurer

[Signature Page to Credit Agreement]

PIZZA HUT HOLDINGS, LLC, as a Borrower
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Vice President, Treasurer

[Signature Page to Credit Agreement]

TACO BELL OF AMERICA, LLC, as a Borrower
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Vice President, Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender
By:	/s/ Lauren Baker
Name: Lauren Baker
Title: Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender
By:	/s/ Lauren Baker
Name: Lauren Baker
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA as Lender
By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Lender
By:	/s/ Tom Cole
Name: Tom Cole
Title: Managing Director & Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCATION as Lender
By:	/s/ Stephen Leon
Name: Stephen Leon
Title: Managing Director

[Signature Page to Credit Agreement]

FIFTH THIRD BANK as Lender
By:	/s/ Mike Gifford
Name: Mike Gifford
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender
By:	/s/ Aron Frey
Name: Aron Frey
Title: Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender
By:	/s/ Brendan MacBride
Name: Brendan MacBride
Title: Authorized Signatory

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender
By:	/s/ Christine Howatt
Name: Christine Howatt
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender
By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

[Signature Page to Credit Agreement]

COŐPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Lender
By:	/s/ Adriaan Weststrate
Name: Adriaan Weststrate
Title: Managing Director

By:	/s/ Erin MacEachern
Name: Erin MacEachern
Title: Vice President

[Signature Page to Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH as Lender
By:	/s/ Pinyen Shih
Name: Pinyen Shih
Title: Executive Director

By:	/s/ Hsiwei Chen
Name: Hsiwei Chen
VP

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ Sangeeta Shah
Name: Sangeeta Shah
Title: Director

[Signature Page to Credit Agreement]

CHINA MERCHANTS BANK CO., LTD. NEW YORK BRANCH as Lender
By:	/s/ Xin Wang
Name: Xin Wang
Title: Department Head of Corporate Banking of U.S. Group

By:	/s/ Xuejun (Andrew) Meo
Name: Xuejun (Andrew) Meo
Title: Deputy Genera Manager

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender
By:	/s/ Steven L. Sawyer
Name: Steven L. Sawyer
Title: Senior Vice President

[Signature Page to Credit Agreement]

ING CAPITAL LLC, as Lender
By:	/s/ Daniel W. Lamprecht
Name: Daniel W. Lamprecht
Title: Managing Director

By:	/s/ Bennett C. Whitehurst
Name: Bennett C. Whitehurst
Title: Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Deroy Scott
Name: Deroy Scott
Title: Senior Vice President

[Signature Page to Credit Agreement]

BANCO POPULAR DE PUERTO RICO, NEW YORK BRANCH, as Lender
By:	/s/ Hector J. Gonzalez
Name: Hector J. Gonzalez
Title: Vice President

[for Additional Lenders requiring two signature blocks]

By:
Name:
Title:

[Signature Page to Credit Agreement]

BANCO POPULAR NORTH AMERICA, DBA POPULAR COMMUNITY BANK as Lender
By:	/s/ Andres Cabrero
Name: Andres Cabrero
Title: Senior Vice President

[for Additional Lenders requiring two signature blocks]

By:
Name:
Title:

[Signature Page to Credit Agreement]

NORTHERN TRUST COMPANY, as Lender
By:	/s/ John C. Canty
Name: John C. Canty
Title: Senior Vice President

[Signature Page to Credit Agreement]

SCHEDULE 1.01A

TO
CREDIT AGREEMENT

GUARANTORS

KFC Corporation (Delaware)
KFC US, LLC (Delaware)
Pizza Hut, LLC (Delaware)
Pizza Hut of America, LLC (Delaware)
Kentucky Fried Chicken International Holdings LLC (Delaware)
Yum! Restaurants International Holdings LLC (Delaware)
Yum! Luxembourg Investments LLC (Delaware)
Yum! International Participations LLC (Delaware)

SCHEDULE 1.01B
TO
CREDIT AGREEMENT

EXCLUDED SUBSIDIARIES

None.

SCHEDULE 1.01C
TO
CREDIT AGREEMENT

UNRESTRICTED SUBSIDIARIES

Entity Name	Jurisdiction of Organization
Atto Primo (Shanghai) Co., Ltd.	China
Bai Sheng Restaurants (Hong Kong) Limited	Hong Kong
Baotou Little Sheep Jingchen Catering Co., Ltd.	China
Baotou Little Sheep Shenhua Catering Company Limited	China
Beijing KFC Co., Ltd.	China
Beijing Pizza Hut Co., Ltd.	China
Beijing Yizhuang Little Sheep Catering Co., Ltd.	China
Beijing Zhichun Road Little Sheep Catering Co., Ltd.	China
Changsha Fuwang Catering Management Co., Ltd.	China
Changsha KFC Co., Ltd.	China
ChangSha Little Sheep Catering Administration Co., Ltd.	China
Changsha Yongao Catering Company Ltd.	China
China XiaoFeiYang Catering Chain Co., Ltd.	British Virgin Islands
Chongqing KFC Co., Ltd.	China
Dalian KFC Co., Ltd.	China
Dezhou Little Sheep Catering Co., Ltd.	China
Dongguan Humen Little Sheep Catering Company Limited	China
Dongguan KFC Co., Ltd.	China
East Dawning (Shanghai) Co., Ltd.	China
Foshan Little Sheep Catering Co., Ltd.	China
Foshan Mengjie Catering Company Limited	China
Fuzhou Cangshan Little Sheep Catering Co., Ltd.	China
Fuzhou Fuxing Little Sheep Catering Company Limited	China
Fuzhou Gulou Hualin Little Sheep Catering Co., Ltd.	China
Fuzhou Gulou Little Sheep Catering Company Limited	China
Fuzhou Taijiang Little Sheep Catering Co., Ltd.	China
Gansu Hongfu Little Sheep Catering Management Company Limited	China
Gansu Hongxi Little Sheep Catering Co., Ltd.	China
Gansu Hongxiang Little Sheep Catering Co., Ltd.	China
GanSu Little Sheep Catering Co., Ltd.	China
Guangzhou Little Sheep Corporation Consulting Management Co., Ltd.	China
Guangzhou Little Sheep Trading Company Limited	China
Guangzhou Xingwang Catering Co., Ltd. (f.k.a Guangzhou Hajie Catering Co., Ltd.)	China
Guangzhou Yingfeng Yijing Catering Co., Ltd.	China
Guangzhou Yuansheng Catering Co., Ltd.	China
Hangzhou KFC Co., Ltd.	China
Hangzhou YongAo Catering Co. Ltd.	China

Hohhot Little Sheep Catering Co., Ltd.	China
HuanSheng Advertising (Shanghai) Company Limited	China
Huansheng Consulting (Wuhan) Co., Ltd.	China
Huizhou Yanfu Catering Management Co., Ltd.	China
Inner Mongolia Little Sheep Catering Chain Company Limited	China
Inner Mongolia Little Sheep Seasoning Company Limited	China
Jiangmen Pengjiang Little Sheep Catering Co., Ltd.	China
Jiaozuo Little Sheep Catering Co., Ltd.	China
Jinan Zhaofei Little Sheep Catering Co., Ltd.	China
Jinjiang Little Sheep Catering Co., Ltd.	China
Kunming Jinding Catering Co., Ltd.	China
Kunming KFC Co., Ltd.	China
Lanzhou KFC Co., Ltd.	China
Little Sheep Catering Company Limited, Yongding Road, Beijing City	China
Little Sheep Group Limited	Caymen Islands
Little Sheep Hong Kong Company Limited	Hong Kong
Little Sheep Hong Kong Holdings Company Limited	Hong Kong
Little Sheep Macau - Restaurant Chain of Stores Limited	Macau
Little Sheep MongKok Company Limited	Hong Kong
Little Sheep Tsim Sha Tsui Company Limited	Hong Kong
Little Sheep Tsuen Wan Company Limited	Hong Kong
Little Sheep Yuenlang Co., Ltd.	Hong Kong
Liuzhou Gubu Little Sheep Catering Co., Ltd.	China
LiuZhou Little Sheep Catering Co., Ltd.	China
Nanchang KFC Co., Ltd.	China
Nanchang Taoyuan Little Sheep Catering Management Co, Ltd.	China
Nanjing KFC Co., Ltd.	China
Nanjing Lucheng Little Sheep Catering Business Management Company Limited	China
Nanjing Mengle Little Sheep Catering Company Limited	China
Nanjing MengYuan Little Sheep Catering Co., Ltd.	China
NanJing XingMeng Little Sheep Catering Co., Ltd.	China
Nanning KFC Co., Ltd.	China
Nanning Little Sheep Catering Chain Company Limited	China
Nanning Ruyun Catering Co., Ltd.	China
NingBo JiangDong ShuGuang Little Sheep Catering Co., Ltd.	China
Ningbo Little Sheep Catering Company Limited	China
Qianan Fenghui Little Sheep Catering Co., Ltd.	China
Qingdao KFC Co., Ltd.	China
Shandong Little Sheep Hotel Management Company Limited	China
Shanghai Changning Little Sheep Catering Company Limited	China
Shanghai ChengShan Little Sheep Catering Co, Ltd.	China
Shanghai Fengnan Little Sheep Catering Co., Ltd.	China
Shanghai Gumei Little Sheep Catering Co., Ltd.	China
Shanghai Huijin Little Sheep Catering Co., Ltd.	China
Shanghai Jingan Little Sheep Catering Management Company Limited	China
Shanghai KFC Co., Ltd.	China
Shanghai Little Sheep Catering Company Limited	China
Shanghai Lujiabang Little Sheep Catering Company Limited	China

Shanghai Luyuan Little Sheep Catering Company Limited (fka Shanghai Chuangbao Shuangcheng Little Sheep Catering Company Limited)	China
Shanghai Pengpu Little Sheep Catering Company Limited	China
Shanghai Pizza Hut Co., Ltd.	China
Shanghai Pudong Little Sheep Catering Company Limited	China
Shanghai Putuo Little Sheep Catering Company Limited	China
Shanghai Qibao Little Sheep Catering Company Limited	China
Shanghai Qingpu Little Sheep Catering Management Company Limited	China
ShangHai WangYuan Little Sheep Catering Co., Ltd.	China
Shanghai Yangpu Little Sheep Catering Company Limited	China
Shanghai Zhenhua Little Sheep Catering Co., Ltd.	China
Shantou KFC Co., Ltd.	China
ShenYang MengXing Little Sheep Catering Co., Ltd.	China
Shenyang Minsheng Little Sheep Catering Company Limited	China
Shenyang Wangda Little Sheep Catering Co., Ltd.	China
Shenyang Xiangjiang Little Sheep Catering Company Limited	China
ShenYang YongAo Little Sheep Catering Co., Ltd.	China
Shenzhen Little Sheep Catering Chain Company Limited	China
Shenzhen Little Sheep Enterprise Company Limited	China
Shenzhen Tianjiao Catering Co., Ltd.	China
Shenzhen Xintu Catering Co., Ltd.	China
Shenzheng Huacai Catering Co., Ltd.	China
ShiShi Little Sheep Catering Co, Ltd.	China
Sunrise Investments Co., Ltd.	British Virgin Islands
Suzhou KFC Co., Ltd.	China
Taco Bell Funding, LLC	Delaware (U.S.)
Taco Bell Franchise Holder 1, LLC	Delaware (U.S.)
Taco Bell Franchisor, LLC	Delaware (U.S.)
Taco Bell IP Holder, LLC	Delaware (U.S.)
Taco Bell Franchisor Holdings, LLC	Delaware (U.S.)
Taiyuan KFC Co., Ltd.	China
Tangshan Little Sheep Catering Co., Ltd.	China
Tianjin Fanyang little Sheep Catering Co., Ltd.	China
Tianjin Fuan Little Sheep Catering Co., Ltd.	China
Tianjin KFC Co., Ltd.	China
Wuhan Mengwang Catering Co., Ltd.	China
WuHan MengXiang Little Sheep Catering Co. Ltd.	China
WuHan YongAo Little Sheep Catering Co., Ltd.	China
Wuxi KFC Co., Ltd.	China
Xiamen KFC Co., Ltd.	China
Xiamen Lianqian Little Sheep Catering Co., Ltd.	China
Xiamen Shixin Little Sheep Catering Co., Ltd.	China
Xian Hepingmen Little Sheep Catering Co., Ltd.	China
Xian Hezong Little Sheep Catering Co., Ltd.	China
XiNing Little Sheep Catering Co., Ltd.	China
Xinjiang KFC Co., Ltd.	China
Xinxiang Hongqi Heping Little Sheep Catering Co., Ltd.	China
Yinchuan Little Sheep Catering Company Limited	China
YRI Hong Kong II Limited	Hong Kong

Yum! (Shanghai) Food Co., Ltd.	China
Yum! Asia Holdings Pte. Ltd.	Singapore
Yum! China Finance S.à r.l. (US Branch)	U.S.
Yum! Franchise China IV S.à r.l.	Luxembourg
Yum! Franchise China IV S.à r.l. (US Branch)	U.S.
Yum! Franchise China Trust III	China
Yum! Franchise China Trust III S.à r.l.	Luxembourg
Yum! Franchise China Trust III S.à r.l. (US Branch)	U.S.
Yum! Restaurants (Chengdu) Co., Ltd.	China
Yum! Restaurants (China) Investment Co., Ltd.	China
Yum! Restaurants (Fuzhou) Co., Ltd.	China
Yum! Restaurants (Guangdong) Co., Ltd.	China
Yum! Restaurants (Shenyang) Co., Ltd.	China
Yum! Restaurants (Shenzhen) Co. Ltd.	China
Yum! Restaurants (Wuhan) Co., Ltd.	China
Yum! Restaurants (Xian) Co., Ltd.	China
Yum! Restaurants Consulting (Shanghai) Co. Ltd. (Nanchang City Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd.	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Shanghai Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Xian Branch)	China
Yum! Restaurants International S.a.r.l. (U.S. Branch)	U.S.
Zhengzhou Hezong Little Sheep Catering Co., Ltd.	China
Zhengzhou Hongzhuan Little Sheep Catering Co., Ltd.	China
Zhengzhou KFC Co., Ltd.	China
Zhongshan Little Sheep Catering Co., Ltd.	China

SCHEDULE 1.01D
TO
CREDIT AGREEMENT

CHINA ENTITIES

Entity Name	Jurisdiction of Organization
Atto Primo (Shanghai) Co., Ltd.	China
Bai Sheng Restaurants China Holdings Limited	Hong Kong
Bai Sheng Restaurants (Hong Kong) Limited	Hong Kong
Baotou Little Sheep Jingchen Catering Co., Ltd.	China
Baotou Little Sheep Mutton Co., Ltd.	China
Baotou Little Sheep Shenhua Catering Company Limited	China
Baotou Yangwang Farming Company Limited	China
Beijing KFC Co., Ltd.	China
Beijing Pizza Hut Co., Ltd.	China
Beijing Yizhuang Little Sheep Catering Co., Ltd.	China
Beijing Zhichun Road Little Sheep Catering Co., Ltd.	China
Changsha Fuwang Catering Management Co., Ltd.	China
Changsha KFC Co., Ltd.	China
ChangSha Little Sheep Catering Administration Co., Ltd.	China
Changsha Yongao Catering Company Ltd.	China
China XiaoFeiYang Catering Chain Co., Ltd.	British Virgin Islands
Chongqing KFC Co., Ltd.	China
Dalian KFC Co., Ltd.	China
Dezhou Little Sheep Catering Co., Ltd.	China
Dongguan Humen Little Sheep Catering Company Limited	China
Dongguan KFC Co., Ltd.	China
East Dawning (Shanghai) Co., Ltd.	China
Foshan Little Sheep Catering Co., Ltd.	China
Foshan Mengjie Catering Company Limited	China
Fuzhou Cangshan Little Sheep Catering Co., Ltd.	China
Fuzhou Fuxing Little Sheep Catering Company Limited	China
Fuzhou Gulou Hualin Little Sheep Catering Co., Ltd.	China
Fuzhou Gulou Little Sheep Catering Company Limited	China
Fuzhou Taijiang Little Sheep Catering Co., Ltd.	China
Gansu Hongfu Little Sheep Catering Management Company Limited	China
Gansu Hongxi Little Sheep Catering Co., Ltd.	China
Gansu Hongxiang Little Sheep Catering Co., Ltd.	China
GanSu Little Sheep Catering Co., Ltd.	China
Guangzhou Little Sheep Corporation Consulting Management Co., Ltd.	China
Guangzhou Little Sheep Trading Company Limited	China
Guangzhou Xingwang Catering Co., Ltd. (f.k.a Guangzhou Hajie Catering Co., Ltd.)	China
Guangzhou Yingfeng Yijing Catering Co., Ltd.	China

Guangzhou Yuansheng Catering Co., Ltd.	China
Hangzhou KFC Co., Ltd.	China
Hangzhou YongAo Catering Co. Ltd.	China
Hohhot Little Sheep Catering Co., Ltd.	China
HuanSheng Advertising (Shanghai) Company Limited	China
Huansheng Consulting (Wuhan) Co., Ltd.	China
Huizhou Yanfu Catering Management Co., Ltd.	China
Inner Mongolia Little Sheep Catering Chain Company Limited	China
Inner Mongolia Little Sheep Meat Company Limited	China
Inner Mongolia Little Sheep Seasoning Company Limited	China
Jiangmen Pengjiang Little Sheep Catering Co., Ltd.	China
Jiaozuo Little Sheep Catering Co., Ltd.	China
Jinan Zhaofei Little Sheep Catering Co., Ltd.	China
Jinjiang Little Sheep Catering Co., Ltd.	China
Kentucky Fried Chicken Global B.V.	Netherlands
Kunming Jinding Catering Co., Ltd.	China
Kunming KFC Co., Ltd.	China
Lanzhou KFC Co., Ltd.	China
Little Sheep Catering Company Limited, Yongding Road, Beijing City	China
Little Sheep Group Limited	Caymen Islands
Little Sheep Hong Kong Company Limited	Hong Kong
Little Sheep Hong Kong Holdings Company Limited	Hong Kong
Little Sheep Macau - Restaurant Chain of Stores Limited	Macau
Little Sheep MongKok Company Limited	Hong Kong
Little Sheep Tsim Sha Tsui Company Limited	Hong Kong
Little Sheep Tsuen Wan Company Limited	Hong Kong
Little Sheep Yuenlang Co., Ltd.	Hong Kong
Liuzhou Gubu Little Sheep Catering Co., Ltd.	China
LiuZhou Little Sheep Catering Co., Ltd.	China
Nanchang KFC Co., Ltd.	China
Nanchang Taoyuan Little Sheep Catering Management Co, Ltd.	China
Nanjing KFC Co., Ltd.	China
Nanjing Lucheng Little Sheep Catering Business Management Company Limited	China
Nanjing Mengle Little Sheep Catering Company Limited	China
Nanjing MengYuan Little Sheep Catering Co., Ltd.	China
NanJing XingMeng Little Sheep Catering Co., Ltd.	China
Nanning KFC Co., Ltd.	China
Nanning Little Sheep Catering Chain Company Limited	China
Nanning Ruyun Catering Co., Ltd.	China
NingBo JiangDong ShuGuang Little Sheep Catering Co., Ltd.	China
Ningbo Little Sheep Catering Company Limited	China
Qianan Fenghui Little Sheep Catering Co., Ltd.	China
Qingdao KFC Co., Ltd.	China
Shandong Little Sheep Hotel Management Company Limited	China
Shanghai Changning Little Sheep Catering Company Limited	China
Shanghai ChengShan Little Sheep Catering Co, Ltd.	China
Shanghai Fengnan Little Sheep Catering Co., Ltd.	China
Shanghai Gumei Little Sheep Catering Co., Ltd.	China
Shanghai Huijin Little Sheep Catering Co., Ltd.	China

Shanghai Jingan Little Sheep Catering Management Company Limited	China
Shanghai KFC Co., Ltd.	China
Shanghai Little Sheep Catering Company Limited	China
Shanghai Lujiabang Little Sheep Catering Company Limited	China
Shanghai Luyuan Little Sheep Catering Company Limited (fka Shanghai Chuangbao Shuangcheng Little Sheep Catering Company Limited)	China
Shanghai Pengpu Little Sheep Catering Company Limited	China
Shanghai Pizza Hut Co., Ltd.	China
Shanghai Pudong Little Sheep Catering Company Limited	China
Shanghai Putuo Little Sheep Catering Company Limited	China
Shanghai Qibao Little Sheep Catering Company Limited	China
Shanghai Qingpu Little Sheep Catering Management Company Limited	China
ShangHai WangYuan Little Sheep Catering Co., Ltd.	China
Shanghai Yangpu Little Sheep Catering Company Limited	China
Shanghai Zhenhua Little Sheep Catering Co., Ltd.	China
Shantou KFC Co., Ltd.	China
ShenYang MengXing Little Sheep Catering Co., Ltd.	China
Shenyang Minsheng Little Sheep Catering Company Limited	China
Shenyang Wangda Little Sheep Catering Co., Ltd.	China
Shenyang Xiangjiang Little Sheep Catering Company Limited	China
ShenYang YongAo Little Sheep Catering Co., Ltd.	China
Shenzhen Little Sheep Catering Chain Company Limited	China
Shenzhen Little Sheep Enterprise Company Limited	China
Shenzhen Tianjiao Catering Co., Ltd.	China
Shenzhen Xintu Catering Co., Ltd.	China
Shenzheng Huacai Catering Co., Ltd.	China
ShiShi Little Sheep Catering Co, Ltd.	China
Sunrise Investments Co., Ltd.	British Virgin Islands
Suzhou KFC Co., Ltd.	China
Taiyuan KFC Co., Ltd.	China
Tangshan Little Sheep Catering Co., Ltd.	China
Tianjin Fanyang little Sheep Catering Co., Ltd.	China
Tianjin Fuan Little Sheep Catering Co., Ltd.	China
Tianjin KFC Co., Ltd.	China
Wandle Investments Ltd.	Hong Kong
Wuhan Mengwang Catering Co., Ltd.	China
WuHan MengXiang Little Sheep Catering Co. Ltd.	China
WuHan YongAo Little Sheep Catering Co., Ltd.	China
Wuxi KFC Co., Ltd.	China
Xiamen KFC Co., Ltd.	China
Xiamen Lianqian Little Sheep Catering Co., Ltd.	China
Xiamen Shixin Little Sheep Catering Co., Ltd.	China
Xian Hepingmen Little Sheep Catering Co., Ltd.	China
Xian Hezong Little Sheep Catering Co., Ltd.	China
XiNing Little Sheep Catering Co., Ltd.	China
Xinjiang KFC Co., Ltd.	China
Xinxiang Hongqi Heping Little Sheep Catering Co., Ltd.	China
YIF US LLC	U.S. (DE)
Yinchuan Little Sheep Catering Company Limited	China

YRI Hong Kong I Limited	Hong Kong
YRI Hong Kong II Limited	Hong Kong
YRI Hong Kong IV Limited	Hong Kong
Yum! (Shanghai) Food Co., Ltd.	China
Yum! Asia Holdings Pte. Ltd.	Singapore
Yum! China Finance S.à r.l.	Luxembourg
Yum! China Finance S.à r.l. (US Branch)	U.S.
Yum! Franchise China IV S.à r.l.	Luxembourg
Yum! Franchise China IV S.à r.l. (US Branch)	U.S.
Yum! Franchise China Trust	China
Yum! Franchise China Trust I S.à r.l.	Luxembourg
Yum! Franchise China Trust II	China
Yum! Franchise China Trust III	China
Yum! Franchise China Trust III S.à r.l.	Luxembourg
Yum! Franchise China Trust III S.à r.l. (US Branch)	U.S.
Yum! Franchise China Trust IV	China
Yum! Global Investments I B.V.	Netherlands
Yum! Global Investments II B.V.	Netherlands
Yum! Global Investments III LLC	U.S. (DE)
Yum! Restaurants (Chengdu) Co., Ltd.	China
Yum! Restaurants (China) Investment Co., Ltd.	China
Yum! Restaurants (Fuzhou) Co., Ltd.	China
Yum! Restaurants (Guangdong) Co., Ltd.	China
Yum! Restaurants (Shenyang) Co., Ltd.	China
Yum! Restaurants (Shenzhen) Co. Ltd.	China
Yum! Restaurants (Wuhan) Co., Ltd.	China
Yum! Restaurants (Xian) Co., Ltd.	China
Yum! Restaurants Consulting (Shanghai) Co. Ltd. (Nanchang City Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd.	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Shanghai Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Xian Branch)	China
Yum! Restaurants International S.a.r.l.	Luxembourg
Yum! Restaurants International S.a.r.l. (U.S. Branch)	U.S.
Zhengzhou Hezong Little Sheep Catering Co., Ltd.	China
Zhengzhou Hongzhuan Little Sheep Catering Co., Ltd.	China
Zhengzhou KFC Co., Ltd.	China
Zhongshan Little Sheep Catering Co., Ltd.	China

SCHEDULE 1.01E
TO
CREDIT AGREEMENT

IMMATERIAL SUBSIDIARIES
YEB II LLC
YEB III LLC
PH Digico LLC
Pizza Hut International, LLC
Yum! Restaurants International, Inc.
YEB Holdings LLC
Taco Bell Cantina Corp
TB Cantina LLC
U.S. Taco Co., LLC
GCTB, LLC
U.S. Taco Holding Co., LLC

SCHEDULE 2.01
TO
CREDIT AGREEMENT
COMMITMENTS

Lender	Percentage	Term A Commitments
JPMorgan Chase Bank, N.A.	8.83%	$44,166,666.67
Goldman Sachs Bank USA	8.83%	$44,166,666.67
Citibank, N.A.	8.83%	$44,166,666.67
Wells Fargo Bank, National Association	8.83%	$44,166,666.67
Fifth Third Bank	6.00%	$30,000,000.00
Bank of America, N.A.	6.00%	$30,000,000.00
Morgan Stanley Bank, N.A.	6.00%	$30,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	6.00%	$30,000,000.00
Barclays Bank PLC	5.00%	$25,000,000.00
Coöperatieve Rabobank U.A., New York Branch	5.00%	$25,000,000.00
Industrial and Commercial Bank of China Limited, New York Branch	5.00%	$25,000,000.00
The Bank of Nova Scotia	5.00%	$25,000,000.00
China Merchants Bank Co., LTD., New York Branch	5.00%	$25,000,000.00
U.S. Bank National Association	3.33%	$16,666,666.67
ING Capital LLC	3.33%	$16,666,666.67
PNC Bank, National Association	3.33%	$16,666,666.67
Banco Popular de Puerto Rico, New York Branch	2.00%	$10,000,000.00
Banco Popular North America (dba Popular Community Bank)	2.00%	$10,000,000.00
The Northern Trust Company	1.67%	$8,333,333.31
Total	100.00%	$500,000,000.00

Lender	Percentage	Revolving Credit Commitment
JPMorgan Chase Bank, N.A.	9.83%	$98,333,333.33
Goldman Sachs Bank USA	9.83%	$98,333,333.33
Citibank, N.A.	9.83%	$98,333,333.33
Wells Fargo Bank, National Association	9.83%	$98,333,333.33
Fifth Third Bank	6.00%	$60,000,000.00
Bank of America, N.A.	6.00%	$60,000,000.00
Morgan Stanley Bank, N.A.	6.00%	$60,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	6.00%	$60,000,000.00
Barclays Bank PLC	5.00%	$50,000,000.00
Coöperatieve Rabobank U.A., New York Branch	5.00%	$50,000,000.00
Industrial and Commercial Bank of China Limited, New York Branch	5.00%	$50,000,000.00
The Bank of Nova Scotia	5.00%	$50,000,000.00
China Merchants Bank CO., LTD. New York Branch	5.00%	$50,000,000.00
U.S. Bank National Association	3.33%	$33,333,333.33
ING Capital LLC	3.33%	$33,333,333.33
PNC Bank, National Association	3.33%	$33,333,333.33
The Northern Trust Company	1.67%	$16,666,666.69
Total	100.00%	$1,000,000,000.00

Lender	Percentage	Term B Commitment
Goldman Sachs Bank USA	100.00%	$2,000,000,000.00
Total	100.00%	$2,000,000,000.00

SCHEDULE 2.03(a)
TO
CREDIT AGREEMENT

EXISTING LETTERS OF CREDIT

(attached)

Yum! Brands, Inc.
Outstanding Letters of Credit
Q1 2016

									Local Currency - all amounts in ‘000s
Borrower	Issue Date	Maturity Date	LC#	Bank Ref #	Lender	Beneficiary	Purpose	Evergreen	Curr	Notional Liability
Division: KFC
KFC US Properties, Inc	9/5/2003	9/3/2016	15238	P-240920	JP Morgan Chase Bank	Orange County - Orange, VA	Performance	Yes	USD	1.50
KFC US Properties, Inc	7/29/2004	7/22/2016	15249	P-249868	JP Morgan Chase Bank	Suffolk County Sewer Agency	Performance	Yes	USD	44.00
Division: Pizza Hut
Pizza Hut, Incorporated	2/17/1998	11/21/2016	15156	P-355745	JP Morgan Chase Bank	PHI-Peabody Municipal Light Plant	Utilities	Yes	USD	6.00
Pizza Hut of Florida, Inc.	5/26/1998	6/20/2016	15171	P-367124	JP Morgan Chase Bank	Utica Mutual Insurance Company	Workers' Comp	Yes	USD	100.00
Pizza Hut of America, Inc.	9/14/1998	9/11/2016	15179	P-378628	JP Morgan Chase Bank	Ephrata Township	Performance	Yes	USD	17.42
Pizza Hut, Inc.	11/3/1999	11/3/2016	15184	P-294606	JP Morgan Chase Bank	City of Arnold - Community Development	Performance	Yes	USD	102.94
Pizza Hut, Inc.	8/6/2001	8/7/2016	15199	P216365	JP Morgan Chase Bank	City of Murfreesboro	Performance	Yes	USD	10.24
Pizza Hut of America, Inc.	8/10/2001	8/9/2016	15200	P-216526	JP Morgan Chase Bank	City of Murfreesboro	Performance	Yes	USD	2.65
Pizza Hut of America, Inc.	4/10/2014	4/10/2017	15311	IS0155229U	Wells Fargo	State of New York	Insurance	Yes	USD	17.00
Division: Taco Bell Corporation
Taco Bell Corp.	10/6/1997	10/7/2016	15078	P-398356	JP Morgan Chase Bank	TIG Insurance Company	Workers' Comp	Yes	USD	1,000.00
Taco Bell Corp.	10/6/1997	10/9/2016	15081	P-398360	JP Morgan Chase Bank	Travelers Indemnity Company	Workers' Comp	Yes	USD	150.00
Taco Bell Corp.	12/19/1994	9/24/2016	15145	P-386186	JP Morgan Chase Bank	Suffolk County Taco Bell site 05898	Performance	Yes	USD	14.35
Taco Bell Corp.	12/19/1994	9/24/2016	15147	P-386187	JP Morgan Chase Bank	Suffolk County Taco Bell store 051172	Performance	Yes	USD	10.85
Taco Bell Corp.	8/8/1996	8/8/2016	15148	P-386190	JP Morgan Chase Bank	Town of Clarkstown - Dept of Envir. Cntrl	Performance	Yes	USD	143.84
Taco Bell Corp.	8/16/2004	8/9/2016	15250	P-250212	JP Morgan Chase Bank	Village of Romeoville	Performance	Yes	USD	55.20
Taco Bell Corp.	7/18/2006	7/12/2016	15260	SBTS271837	JP Morgan Chase Bank	Louisville-Jefferson County Metro Public Works	Construction	Yes	USD	4.00
Taco Bell Corp.	10/30/2012	10/31/2016	15300	IS0016276U	Wells Fargo	City of Coral Springs	Construction	No	USD	16.36
Taco Bell Corp.	10/21/2014	10/21/2016	15313	IS0251371U	Wells Fargo	The City and County of Broomfield	Construction	Yes	USD	2.07
Division: Yum! Brands, Inc.
Yum! Brands, Inc.	10/6/1997	9/24/2016	15085	P-398365	JP Morgan Chase Bank	Travelers Indemnity Co	Workers' Comp	Yes	USD	1,358.00
Yorkshire Global Restaurants, Inc.	10/1/2003	9/30/2016	15212	P-241636	JP Morgan Chase Bank	Provident Bank and Federal Insurance Co.	Backing YGR's L/Cs	Yes	USD	50.00
Yum! Brands, Inc.	8/23/2005	9/7/2016	15253	SBTPTS649192	JP Morgan Chase Bank	Chicago Title Insurance Company	Real Estate	Yes	USD	500.00
Yum! Brands, Inc.	8/24/2005	9/7/2016	15254	SBTPTS649429	JP Morgan Chase Bank	First American Title Insurance Company	Real Estate	Yes	USD	500.00
Yum! Brands, Inc.	11/10/2005	9/7/2016	15255	SB213053	JP Morgan Chase Bank	Land America	Real Estate	Yes	USD	200.00
Yum! Brands, Inc.	11/15/2006	11/11/2016	15262	SBTS282194	JP Morgan Chase Bank	Fidelity National Title	Real Estate	Yes	USD	200.00

SCHEDULE 4.01(a)
TO
CREDIT AGREEMENT

Certain Collateral Documents

Security Agreement dated as of June 16, 2016 by the Grantors in favor of the Collateral Agent
Intellectual Property Security Agreement dated as of June 16, 2016 by the Grantors in favor of the Collateral Agent, with respect to the Grantors’ interests in United States Copyright Registrations
Intellectual Property Security Agreement dated as of June 16, 2016 by the Grantors in favor of the Collateral Agent, with respect to the Grantors’ interests in United States Patents and Trademarks

SCHEDULE 5.06
TO
CREDIT AGREEMENT

LITIGATION

None, except as set forth in the Parent’s 2015 Annual Report on Form 10-K.

SCHEDULE 5.11
TO
CREDIT AGREEMENT

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

A) EACH SUBSIDIARY AS OF MARCH 31, 2016

Entity Name	Jurisdiction of Organization

A.C.N. 003 190 163 Pty Limited	Australia
A.C.N. 003 190 172 Pty Limited	Australia
A.C.N. 003 273 854 Pty Limited	Australia
A.C.N. 054 055 917 Pty Ltd.	Australia
A.C.N. 085 239 961 Pty Ltd. (SA1)	Australia
A.C.N. 085 239 998 Pty Ltd. (SA2)	Australia
ABR Insurance Company	U.S. (VT)
Ashton Fried Chicken Pty. Limited	Australia
Atto Primo (Shanghai) Co., Ltd.	China
Bai Sheng Restaurants (Hong Kong) Limited (f.k.a. Yum! Restaurants (Hong Kong) Limited)	Hong Kong
Bai Sheng Restaurants China Holdings Limited (f.k.a. Yum! Restaurants China Holdings Limited)	Hong Kong
Baotou Little Sheep Jingchen Catering Co., Ltd.	China
Baotou Little Sheep Shenhua Catering Company Limited	China
Beijing KFC Co., Ltd.	China
Beijing Pizza Hut Co., Ltd.	China
Beijing Yizhuang Little Sheep Catering Co., Ltd.	China
Beijing Zhichun Road Little Sheep Catering Co., Ltd.	China
Changsha Fuwang Catering Management Co., Ltd.	China
Changsha KFC Co., Ltd.	China
ChangSha Little Sheep Catering Administration Co., Ltd.	China
Changsha Yongao Catering Company Ltd.	China
China XiaoFeiYang Catering Chain Co., Ltd.	British Virgin Islands
Chongqing KFC Co., Ltd.	China
Cyprus Caramel Restaurants Limited	Cyprus
Dalian KFC Co., Ltd.	China

Dezhou Little Sheep Catering Co., Ltd.	China
Dongguan Humen Little Sheep Catering Company Limited	China
Dongguan KFC Co., Ltd.	China
East Dawning (Shanghai) Co., Ltd.	China
Finger Lickin' Chicken Limited	United Kingdom
Foshan Little Sheep Catering Co., Ltd.	China
Foshan Mengjie Catering Company Limited	China
Fuzhou Cangshan Little Sheep Catering Co., Ltd.	China
Fuzhou Fuxing Little Sheep Catering Company Limited	China
Fuzhou Gulou Hualin Little Sheep Catering Co., Ltd.	China
Fuzhou Gulou Little Sheep Catering Company Limited	China
Fuzhou Taijiang Little Sheep Catering Co., Ltd.	China
Gansu Hongfu Little Sheep Catering Management Company Limited	China
Gansu Hongxi Little Sheep Catering Co., Ltd.	China
Gansu Hongxiang Little Sheep Catering Co., Ltd.	China
GanSu Little Sheep Catering Co., Ltd.	China
GCTB, LLC (f.k.a. GCTB, Inc.)	U.S.
Gloucester Properties Pty. Ltd.	Australia
Guangzhou Little Sheep Corporation Consulting Management Co., Ltd.	China
Guangzhou Little Sheep Trading Company Limited	China
Guangzhou Xingwang Catering Co., Ltd. (f.k.a Guangzhou Hajie Catering Co., Ltd.)	China
Guangzhou Yingfeng Yijing Catering Co., Ltd.	China
Guangzhou Yuansheng Catering Co., Ltd.	China
Hangzhou KFC Co., Ltd.	China
Hangzhou YongAo Catering Co. Ltd.	China
Hohhot Little Sheep Catering Co., Ltd.	China
HuanSheng Advertising (Shanghai) Company Limited	China
Huansheng Consulting (Wuhan) Co., Ltd.	China
Huizhou Yanfu Catering Management Co., Ltd.	China
Hulun Buir Little Sheep Xiqi Mutton Co., Ltd.	China
Inner Mongolia Little Sheep Catering Chain Company Limited	China
Inner Mongolia Little Sheep Catering Chain Company Limited	China
Inner Mongolia Little Sheep Seasoning Company Limited	China

Inventure Restaurantes Ltda. (fka Inventure Rio Ltda.)	Brazil
Jiangmen Pengjiang Little Sheep Catering Co., Ltd.	China
Jiaozuo Little Sheep Catering Co., Ltd.	China
Jinan Zhaofei Little Sheep Catering Co., Ltd.	China
Jinjiang Little Sheep Catering Co., Ltd.	China
Kentucky Fried Chicken (Germany) Restaurant Holdings GmbH	Germany
Kentucky Fried Chicken (Great Britain) Limited	United Kingdom
Kentucky Fried Chicken (Great Britain) Limited (German Branch)	Germany
Kentucky Fried Chicken (Great Britain) Services Limited	United Kingdom
Kentucky Fried Chicken Canada Company	Canada
Kentucky Fried Chicken Global B.V.	Netherlands
Kentucky Fried Chicken International Holdings, Ltd. (now known as Kentucky Fried Chicken International Holdings LLC)	U.S. (DE)
Kentucky Fried Chicken Pty Ltd	Australia
KFC (Pty) Ltd (f.k.a. Yum Restaurants International (Pty) Limited)	South Africa
KFC Advertising, Ltd.	United Kingdom
KFC Asia LLC	U.S. (DE)
KFC Australia Holdings Ltd. (f.k.a. Yum! Australia Holdings Limited)	Cayman Islands
KFC Brasil Publicidade e Propaganda Ltda	Brazil
KFC Chamnord SAS	France
KFC Corporation	U.S. (DE)
KFC Europe Marketing Co-op
KFC Europe S.à r.l.	Luxembourg
KFC Europe S.à r.l. (US Branch)	U.S.
KFC France SAS	France
KFC Franchisor, LLC (now known as KFC US, LLC)	U.S. (DE)
KFC Global Holdings, Inc.	U.S. (DE)
KFC Holding Co.	U.S. (DE)
KFC Holding SAS	France
KFC Holdings B.V.	Netherlands
KFC Intermediate Holdings S.à r.l.	Luxembourg
KFC International Finance Company S.à r.l.	Luxembourg
KFC International Finance Company S.à r.l. (US Branch)	U.S.
KFC International Holdings I S.à r.l. (f.k.a. Yum! Finance Holdings II S.à r.l.) (f.k.a. Stealth Investments S.à r.l.)	Luxembourg

KFC International Holdings I S.à r.l. (US Branch)	U.S.
KFC International Holdings II S.à r.l.	Luxembourg
KFC Italy S.r.l.	Italy
KFC MENAPAK LLC	U.S. (DE)
KFC MENAPAK S.à r.l.	Luxembourg
KFC Mexico B.V.	Netherlands
KFC Mexico Holdings LLC	U.S.
KFC Netherlands B.V.	Netherlands
KFC North America S.à r.l.	Luxembourg
KFC North America S.à r.l. (US Branch)	U.S.
KFC Pacific Holdings Ltd. (f.k.a. THC II Limited)	Malta
KFC Pacific LLC	U.S.
KFC Real Estate B.V.	Netherlands
KFC Restaurants Asia Pte. Ltd.	Singapore
KFC Restaurants Spain S.L.	Spain
KFC Russia Holdings I S.à r.l.	Luxembourg
KFC South Africa Holdings B.V.	Netherlands
KFC THC V Ltd (f.k.a. THC V Limited)	Malta
KFC Turkey LLC	U.S. (DE)
KFC YFI Holdco S.à r.l.	Luxembourg
KFC YFI Holdco S.à r.l. (US Branch)	U.S.
KFC Yum! Franchise I LP	Canada
KFC Yum! Franchise III (f.k.a. Yum! Franchise III)	Australia
Kunming Jinding Catering Co., Ltd.	China
Kunming KFC Co., Ltd.	China
Lanzhou KFC Co., Ltd.	China
Little Sheep Catering Company Limited, Yongding Road, Beijing City	China
Little Sheep Group Limited	Cayman Islands
Little Sheep Group Limited	Cayman Islands
Little Sheep Hong Kong Company Limited	Hong Kong
Little Sheep Hong Kong Holdings Company Limited	Hong Kong
Little Sheep Macau - Restaurant Chain of Stores Limited	Macau
Little Sheep MongKok Company Limited	Hong Kong
Little Sheep Tsim Sha Tsui Company Limited	Hong Kong
Little Sheep Tsuen Wan Company Limited	Hong Kong
Little Sheep Yuenlang Co., Ltd.	Hong Kong
Liuzhou Gubu Little Sheep Catering Co., Ltd.	China
LiuZhou Little Sheep Catering Co., Ltd.	China
Multibranding Pty. Ltd.	Australia

Nanchang KFC Co., Ltd.	China
Nanchang Taoyuan Little Sheep Catering Management Co, Ltd.	China
Nanjing KFC Co., Ltd.	China
Nanjing Lucheng Little Sheep Catering Business Management Company Limited	China
Nanjing Mengle Little Sheep Catering Company Limited	China
Nanjing MengYuan Little Sheep Catering Co., Ltd.	China
NanJing XingMeng Little Sheep Catering Co., Ltd.	China
Nanning KFC Co., Ltd.	China
Nanning Little Sheep Catering Chain Company Limited	China
Nanning Ruyun Catering Co., Ltd.	China
Newcastle Fried Chicken Pty. Limited	Australia
NingBo JiangDong ShuGuang Little Sheep Catering Co., Ltd.	China
Ningbo Little Sheep Catering Company Limited	China
Norfolk Fast Foods Ltd.	United Kingdom
Northside Fried Chicken Pty. Limited	Australia
Novo BL SAS	France
Novo RE Immo SAS	France
PH Asia LLC	U.S. (DE)
PH Canada Company	Canada
PH Canada Holdco Company	Canada
PH Digico, LLC.	U.S. (DE)
PH Europe LLC (f.k.a. PH US LLC)	U.S. (DE)
PH Europe S.à r.l.	Luxembourg
PH Europe S.à r.l. (US Branch)	U.S.
PH Global Holdings, Inc.	U.S. (DE)
PH Intermediate Holdings S.à r.l.	Luxembourg
PH International Finance Company S.à r.l.	Luxembourg
PH International Finance Company S.à r.l. (US Branch)	U.S.
PH International Holdings I S.à r.l. (f.k.a. YUM! FINANCE HOLDINGS III SARL) (F.K.A. ITRAS HOLDING SARL)	Luxembourg
PH International Holdings I S.à r.l. (US Branch)	U.S.
PH International Holdings II S.à r.l.	Luxembourg
PH Mexico B.V.	Netherlands
PH Mexico S.à r.l.	Luxembourg
PH Mexico S.à r.l. (US Branch)	U.S.

PH North America S.à r.l.	Luxembourg
PH North America S.à r.l. (US Branch)	U.S.
PH Restaurant Holdings GmbH	Germany
PH South Africa Holdings B.V.	Netherlands
PH THC V Ltd	Malta
PH YFI Holdco S.à r.l.	Luxembourg
PH YFI Holdco S.à r.l. (US Branch)	U.S.
PH Yum! Franchise I LP	Canada
PH Yum! Franchise III	Australia
Pizza Hut (Pty) Ltd (f.k.a Friedshelf 1503 Proprietary Limited)	South Africa
Pizza Hut Australia Pty. Limited	Australia
Pizza Hut Delivery Germany GmbH	Germany
Pizza Hut Europe Marketing Co-Op
Pizza Hut Gida ve Ticaret Anonim Sirketi	Turkey
Pizza Hut Holdings, LLC	U.S. (DE)
Pizza Hut HSR Advertising Limited	United Kingdom
Pizza Hut International, LLC	U.S. (DE)
Pizza Hut Korea Limited (fka Pizza Hut Korea Co. Limited)	Korea
Pizza Hut MENAPAK S.à r.l.	Luxembourg
Pizza Hut MENAPAK S.à r.l. (US Branch)	U.S.
Pizza Hut of America, LLC (f.k.a. Pizza Hut of America, Inc.)	U.S. (DE)
Pizza Hut Pacific Holdings Ltd.	Malta
Pizza Hut Restaurants Asia Pte. Ltd.	Singapore
Pizza Hut Turkey LLC	U.S. (DE)
Pizza Hut, Inc.	U.S. (CA)
Pizza Hut, LLC	U.S. (DE)
Qingdao KFC Co., Ltd.	China
Restaurant Concepts LLC	U.S. (DE)
Restaurant Holdings Limited	United Kingdom
Restaurants Development Co., Ltd.	Thailand
Shandong Little Sheep Hotel Management Company Limited	China
Shanghai Changning Little Sheep Catering Company Limited	China
Shanghai ChengShan Little Sheep Catering Co, Ltd.	China
Shanghai Fengnan Little Sheep Catering Co., Ltd.	China
Shanghai Gumei Little Sheep Catering Co., Ltd.	China
Shanghai Huijin Little Sheep Catering Co., Ltd.	China

Shanghai Jingan Little Sheep Catering Management Company Limited	China
Shanghai KFC Co., Ltd.	China
Shanghai Little Sheep Catering Company Limited	China
Shanghai Lujiabang Little Sheep Catering Company Limited	China
Shanghai Luyuan Little Sheep Catering Company Limited (fka Shanghai Chuangbao Shuangcheng Little Sheep Catering Company Limited)	China
Shanghai Pengpu Little Sheep Catering Company Limited	China
Shanghai Pizza Hut Co., Ltd.	China
Shanghai Pudong Little Sheep Catering Company Limited	China
Shanghai Putuo Little Sheep Catering Company Limited	China
Shanghai Qibao Little Sheep Catering Company Limited	China
Shanghai Qingpu Little Sheep Catering Management Company Limited	China
ShangHai WangYuan Little Sheep Catering Co., Ltd.	China
Shanghai Yangpu Little Sheep Catering Company Limited	China
Shanghai Zhenhua Little Sheep Catering Co., Ltd.	China
Shantou KFC Co., Ltd.	China
ShenYang MengXing Little Sheep Catering Co., Ltd.	China
Shenyang Minsheng Little Sheep Catering Company Limited	China
Shenyang Wangda Little Sheep Catering Co., Ltd.	China
Shenyang Xiangjiang Little Sheep Catering Company Limited	China
ShenYang YongAo Little Sheep Catering Co., Ltd.	China
Shenzhen Little Sheep Catering Chain Company Limited	China
Shenzhen Little Sheep Enterprise Company Limited	China
Shenzhen Tianjiao Catering Co., Ltd.	China
Shenzhen Xintu Catering Co., Ltd.	China
Shenzheng Huacai Catering Co., Ltd.	China
ShiShi Little Sheep Catering Co., Ltd.	China
Southern Fast Foods Limited	United Kingdom
Suffolk Fast Foods Limited	United Kingdom
Sunrise Investments Co., Ltd.	British Virgin
Suzhou KFC Co., Ltd.	China

Taco Bell Cantina Corp.	U.S. (DE)
Taco Bell Corp	U.S. (CA)
Taco Bell Franchise Holder 1, LLC	U.S. (DE)
Taco Bell Franchisor Holdings, LLC	U.S. (DE)
Taco Bell Franchisor, LLC	U.S. (DE)
Taco Bell Funding, LLC	U.S. (DE)
Taco Bell IP Holder, LLC	U.S. (DE)
Taco Bell of America, LLC (f/k/a Taco Bell of America, Inc.)	U.S. (DE)
Taco Bell Restaurants Asia Pte. Ltd.	Singapore
Taiyuan KFC Co., Ltd.	China
Tangshan Little Sheep Catering Co., Ltd.	China
TB Asia LLC	U.S. (DE)
TB Canada Company	Canada
TB Cantina, LLC	U.S. (DE)
TB Global Holdings, Inc.	U.S. (DE)
TB Intermediate Holdings S.à r.l.	Luxembourg
TB International Finance Company S.à r.l.	Luxembourg
TB International Finance Company S.à r.l. (US Branch)	U.S.
TB International Holdings I S.à r.l.	Luxembourg
TB International Holdings II S.à r.l.	Luxembourg
TB International Holdings II S.à r.l. (US Branch)	U.S.
TB North America S.à r.l.	Luxembourg
TB North America S.à r.l. (US Branch)	U.S.
TB YFI Holdco S.à r.l.	Luxembourg
TB YFI Holdco S.à r.l. (US Branch)	U.S.
TB Yum! Franchise I LP	Canada
THC I Limited	Malta
THC III Limited	Malta
Tianjin Fanyang little Sheep Catering Co., Ltd.	China
Tianjin Fuan Little Sheep Catering Co., Ltd.	China
Tianjin KFC Co., Ltd.	China
Turkent Gida ve Turizm Sanayi ve Ticaret A.S.	Turkey
U.S. Taco Co., LLC	U.S. (NY)
U.S. Taco Holding Co., LLC	U.S. (NY)
Valleythorn Limited	United Kingdom
Verailles Resto S.A.S.	France
Wandle Investments Limited	Hong Kong
Wuhan Mengwang Catering Co., Ltd.	China
WuHan MengXiang Little Sheep Catering Co., Ltd.	China

WuHan YongAo Little Sheep Catering Co., Ltd.	China
Wuxi KFC Co., Ltd.	China
Xiamen KFC Co., Ltd.	China
Xiamen Lianqian Little Sheep Catering Co., Ltd.	China
Xiamen Shixin Little Sheep Catering Co., Ltd.	China
Xian Hepingmen Little Sheep Catering Co., Ltd.	China
Xian Hezong Little Sheep Catering Co., Ltd.	China
Xilinhot Xihua Farming Development Company Limited	China
XiNing Little Sheep Catering Co., Ltd.	China
Xinjiang KFC Co., Ltd.	China
Xinxiang Hongqi Heping Little Sheep Catering Co., Ltd.	China
YA Company One Pty. Ltd.	Australia
YCH S.à r.l.	Luxembourg
YEB Holdings, LLC.	U.S. (DE)
YEB II LLC	U.S. (DE)
YEB III LLC	U.S. (DE)
YIF US LLC	U.S. (DE)
Yinchuan Little Sheep Catering Company Limited	China
YRH Holdco Limited	United Kingdom
YRI Europe S.a.r.l.	Luxembourg
YRI Europe S.a.r.l. (Belgium Branch)	Belgium
YRI Europe S.a.r.l. (French Branch)	France
YRI Global Liquidity S.a.r.l. (f.k.a Bodden Holding S.à.r.l.)	Luxembourg
YRI Global Liquidity S.a.r.l., US Branch	U.S.
YRI Hong Kong II Limited	Hong Kong
YRI Hong Kong IV Limited	Hong Kong
YRI Investment Company S.a.r.l. (f.k.a Brownstone Holdings S.à r.l.)	Luxembourg
YRI Investment Company S.a.r.l., US Branch	U.S.
Yum Restaurant Services Group, LLC (f.k.a. Yum Restaurant Services Group Inc.)	U.S. (DE)
Yum! (Shanghai) Food Co., Ltd.	China
Yum! Asia Franchise Pte. Ltd.	Singapore
Yum! Asia Holdings Pte. Ltd.	Singapore
Yum! Asia Holdings S.à r.l.	Luxembourg
Yum! Australia Equipment Pty. Limited	Australia
Yum! Brands Mexico Holdings II LLC	U.S. (DE)
Yum! Brands, Inc.	U.S. (NC)
Yum! China Finance S.à r.l.	Luxembourg

Yum! Finance Holdings I S.à r.l. (f.k.a. Sunhill Holdings S.à r.l.)	Luxembourg
Yum! Finance Holdings I S.à r.l. (US Branch)	U.S.
Yum! Franchise China IV S.à r.l.	Luxembourg
Yum! Franchise China IV S.à r.l. (US Branch)	U.S.
Yum! Franchise China Trust	China
Yum! Franchise China Trust I S.à r.l.	Luxembourg
Yum! Franchise China Trust II	China
Yum! Franchise China Trust III	China
Yum! Franchise China Trust III S.à r.l.	Luxembourg
Yum! Franchise China Trust III S.à r.l. (US Branch)	U.S.
Yum! Franchise China Trust IV	China
Yum! Franchise de Mexico S.à r.l. (f.k.a. Yum! Franchise de Mexico S de RL)	Luxembourg
Yum! Franchise de Mexico S.à r.l. (US Branch)	U.S.
Yum! Franchise II LLP	United Kingdom
Yum! Global Investments I B.V.	Netherlands
Yum! Global Investments II B.V.	Netherlands
Yum! Global Investments III LLC	U.S. (DE)
Yum! III (UK) Limited	United Kingdom
Yum! International Finance Company S.à r.l.	Luxembourg
Yum! International Finance Company S.à r.l. (U.S. Branch)	U.S.
Yum! International Participations LLC (f.k.a. Yum! International Participations S.à r.l.)	U.S. (DE)
Yum! KFC Australia Holdings I LLC (f.k.a. Yum! Australia Holdings I LLC)	U.S. (DE)
Yum! KFC Australia Holdings II LLC (f.k.a. Yum! Australia Holdings II LLC)	U.S. (DE)
Yum! Luxembourg Investments LLC (f.k.a. Yum! Luxembourg Investments S.à r.l.)	U.S. (DE)
Yum! Myanmar Holdings Pte. Ltd.	Singapore
Yum! PH Australia Holdings I LLC	U.S. (DE)
Yum! PH Australia Holdings II LLC	U.S. (DE)
Yum! Restaurant Holdings "YRH"	United Kingdom
Yum! Restaurantes do Brasil Ltda.	Brazil
Yum! Restaurants (Chengdu) Co., Ltd.	China
Yum! Restaurants (China) Investment Co., Ltd.	China
Yum! Restaurants (Fuzhou) Co., Ltd.	China
Yum! Restaurants (Guangdong) Co., Ltd.	China
Yum! Restaurants (India) Private Limited	India
Yum! Restaurants (NZ) Limited	New Zealand

Yum! Restaurants (Shenyang) Co., Ltd.	China
Yum! Restaurants (Shenzhen) Co. Ltd.	China
Yum! Restaurants (Wuhan) Co., Ltd.	China
Yum! Restaurants (Xian) Co., Ltd.	China
Yum! Restaurants Asia Private Limited	Singapore
Yum! Restaurants Australia Pty. Limited	Australia
Yum! Restaurants Consulting (Shanghai) Co. Ltd. (Nanchang City Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd.	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Shanghai Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Xian Branch)	China
Yum! Restaurants Europe Limited	United Kingdom
Yum! Restaurants Germany GmbH	Germany
Yum! Restaurants International (MENAPAK) CO. S.P.C.	Bahrain
Yum! Restaurants International (MENAPAK) CO. S.P.C. (Dubai Branch)	Dubai
Yum! Restaurants International (Thailand) Co., Limited	Thailand
Yum! Restaurants International Holdings, Ltd. (now known as Yum! Restaurants International Holdings LLC)	U.S. (DE)
Yum! Restaurants International Limited & Co. Kommanditgesellschaft	Germany
Yum! Restaurants International Ltd. (U.K.)	United Kingdom
Yum! Restaurants International Management LLC (f.k.a. Yum! Restaurants International Management S.a.r.l.)	U.S. (DE)
Yum! Restaurants International Russia and CIS LLC	Russia
Yum! Restaurants International Russia LLC	Russia
Yum! Restaurants International S.a.r.l.	Luxembourg
Yum! Restaurants International S.a.r.l. (U.S. Branch)	U.S.
Yum! Restaurants International, Inc.	U.S. (DE)
Yum! Restaurants International, S de RL de CV	Mexico
Yum! Restaurants KFC Australia Services Pty. Ltd. (f.k.a. Yum! Restaurants Australia Services Pty. Ltd.)	Australia
Yum! Restaurants Limited	United Kingdom
Yum! Restaurants Marketing Private Limited	India
Yum! Restaurants New Zealand Services Pty. Ltd.	Australia
Yumsop Pty. Ltd.	Australia
Zhengzhou Hezong Little Sheep Catering Co., Ltd.	China

Zhengzhou Hongzhuan Little Sheep Catering Co., Ltd.	China
Zhengzhou KFC Co., Ltd.	China
Zhongshan Little Sheep Catering Co., Ltd.	China

B) OWNERSHIP INTERESTS IN DIRECT SUBSIDIARIES AS OF MARCH 31, 2016

Entity	Direct Subsidiary	Jurisdiction	Ownership
KFC Holding Co.	KFC Corporation	Delaware (U.S.)	100%
	Yum! Restaurants International (Thailand) Co., Ltd. (Thailand)	Thailand	100%
	Restaurants Development Co., Ltd. (Thailand)	Thailand	100%
KFC Corporation	KFC US, LLC	Delaware (U.S.)	100%
	Kentucky Fried Chicken International Holdings	Delaware (U.S.)	100%
KFC US, LLC	None
Pizza Hut of America, LLC	None
Restaurant Concepts LLC	None
Taco Bell Corp.	U.S. Taco Holding Co.	New York (U.S.)	100%
	GCTB, LLC	Virginia (U.S.)	100%
	Taco Bell Funding	Delaware (U.S.)	100%
Taco Bell of America, LLC (Delaware)	Taco Bell Cantina Corp.	Delaware (U.S.)	100%
YUM Restaurant Services Group, LLC	PH Digico LLC	Delaware (U.S.)	100%
Kentucky Fried Chicken Holdings, Inc.	Yum! Restaurants (NZ) Ltd.	(New Zealand)	100%
	Inventure Restaurantes Ltda.	Brazil	0.6%
	Yum! Restaurants International, Inc.	Delaware (U.S.)	100%
Yum! Restaurants International Holdings, Ltd.	Inventure Restaurantes Ltda.	Brazil	99.4%
	TB Global Holdings, Inc.	Delaware (U.S.)	100%
	KFC Global Holdings, Inc.	Delaware (U.S.)	99.6678%
	PH Global Holdings, Inc.	Delaware (U.S.)	99.9982%
	Yum! Luxembourg Investments LLC	Delaware (U.S.)	100%
Yum! International Participations LLC	Yum! Restaurants International Management LLC	Delaware (U.S.)	100%
Yum! Luxembourg Investments LLC	KFC Global Holdings, Inc.	Delaware (U.S.)	0.3322%
	PH Global Holdings, Inc	Delaware (U.S.)	0.0018%
	Yum! International Participations LLC	Delaware (U.S.)	100%

C) PLEDGED EQUITY AS OF CLOSING DATE
Yum! Restaurants International (Thailand) Co. Ltd.
Restaurants Development Co., Ltd.
Yum! Restaurants do Brasil Ltda
Yum! Restaurants (NZ) Ltd.
Inventure Restaurantes Ltda
TB Global Holdings, Inc.
Yum! Restaurants International Management LLC
KFC Global Holdings, Inc.
PH Global Holdings, Inc.

SCHEDULE 6.12
TO
CREDIT AGREEMENT

POST-CLOSING COVENANTS

•
The Administrative Agent shall have received on or before the date that is 30 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion), the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to Taco Bell Corp., a California corporation, and Pizza Hut, Inc., a California corporation (the predecessor entity to Pizza Hut, LLC, a Delaware limited liability company), in the State of California, together with copies of the financing statements (or similar documents) disclosed by such search.

•
Within 60 days of the Closing Date (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion), the Borrowers shall deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, to the extent required pursuant to Section 2.02(a) of the Security Agreement, certificates representing all Pledged Securities issued as of the Closing Date by (i) Yum! Restaurants International (Thailand) Co. Ltd., (ii) Restaurants Development Co., Ltd. and (iii) Yum! Restaurants International Management LLC, in each case accompanied by instruments of transfer and undated stock powers endorsed in blank and in form reasonably satisfactory to the Collateral Agent.

SCHEDULE 7.01
TO
CREDIT AGREEMENT

EXISTING LIENS

Liens on equipment to secure capital leases referred to on Schedule 7.03(c)

SCHEDULE 7.02
TO
CREDIT AGREEMENT

EXISTING INVESTMENTS

•	Hangzhou KFC Co., Ltd.
Owner: Yum! Restaurants (China) Investment Company, Ltd.
Ownership percentage: 47%

•	Suzhou KFC Co., Ltd.
Owner:  Yum! Restaurants (China) Investment Company, Ltd.
Ownership percentage:  47%

•	Wuxi KFC Co., Ltd.
Owner:  Yum! Restaurants (China) Investment Company, Ltd.
Ownership percentage:  47%

•	Inner Mongolia Little Sheep Meat Company Limited
Owner:  Inner Mongolia Little Sheep Catering Chain Company Limited
Ownership percentage:  25.15%

SCHEDULE 7.03
TO
CREDIT AGREEMENT

SURVIVING INDEBTEDNESS

Franchise Lending
Guarantees by KFC Corp. of loans in the amount of $5,000,000 made to KFC franchisees under certain franchise loan programs.

Guarantees by Pizza Hut, LLC of loans in the amount of $3,000,000 made to Pizza Hut franchisees under certain franchise loan programs.

Capital Lease Obligations
Capital leases of Taco Bell Corp. in the amount of $478,237.59
Capital leases of Pizza Hut of America, LLC in the amount of $3,217,810.02
Capital leases of Pizza Hut, LLC in the amount of $228,680.08
Capital leases of KFC Corporation in the amount of $86,119.19
Capital leases of Taco Bell of America, LLC in the amount of $5,638,378.34
Capital leases of KFC (Pty) Ltd (f.k.a. Yum Restaurants International (Pty) Limited) in the amount of $28,819,848.27
Capital leases of Kentucky Fried Chicken Pty. Ltd. in the amount of $960,555.54
Capital leases of Kentucky Fried Chicken Canada Company in the amount of $31,046.49
Capital leases of KFC France SAS in the amount of $3,023,016.65
Capital leases of Kentucky Fried Chicken (Great Britain) Limited (German Branch) in the amount of $25,691,567.94
Capital leases of KFC Holdings B.V. in the amount of $10,438,972.41
Capital leases of Yum! Restaurants International (Thailand) Co., Limited in the amount of $1,876,384.46
Capital leases of Kentucky Fried Chicken (Great Britain) Limited in the amount of $44,155,405.70
Capital leases of Yum! Restaurants International Russia and CIS LLC in the amount of $4,000,809.16

Other

1.	Line of credit made by Westpac Banking Corporation to KFC Advertising, Ltd., denominated in AUD, in an amount of AUD 2,500,000, maturity February 28, 2017

2.	Line of credit made by Westpac Banking Corporation to Yum! Restaurants Australia Pty Limited, denominated in AUD, in an amount of AUD 1,000,000, maturity February 28, 2017

3.	Line of Credit made by Citibank to Kentucky Fried Chicken (Great Britain) Limited (German Branch), denominated in EUR, in an amount of EUR 3,000,000, maturity December 3, 2016

4.	Line of Credit made by Citibank to Yum! Restaurants International Limited & Co. Kommanditgesellschaft, denominated in EUR, in an amount of EUR 2,000,000, maturity August 20, 2016

5.	Line of Credit made by Citibank to Yum! Restaurants (India) Private Limited, denominated in INR, in an amount of INR 400,000,000, maturity October 3, 2016

6.	Line of Credit made by Citibank to Pizza Hut Korea Ltd, denominated in KRW, in an amount of KRW 20,000,000,000, maturity December 31, 2016

7.	Line of Credit made by Citibank to Yum! Restaurants International Russia and CIS LLC, denominated in RUB, in an amount of RUB, 100,000,000, maturity November 22, 2016

8.	Line of Credit made by Citibank to Yum! Restaurants Asia Private Limited, denominated in SGD, in an amount of SGD 1,500,000, maturity August 4, 2016

9.	Line of Credit made by Citibank to Yum! Restaurants International (Thailand) Co., Limited, denominated in THB, in an amount of THB 400,000,000, maturity March 31, 2017

10.	Guaranty by Pizza Hut, LLC of Line of Credit made by Bank of America to Pizza Hut Ad Coop, denominated in USD, in an amount of $20,000,000, maturity July 31, 2016

11.	Letter of Credit issued by HSBC Bank New York for the account of Yum! Brands, Inc., denominated in MXN, in an amount of MXN 48,392,010, expiring on March 13, 2017

12.
Loan in the amount of $273,556,126 made by Parent to Yum! Franchise China Trust “CBT I” and maturing December 15, 2016; provided, that in the case of a Permitted Refinancing of such Indebtedness, the lender, holder or other creditor in respect of such Permitted Refinancing shall be Parent, a Company or a Guarantor.

13.
Loan in the amount of $316,890,191 made by the Parent to Yum! Finance Holdings I S.a.r.l and maturing November 30, 2016; provided, that in the case of a Permitted Refinancing of such Indebtedness, the lender, holder or other creditor in respect of such Permitted Refinancing shall be Parent, a Company or a Guarantor.

SCHEDULE 7.07
TO
CREDIT AGREEMENT

TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 7.10
TO
CREDIT AGREEMENT

RESTRICTIONS AND CONDITIONS

None.

SCHEDULE 10.02
TO
CREDIT AGREEMENT

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

KFC Holding Co.

Lead Borrower
1441 Gardiner Lane
Louisville, Kentucky 40213
Attn: William L. Gathof, Vice President and Treasurer
Phone: (502) 874-8618
Fax: (502) 874-8948
Email: Larry.Gathof@yum.com

JPMorgan Chase Bank, N.A.

Administrative Agent
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
500 Stanton Christiana Road, Ops 2, 3rd Floor
Newark, DE 19713
Attn: Chelsea Hamilton
Phone: (302) 634-8822
Email: chelsea.hamilton@jpmchase.com

With respect to Revolving Alternative Currency:

J.P. Morgan Europe Limited
Loans Agency 6th floor
25 Bank Street, Canary Wharf
London E145JP
United Kingdom
Attn: Loans Agency
Facsimile: +44 20 7777 2360

Collateral Agent
JPMorgan Chase Bank, N.A.
IB Collateral Services
10 S. Dearborn, 7th Floor
Chicago, IL 60603
Mailcode: IL 1-1625
Attn: Jessica Cosentino
Email: IB.Collateral.Services@jpmchase.com

Swing Line Lender
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
500 Stanton Christiana Road, Ops 2, 3rd Floor
Newark, DE 19713
Attn: Chelsea Hamilton
Phone: (302) 634-8822
Email: chelsea.hamilton@jpmchase.com

Letter of Credit Issuer
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
500 Stanton Christiana Road, Ops 2, 3rd Floor
Newark, DE 19713
Phone: (800) 634-1969
Fax: (856) 294-5267
Email: GTS.IB.Standby@JPMChase.com

Goldman Sachs Bank USA

Swing Line Lender
Goldman Sachs Bank USA
200 West Street
New York, NY
Attn: SBD Loan Operations
Phone: (212) 902-1099
Fax: (917) 977-3966
Email: gs-sbd-admin-contacts@ny.email.gs.com

Letter of Credit Issuer
Goldman Sachs Bank USA
Attn: Letter of Credit Department Manager
6011 Connection Drive
Irving, TX 75039
Facsimile: (917) 977-4587
Phone: (972) 368-2790

Citigroup Global Markets Inc.

Swing Line Lender
1615 Brett Road, Ops III
New Castle, DE 19720
Phone: (302) 894-6010
Fax: (646) 274-5080
Email: GLAgentOfficeOps@citi.com

Letter of Credit Issuer
Citibank, N.A.
c/o Citicorp North America, Inc.
Bldg. B, 3rd Floor
3800 Citibank Center
Tampa, FL 33610
Attn: U.S. Standby Unit
Phone: (866) 945-6284
Fax: (813) 604-7187

Wells Fargo Bank, N.A.

Swing Line Lender
Participation Loan Servicing
c/o Wells Fargo Bank, N.A.
1808 Aston Avenue, Suite 250
Carlsbad, CA 92008
Attn: Jaclyn Harty
Phone: (760) 918-2717
Fax: (303) 863-2729
Email: denlcinsvmembersyndication@wellsfargo.com

Letter of Credit Issuer
Jaclyn Harty, Relationship Manager
1808 Aston Avenue, Suite 250
Carlsbad, CA 92008
Attn: Marnie Lowrie
Phone: (760) 918-2701
Fax: (760) 918-2727
Email: jaclyn.harty@wellsfargo.com

Posting Version

EXHIBIT A
FORM OF
COMMITTED LOAN NOTICE
[Date]
JPMorgan Chase Bank, N.A.,
as Administrative Agent under the Credit Agreement
referred to below

Loan and Agency Services Group
500 Stanton Christiana Road, Ops 2, 3rd Floor
Newark, DE 19713
Attention: Chelsea Hamilton
Telephone: (302) 634-8822
E-mail: chelsea.hamilton@jpmchase.com
Ladies and Gentlemen:
The undersigned refers to the Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”) among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, a Swing Line Lender and an L/C Issuer, and hereby gives you notice irrevocably pursuant to Section 2.02 of the Credit Agreement, on behalf of the Borrowers, that the undersigned hereby requests a [Borrowing] [conversion] [continuation] under the Credit Agreement and sets forth below the information relating to such [Borrowing] [conversion] [continuation] (the “Proposed [Borrowing] [conversion] [continuation]”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed [Borrowing] [conversion] [continuation] is ______________, 20__.
(ii)    The Class of Loans comprising the Proposed [Borrowing] [conversion] [continuation] is [Revolving Credit Loans] [Term A Loans] [Term B Loans].1
(iii)    The Type of Loans comprising the Proposed [Borrowing] [conversion] [continuation] is [Base Rate Loans] [Eurocurrency Rate Loans].

______________________________
1 Insert Class of proposed Borrowing, conversion or continuation.

(iv)    The aggregate amount [and currency] of the Proposed [Borrowing] [conversion] [continuation] is [[$][£][€]]2 _____________3. and _________________.
(v) The location and number of the Borrower’s account to which funds are to be disbursed is:
Bank:
ABA #:
Account #:
Account Name:
(vi)    [The initial Interest Period for each Eurocurrency Rate Loan made as part of the Proposed Borrowing is    [1][2][3][6] month[s].]
[The undersigned hereby certifies that the conditions set forth in Section 4.02(a) and 4.02(b) of the Credit Agreement will be satisfied on and as of the date of the Proposed Borrowing.]4
Delivery of an executed counterpart of this Committed Loan Notice by telecopier shall be effective as delivery of an original executed counterpart of this Committed Loan Notice.
Very truly yours,

[KFC Holding Co.] [Pizza Hut Holdings, LLC] [Taco Bell of America, LLC], as Borrower
By:
Name:
Title:

______________________________
2To include for Revolving Credit Borrowing.

3Must be a minimum of the Dollar Equivalent of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof for either Eurocurrency Rate Loans or Base Rate Loans

4To include for Borrowings after the Closing Date only (other than (x) for a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or (y) a Credit Extension of Incremental Term Loans in connection with a Limited Condition Acquisition).

EXHIBIT B
FORM OF
SWING LINE LOAN NOTICE
[Date]
[JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
500 Stanton Christiana Road, Ops 2, 3rd Floor
Newark, DE 19713
Attention: Chelsea Hamilton
Telephone: (302) 634-8822
E-mail: chelsea.hamilton@jpmchase.com]

[Goldman Sachs Bank USA
200 West Street
New York, NY  10282
Attention: SBD Loan Operations
Telephone:  (212) 902-1099
Fax:  (917) 977-3966
E-mail: gs-sbd-admin-contacts@ny.email.gs.com]

[Citibank, N.A.
1615 Brett Road, Ops III
New Castle, DE 19720
Telephone: (302) 894-6010
Fax: (646) 274-5080
E-mail: GLAgentOfficeOps@citi.com]

[Wells Fargo Bank, N.A.
Aston Avenue, Suite 250
Carlsbad, California 92008
Attention: Participant Loan Servicing
Telephone: (760) 918-2717
E-mail: denlclnsvmembersyndication@wellsfargo.com]

Ladies and Gentlemen:
The undersigned refers to the Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”) among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, a Swing Line Lender and an L/C Issuer,

and hereby gives you notice irrevocably pursuant to Section 2.04 of the Credit Agreement that the undersigned hereby requests a Swing Line Borrowing under the Credit Agreement and sets forth below the information relating to such Swing Line Borrowing (the “Proposed Swing Line Borrowing”) as required by Section 2.04(b) of the Credit Agreement:
(i)    The Business Day of the Proposed Swing Line Borrowing is _________, 20__.
(ii)    The aggregate amount of the Proposed Swing Line Borrowing is $______________.5
(ii) The location and number of the Borrower’s account to which funds may be disbursed or debited is:
Bank:
ABA #:
Account #:
Account Name:
The Proposed Swing Line Borrowing shall be [a Base Rate Loan][as otherwise separately agreed in writing with the applicable Swing Line Lender].
The undersigned hereby certifies that the conditions set forth in Section 4.02(a) and 4.02(b) of the Credit Agreement will be satisfied on and as of the date of the Proposed Borrowing.
Delivery of an executed counterpart of this Swing Line Loan Notice by telecopier shall be effective as delivery of an original executed counterpart of this Swing Line Loan Notice.
Very truly yours,

KFC Holding Co., as the Lead Borrower
By:
Name:
Title:

______________________________
5Must be a minimum of $1,000,000.

EXHIBIT C-1
FORM
OF TERM NOTE
$__________________    Dated _______, 201_
FOR VALUE RECEIVED, each of the undersigned, KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC, and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), HEREBY, JOINTLY AND SEVERALLY, PROMISES TO PAY ________________ or its registered assigns (the “Lender”) for the account of its Applicable Lending Office the principal amount of the Term [B][A]6 Loan on the dates and in the amounts specified in the Credit Agreement owing to the Lender by the Borrowers pursuant to the Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrowers, the Lender and certain other lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders and such other Lenders, a Swing Line Lender and an L/C Issuer.
Each Borrower, jointly and severally, promises to pay interest on the unpaid principal amount of the Term [B][A]7 Loan from the date of such Term [B][A]8 Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Administrative Agent, at such office and in the manner specified in the Credit Agreement. The Term [B][A]9 Loan owing to the Lender by the Borrowers and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the schedule attached hereto, which is part of this promissory note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrowers under this promissory note.
This promissory note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms

______________________________
6Indicate Term A Loan or Term B Loan, as applicable.
7Indicate Term A Loan or Term B Loan, as applicable.
8Indicate Term A Loan or Term B Loan, as applicable.
9Indicate Term A Loan or Term B Loan, as applicable.

C-1-1

and conditions therein specified. The Obligations of the Borrowers under this promissory note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.
Each Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this promissory note.
This promissory note may not be transferred or assigned by the Lender to any Person EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to SECTION 10.07 OF THE CREDIT AGREEMENT. This Note may not at any time be endorsed to, or to the order of, bearer.
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
[SIGNATURE PAGE TO FOLLOW]

C-1-2

Very truly yours,

KFC HOLDING CO., as Lead Borrower
By:
Name:
Title:

PIZZA HUT HOLDINGS, LLC as a Borrower
By:
Name:
Title:

TACO BELL OF AMERICA, LLC, as a Borrower
By:
Name:
Title:

C-1-3

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

C-1-4

EXHIBIT C-2
FORM OF
REVOLVING CREDIT NOTE
[$][£][€] _______________    Dated __________, 201_
FOR VALUE RECEIVED, each of the undersigned, KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC, and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), HEREBY, JOINTLY AND SEVERALLY, PROMISES TO PAY ________________ or its registered assigns (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date the aggregate principal amount of the Revolving Credit Loan and the L/C Advances owing to the Lender by the Borrowers pursuant to the Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrowers, the Lender and certain other Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders and for such other Lenders, a Swing Line Lender and an L/C Issuer.
Each Borrower, jointly and severally, promises to pay interest on the unpaid principal amount of each Revolving Credit Loan and L/C Advance from the date of such Revolving Credit Loan or L/C Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable to JPMorgan Chase Bank, N.A., as Administrative Agent, at such office and in the manner specified in the Credit Agreement. Each Revolving Credit Loan and L/C Advance owing to the Lender by the Borrowers, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the schedule attached hereto, which is part of this promissory note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrowers under this promissory note.
This promissory note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Loans or L/C Advances by the Lender to or for the benefit of the Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the Dollar Equivalent of the amount first above mentioned, the indebtedness of the Borrowers resulting from each such Revolving Credit Loan and L/C Advance being evidenced by this promissory note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrowers under this promissory note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

C-2-1

Each Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this promissory note.
This promissory note may not be transferred or assigned by the Lender to any Person EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to SECTION 10.07 OF THE CREDIT AGREEMENT. This Note may not at any time be endorsed to, or to the order of, bearer.
This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York.
[SIGNATURE PAGE TO FOLLOW]

C-2-2

Very truly yours,

KFC HOLDING CO., as Lead Borrower
By:
Name:
Title:

PIZZA HUT HOLDINGS, LLC, as a Borrower
By:
Name:
Title:

TACO BELL OF AMERICA, LLC, as a Borrower
By:
Name:
Title:

C-2-3

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

C-2-4

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE
Financial Statement Date: ______
To    JPMorgan Chase Bank, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of June 16, 2016 among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, a Swing Line Lender and an L/C Issuer (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). In addition, “Computation Period” shall mean the most recently ended Test Period covered by the financial statements accompanying this Compliance Certificate and the “Computation Date” shall mean the last date of the Computation Period. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Lead Borrower, certifies as follows:
[Use following paragraph 1 for fiscal year-end financial statements]10
1.    [Attached hereto as Schedule I is all financial information that would be required to be contained in an annual report on Form 10-K for the Companies (if the Companies as a group were required to file such reports), or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, the regularly scheduled maturity of the Revolving Credit Commitments) or any qualification or exception as to the scope of such audit.]
1.    [Parent’s [(or any direct or indirect parent of the Companies, as applicable)] Form 10-K has been filed with the SEC for the period ended on the Computation Date. Attached hereto as Schedule I are (i) a discussion within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such report for the relevant period, which explains in reasonable detail and in a manner consistent with the presentation of information in the Offering

______________________________
10 At election of company whether to use first, second or third bracketed paragraph; third paragraph to be used only following an election by the Companies pursuant to the definition of “GAAP”.

Memorandum, the differences between the information relating to the Parent and its Subsidiaries, on the one hand, and the information relating to the Group on a combined standalone basis, on the other hand and (ii) the following financial and operational information for the Group on a combined standalone basis: restaurant unit count (broken out by brand and by franchise vs. Company-owned); revenue; operating profit; Consolidated EBITDA (with a reconciliation to operating profit or net income); Capital Expenditures; refranchising proceeds; total debt; and cash and Cash Equivalents.]
1.    [Attached hereto as Schedule I are the applicable financial statements determined in accordance with IFRS for the period ended on the Computation Date, together with a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion was prepared in accordance with generally accepted auditing standards.]
[Use following paragraph 1 for fiscal quarter-end financial statements]11
1.    [Attached hereto as Schedule I is all financial information that would be required to be contained in a quarterly report on Form 10-Q for the Companies (if the Companies as a group were required to file such reports), or any successor or comparable form, filed with the SEC.]
1.    [Parent’s [(or that of any direct or indirect parent of the Companies, as applicable)] Form 10-Q has been filed with the SEC for the period ended on the Computation Date. Attached hereto as Schedule I are (i) a discussion within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such report for the relevant period, which explains in reasonable detail and in a manner consistent with the presentation of information in the Offering Memorandum, the differences between the information relating to Parent and its Subsidiaries, on the one hand, and the information relating to the Group on a combined standalone basis, on the other hand and (ii) the following financial and operational information for the Group on a combined standalone basis: restaurant unit count (broken out by brand and by franchise vs. Company-owned); revenue; operating profit; Consolidated EBITDA (with a reconciliation to operating profit or net income); Capital Expenditures; refranchising proceeds; total debt; and cash and Cash Equivalents.]
1.     [Attached hereto as Schedule I are the applicable financial statements determined in accordance with IFRS for the period ended on the Computation Date, together with a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion was prepared in accordance with generally accepted auditing standards.]

______________________________
11At election of company whether to use first, second or third bracketed paragraph 1; third paragraph to be used only following an election by the Companies pursuant to the definition of “GAAP”.

2.    Attached hereto as Schedule II are: (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirmation that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate delivered prior hereto, (ii) certifications and descriptions of each event, condition or circumstance during the fiscal quarter ending on the Computation Date requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement, (iii) a list of Subsidiaries that are Immaterial Subsidiaries and [Domestic Subsidiaries that are]12 Material Subsidiaries as of the Computation Date or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list and (iv) a report setting forth certain information with respect to Section 7.09 of the Credit Agreement to the extent the Companies are required to comply with the covenants set forth in such Section for the Computation Period.

3.    To my knowledge, during such fiscal period, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.13

______________________________
12To be included for fiscal quarter-end (and not year-end) financial statements.
13If unable to provide the foregoing certification, fully describe the reasons therefor, the circumstances thereof, the covenants or conditions which have not been performed/observed and any action taken or proposed to be taken with respect thereof on Annex A attached hereto.

Schedule I to
Compliance Certificate
FINANCIAL INFORMATION

Schedule II to
Compliance Certificate
REPORT REGARDING INTELLECTUAL PROPERTY
PARAGRAPH 2(i) OF COMPLIANCE CERTIFICATE

Schedule II to
Compliance Certificate
CERTIFICATIONS REGARDING MANDATORY PREPAYMENTS
PARAGRAPH 2(ii) OF COMPLIANCE CERTIFICATE
1.    [Section 2.05(b)(i): The Excess Cash Flow14 for the Test Period ended on the Computation Date was $[__________]. The ECF Percentage is [___]%.]15
2.    [Section 2.05(b)(ii): During the Test Period ended on the Computation Date, no Company nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any Disposition or suffered any Casualty Event which would require a pre-payment pursuant to Section 2.05(b)(ii) of the Credit Agreement (after giving effect to any permitted reinvestment period).]16
3.    [Section 2.05(b)(iii): During such fiscal period, no Company nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any issuance or incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Term Loans, Indebtedness incurred pursuant to Section 7.03(w) or Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03) which would require a mandatory repayment pursuant to Section 2.05(b)(iii) of the Credit Agreement.]17

______________________________
14Attach hereto in reasonable detail the calculations required to arrive at Excess Cash Flow.

15Only include for Compliance Certificate delivered pursuant to Section 6.01(a) of the Credit Agreement.

16If the Company or any of its Restricted Subsidiaries has received any Net Cash Proceeds from any from any Disposition, the certificate should describe same and state the date of each receipt thereof and the amount of Net Cash Proceeds received on each such date, together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 2.05(b)(ii) of the Credit Agreement, together with a statement that the Lead Borrower is in compliance with the requirements of said Section 2.05(b)(ii).

17 If the Company or any of its Restricted Subsidiaries has received any Net Cash Proceeds from any issuance or incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Term Loans, Indebtedness pursuant to Section 7.03(w) or Indebtedness (other than Indebtedness permitted to be incurred or issued pursuant to Section 7.03), the certificate should describe same and state the date of each receipt thereof and the amount of Net Cash Proceeds received on each such date, together with sufficient information as to mandatory repayments thereof to determine compliance with Section 2.05(b)(iii) of the Credit Agreement, together with a statement that the Lead Borrower is in compliance with the requirements of said Section 2.05(b)(iii).

Schedule II to
Compliance Certificate
SUBSIDIARIES
PARAGRAPH 2(iii) OF COMPLIANCE CERTIFICATE
[Select one]
[What follows is a list of Immaterial Subsidiaries or the Material Subsidiaries [that are Domestic Subsidiaries]18 (each identified as such) of the Companies as of the date hereof
1.
2.]
-or
[There has been no change to the list of the Immaterial Subsidiaries or the Material Subsidiaries [that are Domestic Subsidiaries]19 of the Companies since [the Closing Date] [the date of the last such list provided pursuant to the Compliance Certificate dated ________________________]]20

______________________________
18To be included for fiscal quarter-end (and not year-end) financial statements.

19To be included for fiscal quarter-end (and not year-end) financial statements.

20Insert the later of the two dates.

Schedule II to
Compliance Certificate
REPORT REGARDING FINANCIAL COVENANT
PARAGRAPH 2(iv) OF COMPLIANCE CERTIFICATE21

Financial Covenant	Amount
Total Leverage Ratio
a. Consolidated Total Debt[22] on the Computation Date	$_____
b. Consolidated EBITDA[23] of the Companies for the Test Period ended on the Computation Date	$_____
c. Ratio of line a to line b	____:1.00
d. Level required pursuant to Section 7.09(a)	5.00:1.00

Consolidated Adjusted Fixed Charge Coverage Ratio.
a. Consolidated EBITDAR on the Computation Date	$_____
b. Capital Expenditures	$_____
c. Difference of line a minus line b	$_____
d.Fixed Charges of the Group	$_____
c. Ratio of line c to line d	____:1.00
d. Minimum level required pursuant to Section 7.09(b)	1.50:1.00

[Remainder of Page Intentionally Blank]

_____________________________
21Note: calculations to the extent required under paragraph 2(iv) of Compliance Certificate.

22Attach hereto in reasonable detail the calculations required to arrive at Consolidated Total Debt.

23Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA of the Companies for purposes of the Total Leverage Ratio test.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Lead Borrower, has executed this certificate for and on behalf of the Borrowers and has caused this certificate to be delivered this ___ day of _______, ____.

KFC Holding Co., as the Lead Borrower
By:
Name:
Title:

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]24 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]25 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]26 hereunder are several and not joint.]27 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] in respect of the Commitments and Loans identified below [including, without limitation, Letters of Credit and Swing Line Loans, as applicable)]28 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any]

______________________________
24For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

25For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

26Select as appropriate.

27Include bracketed language if there are either multiple Assignors or multiple Assignees.

28 Include only if assignment is of Revolving Credit Commitments.

Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor. The benefit of each Collateral Document shall be maintained in favor of each Assignee.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Lead Borrower: KFC Holding Co., a Delaware corporation.

4.	Borrowers: Pizza Hut Holdings, LLC., a Delaware limited liability company and Taco Bell of America, LLC, a Delaware limited liability company.

5.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

6.
Credit Agreement: Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among, KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, for the Lenders, a Swing Line Lender and an L/C Issuer and the Lenders from time to time party thereto

7.	Assigned Interest:

Assignor[s][29]	Assignee[s][30]	Commitment/ Loans Assigned[31]	Aggregate Amount of Commitment/ Loans of such Class for all Lenders[32]	Amount of Commitment/ Loans of such Class Assigned	Percentage Assigned of Commitment/ Loans of such Class[33]
			$[ ]	$[ ]	[ ]%
			$[ ]	$[ ]	[ ]%
			$[ ]	$[ ]	[ ]%

[8.	Trade Date: ][34]
Effective Date:     , 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

______________________________
29List each Assignor, as appropriate.

30List each Assignee, as appropriate.

31Fill in Class of Commitment/Loans being assigned.

32Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. “All Lenders” refers to all Lenders under the applicable Class.

33Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Class.

34To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

Consented to and Accepted:

[JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:][35]

[JPMORGAN CHASE BANK, N.A., as a Swing Line Lender and an L/C Issuer
By:
Name:
Title:][36]

[WELLS FARGO BANK, N.A., as a Swing Line Lender and an L/C Issuer
By:
Name:
Title:][37]

______________________________
35Include if Administrative Agent consent required under Section 10.07(b) of the Credit Agreement.

36Reference to L/C Issuer and Swing Line Lender required for an assignment of Revolving Credit Commitments.

37Reference to L/C Issuer and Swing Line Lender required for an assignment of Revolving Credit Commitments.

[GOLDMAN SACHS BANK USA, as a Swing Line Lender and an L/C Issuer
By:
Name:
Title:][38]

[CITIGROUP GLOBAL MARKETS INC., N.A., as a Swing Line Lender and an L/C Issuer

Name:
Title:][39]

[Consented to:

KFC Holding Co., as Lead Borrower
By:
Name:
Title:][40]

______________________________
38Reference to L/C Issuer and Swing Line Lender required for an assignment of Revolving Credit Commitments.

39Reference to L/C Issuer and Swing Line Lender required for an assignment of Revolving Credit Commitments.

40Include if Lead Borrower consent required under Section 10.07(b) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(i) and (b)(ii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F
[FORM OF GUARANTY ATTACHED]

F-1

GUARANTY
dated as of
June 16, 2016
among

YUM! BRANDS, INC., TACO BELL CORP.,
YUM RESTAURANT SERVICES GROUP LLC and
RESTAURANT CONCEPTS LLC,
as Guarantors
CERTAIN SUBSIDIARIES
IDENTIFIED HEREIN,
as Guarantors
and
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS

SECTION 1.01. Credit Agreement	1
SECTION 1.02. Other Defined Terms	1

ARTICLE II
GUARANTY

ARTICLE III
SUBROGATION AND SUBORDINATION

SECTION 3.01. Contribution and Subrogation	5
SECTION 3.02. Subordination	5

ARTICLE IV
MISCELLANEOUS

i

GUARANTY
GUARANTY dated as of June 16, 2016, among Yum! Brands, Inc., a North Carolina corporation (“Parent”), Taco Bell Corp., a Delaware corporation, Yum Restaurant Services Group LLC and Restaurant Concepts LLC (the “Specified Guarantors”) certain Subsidiaries of the Borrowers (as defined below) from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Collateral Agent (as defined below).
Reference is made to that certain Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined) among, KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), JPMCB, as administrative agent (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”) and collateral agent (in such capacity, and together with its successors and permitted assigns, the “Collateral Agent”), each Lender from time to time party thereto and the other parties thereto. The Lenders have agreed to extend credit to the Borrowers and the Cash Management Banks, the Bilateral L/C Providers and the Hedge Banks may from time to time extend credit to the Borrowers and their Subsidiaries in the form of Cash Management Obligations, Bilateral L/C Obligations and Secured Hedge Agreements, respectively, subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Guarantor is an affiliate of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Hedge Banks to enter into Secured Hedge Agreements, the Bilateral L/C Providers to enter into agreements giving rise to Bilateral L/C Obligations and the Cash Management Banks to enter into agreements giving rise to Cash Management Obligations.
Accordingly, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS

SECTION 1.01    Credit Agreement.

(a)Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b)The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02.    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this Guaranty.

“Claiming Party” has the meaning assigned to such term in Section 3.01.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Contributing Party” has the meaning assigned to such term in Section 3.01.
“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
“Guarantor” means Parent, the Borrowers (other than with respect to any Obligation incurred by such Borrower) the Specified Guarantors, each Restricted Subsidiary listed on the signature pages hereof under the caption “Guarantors” and each Restricted Subsidiary that becomes a party to this Agreement after the Closing Date and, solely with respect to Cash Management Obligations, Bilateral L/C Obligations and obligations under Secured Hedge Agreements, in each case, incurred by a Restricted Subsidiary, each of the Borrowers.
“Guaranty Supplement” means an instrument in the form of Exhibit I hereto.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE II

GUARANTY

SECTION 2.01.    Guaranty and Keepwell.

(a)Each Guarantor absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Collateral Agent, for the benefit of the Secured Parties, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrowers or any other Guarantor of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

(b)Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor

2

shall only be liable under this Section 2.01(b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.01(b), or otherwise under this Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.01(b) shall remain in full force and effect until the termination of this Guaranty in accordance with Section 4.1. Each Qualified ECP Guarantor intends that this Section 2.01(b) constitute, and this Section 2.01(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 2.02.    Guaranty of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations, or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Borrower or any other Person.

SECTION 2.03.    No Limitations.

(a)Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.13 and except as provided in the definition of Obligations with respect to Excluded Swap Obligations, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than a defense of full payment or performance) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release, non-perfection, impairment, exchange or substitution of any security held by the Collateral Agent or any other Secured Party for the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other Guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Guarantor or the

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(c)unenforceability of the Obligations, or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guarantor, other than the payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to them against any Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor, as the case may be, or any security.

(d)Each Guarantor, and by its acceptance of this Agreement, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(e)Each Guarantor acknowledges that it will receive indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

SECTION 2.04.    Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation, is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy, insolvency or reorganization of any Borrower, any other Guarantor or otherwise.

SECTION 2.05    Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Guarantor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

4

SECTION 2.06.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07.    Representations and Warranties. Each Guarantor hereby represents and warrants that this Agreement (i) has been duly executed and delivered by such Guarantor and (ii) constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 2.08    No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder in accordance with Section 3.01 of the Credit Agreement. The obligations of any Guarantor under this paragraph shall survive the payment in full of the Obligations and termination of this Guaranty.

ARTICLE III

SUBROGATION AND SUBORDINATION

SECTION 3.01    Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.02) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation (the “Claiming Party”), the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 4.14, the date of the Guaranty Supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.01 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 3.02    Subordination.

(a)Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under 3.01 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and Bilateral L/C Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable). No failure on the part of any Borrower or any Guarantor to make the payments required by Section 3.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

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(b)Each Guarantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent, all Indebtedness owed by it to Parent, any Company or any Subsidiary shall be fully subordinated to the payment in full in cash of the Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and Bilateral L/C Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable).

ARTICLE IV

MISCELLANEOUS

SECTION 4.01.    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Lead Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 4.02.    Waivers; Amendment.

(a)No failure or delay by the Collateral Agent, any other Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, any other Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any other Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 4.03.    Collateral Agent’s Fees and Expenses, Indemnification.

(a)The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit

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Agreement as if such section were set out in full herein and references to “the Borrowers” and “the Lead Borrower” therein were references to “each Guarantor.”

(b)Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented expenses, including the reasonable and documented fees, charges and disbursements of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Lead Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities and related expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of this Agreement by such Indemnitee or one of its controlled Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of a Borrower or any of its Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or Lead Arranger or similar role under the Loan Documents).

(c)Any such amounts payable as provided hereunder shall be additional Obligations guaranteed hereby and secured by the other Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within ten days of written demand therefor.

SECTION 4.04.    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 4.05.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this

7

Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent, any other Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 4.06.    Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication (including “.pdf” “ or “.tif”” files) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Guarantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 4.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 4.08.    Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates to or for the credit or the account of the respective Guarantor against any and all obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates

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hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender and L/C Issuer agrees promptly to notify the relevant Guarantor and the Collateral Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and each L/C Issuer under this Section 4.08 are in addition to other rights and remedies (including other rights of setoff) that the Collateral Agent, such L/C Issuer and such Lender may have.

SECTION 4.09.    Governing Law; Jurisdiction; Service of Process.

(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GUARANTOR AND THE COLLATERAL AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR AND THE COLLATERAL AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED HERETO.
NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT HERETO.
SECTION 4.10.    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY

9

EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 4.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 4.12.    Security Interest Absolute. To the fullest extent permitted by applicable Law, all rights of the Collateral Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement.

SECTION 4.13.    Termination or Release.

(a)This Agreement and the Guarantees made herein shall automatically terminate with respect to all Obligations upon the termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and Bilateral L/C Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made).

(b)A Guarantor shall be automatically released from its obligations hereunder if such Guarantor ceases to be a Restricted Subsidiary, or becomes an Excluded Subsidiary, in each case as a result of a transaction or designation permitted under the Credit Agreement.

(c)In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 4.13, the Collateral Agent shall execute and deliver to any Guarantor, at such

10

Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 4.14.    Additional Guarantors. Any Person required to become party to this Agreement pursuant to Section 6.10 of the Credit Agreement may do so by executing and delivering a Guaranty Supplement and such Person shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 4.15.    Excluded Swap Obligations Limitation. Notwithstanding anything in this Guaranty to the contrary, no Guarantor shall be required to make any payment pursuant to this Guaranty to any party, and the right of set-off provided in Section 4.08 shall not apply with respect to any Guarantor, in each case, with respect to Excluded Swap Obligations, if any, of such Guarantor.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

11

WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

YUM! Brands, Inc., as Guarantor
By:
Name:
Title:

Yum Restaurant Services Group, LLC, as Guarantor
By:
Name:
Title:

Restaurant Concepts LLC, as Guarantor
By:
Name:
Title:

Taco Bell Corp., as Guarantor
By:
Name:
Title:

[________], as Guarantor
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent
By:
Name:
Title:

EXHIBIT I
TO THE GUARANTY
FORM OF
GUARANTY SUPPLEMENT
SUPPLEMENT NO. [__] (this “Guaranty Supplement”), dated as of [________], to the Guaranty dated as of [____], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”) among Yum! Brands, Inc., a North Carolina corporation (“Parent”), Taco Bell Corp., a Delaware corporation, Yum Restaurant Services Group LLC and Restaurant Concepts LLC (the “Specified Guarantors”) certain Subsidiaries of the Borrowers (as defined below) from time to time party thereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Collateral Agent (as defined below).
A.    Reference is made to (i) that certain Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC, a Delaware limited liability company, and Taco Bell of America, LLC, a Delaware limited liability company, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), JPMCB, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”), each Lender from time to time party thereto and the other parties party thereto and (ii) the Guaranty. The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
B.    The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, the Cash Management Banks to enter into agreements giving rise to Cash Management Obligations, the Bilateral L/C Providers to enter into agreements giving rise to Bilateral L/C Obligations and the Hedge Banks to enter into Secured Hedge Agreements. Section 4.14 of the Guaranty provides that subsequently acquired or otherwise wholly owned direct or indirect Restricted Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Guaranty Supplement. The undersigned (the “New Guarantor”) is executing this Guaranty Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, the Hedge Banks to enter into Secured Hedge Agreements from time to time, the Bilateral L/C Providers to enter into agreements giving rise to Bilateral L/C Obligations from time to time and the Cash Management Banks to enter into agreements giving rise to Cash Management Obligations from time to time.
Accordingly, the Collateral Agent and the New Guarantor agree as follows:
SECTION 1.    Obligations Under the Guaranty. In accordance with Section 4.14 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor and, if applicable, a Qualified ECP Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also be deemed to include the New Guarantor. The Guaranty is hereby incorporated herein by reference.
SECTION 2.    Representations and Warranties. The New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Guaranty Supplement (i) has been duly authorized, executed and delivered by it and (ii) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
SECTION 3.    Delivery by Facsimile; Electronic Transmission. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by facsimile or other electronic transmission (including “.pdf” or “.tif” files) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.
SECTION 4.    Governing Law. THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 5.    Affirmation. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.
SECTION 6.    Severability. In case any one or more of the provisions contained in this Guaranty Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.     Notice. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the New Guarantor and the Collateral Agent have duly executed this Guaranty Supplement as of the day and year first above written.

[NAME OF ADDITIONAL GUARANTOR]
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent
By:
Name:
Title:

EXHIBIT G
[RESERVED]

G-1

EXHIBIT H
FORM OF
DISCOUNTED PREPAYMENT OPTION NOTICE
Date: __________, 20__
To:    JPMORGAN CHASE BANK, N.A., as Administrative Agent
Ladies and Gentlemen:
This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.05(d)(ii) of that certain Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”) among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, a Swing Lender and an L/C Issuer.
The Lead Borrower hereby notifies you that, effective as of [ ], 20[ ], pursuant to Section 2.05(d)(ii) of the Credit Agreement, the Borrowers hereby notify each Lender that they are seeking:
1.    to prepay [Term A] [Term B] [Incremental Term] [Extended Term] Loans at a discount in an aggregate principal amount of $[ ]41 (the “Proposed Discounted Prepayment Amount”);
2.    a percentage discount to the par value of the principal amount of [Term A] [Term B] [Incremental Term] [Extended Term] Loans [greater than or equal to [ ]% of par value but less than or equal to [ ]% of par value] [equal to [ ]% of par value] (the “Discount Range”)42; and
3.    a Lender Participation Notice on or before [ ], 20[ ]43 from each Lender electing to participate in the Discounted Voluntary Prepayment contemplated hereby, as determined pursuant to Section 2.05(d)(iii) of the Credit Agreement (the “Acceptance Date”).
The Lead Borrower, on behalf of the Borrowers, expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.05(d) of the Credit Agreement.

_______________________________
41Insert amount that is minimum of $10,000,000.

42Lead Borrower may specify different Discount Ranges for Term A Loans, Term B Loans, Incremental Term Loans and Extended Term Loans.

43Insert date (a Business Day) that is at least five Business Days after date of the Discounted Prepayment Option Notice.

The Lead Borrower, on behalf of the Borrowers, hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:
1.    No Event of Default under Section 8.01(a) or under Section 8.01(f) or (g) (in each case, with respect to the Borrowers) has occurred and is continuing or would result from the Discounted Voluntary Prepayment.
2.    Each of the other conditions to such Discounted Voluntary Prepayment contained in Section 2.05(d) of the Credit Agreement has been satisfied.
The Lead Borrower, on behalf of the Borrowers, respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Prepayment Option Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

KFC Holding Co., as the Lead Borrower
By:
Name:
Title:

EXHIBIT I
FORM OF
LENDER PARTICIPATION NOTICE
Date: _________, 20__

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent
[ ]
Ladies and Gentlemen:
Reference is made to (a) certain Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”) among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, a Swing Line Lender and an L/C Issuer and (b) that certain Discounted Prepayment Option Notice, dated [ ], 20[ ], from the Lead Borrower (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Credit Agreement or the Discounted Prepayment Option Notice, as applicable.
The undersigned Lender hereby gives you notice, pursuant to Section 2.05(d)(iii) of the Credit Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Loans held by such Lender:
1.    in a maximum aggregate principal amount of
a.    [$[ ] of Term [A][B] Loans]
b.    [$[ ] of Incremental Term Loans] [$[ ] of Extended Term Loans] ([collectively,] the “Offered Loans”), and
2.    at a percentage discount to par value of the principal amount of [Term A] [Term B] [Incremental Term] [Extended Term] Loans equal to [ ]%44 of par value (the “Acceptable Discount”).45
The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.05(d) of the Credit Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.05(d)(iii) of the Credit Agreement being a
______________________________
44Insert percentage within Discount Range.

45Lender may specify different Acceptable Discounts for Term B Loans, Extended Term Loans and Incremental Term Loans in the event multiple Classes are subject to Discounted Prepayment Option Notice.

percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its [Term A] [Term B] [Incremental Term] [Extended Term] Loans pursuant to Section 2.05(d) of the Credit Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value.

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]
By:
Name:
Title:

[By:
Name:
Title:][46]

______________________________
46If a second signature is required.

EXHIBIT J
FORM OF
DISCOUNTED VOLUNTARY PREPAYMENT NOTICE
FORM OF DISCOUNTED VOLUNTARY PREPAYMENT NOTICE
Date: ______, 20__
To:    JPMORGAN CHASE BANK, N.A., as Administrative Agent
Ladies and Gentlemen:
This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.05(d)(v) of that certain Credit Agreement dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”) among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, a Swing Line Lender and an L/C Issuer.
The Lead Borrower hereby irrevocably notifies you that, pursuant to Section 2.05(d)(v) of the Credit Agreement, the Borrowers will make a Discounted Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:
1.    on or before [ ], 20[ ]47, as determined pursuant to Section 2.05(d)(v) of the Credit Agreement,
2.    in the aggregate principal amount of
a.    [$[ ] of Term [A][B] Loans]
b.    [$[ ] of Incremental Term Loans] [$[ ] of Extended Term Loans], and
3.    at a percentage discount to the par value of the principal amount of the [Term A] [Term B] [Incremental Term] [Extended Term] Loans equal to [ ]% of par value (the “Applicable Discount”).

______________________________
47Insert date (a Business Day) that is at least three Business Days after the date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

The Lead Borrower, on behalf of the Borrowers, expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.05(d) of the Credit Agreement.
The Lead Borrower, on behalf of the Borrowers, respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Voluntary Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

KFC Holding Co., as Lead Borrower
By:
Name:
Title:

EXHIBIT K-1
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of June 16, 2016 among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, a Swing Line Lender and an L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 3.01(h) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Lead Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsoltete or inaccurate in any material respect, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent in writing and deliver (to the extent required under the Credit Agreement) an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or Administrative Agent) or promptly notify the Lead Borrower or Administrative Agent in writing of its inability to do so and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by a Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

K-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _______ of ____, 20__.

[NAME OF FOREIGN LENDER]
By:
Name:
Title:

K-1-2

EXHIBIT K-2
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of June 16, 2016 among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, Swing Line Lender and an L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 3.01(h) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or any of its direct or indirect partners’/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Lead Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of its partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete or inaccurate in any material respect, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent in writing and deliver (to the extent required under the Credit Agreement) an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or Administrative Agent) or promptly notify the Lead Borrower or Administrative Agent in writing of its inability to do so and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

K-2-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day ________of _______, 20__.

[NAME OF FOREIGN LENDER]
By:
Name:
Title:

K-2-2

EXHIBIT K-3
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of June 16, 2016 among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, Swing Line Lender and an L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 3.01(h) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes or if a lapse in time or change in circumstances renders the information on this certificate obsolete or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver (to the extent required under the Credit Agreement) an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or Administrative Agent) or promptly notify the Lead Borrower or Administrative Agent in writing of its inability to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

K-3-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day ________of ________, 20__.

[NAME OF FOREIGN LENDER]
By:
Name:
Title:

K-3-2

EXHIBIT K-4
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of June 16, 2016 among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, Swing Line Lender and an L/C Issuer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 3.01(h) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or any of its direct or indirect partners’/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of its partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstanes renders the information on this certificate obsoltete or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver (to the extent required under the Credit Agreement) an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or Administrative Agent) or promptly notify the Lead Borrower or Administrative Agent in writing of its inability to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
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IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day ____________ of _______________, 20__.

[NAME OF FOREIGN LENDER]
By:
Name:
Title:

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